Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

CORNERSTONE INVESTMENT AGREEMENT

effective as of March 31, 2010

between

REP INVESTMENTS LLC

and

GENERAL GROWTH PROPERTIES, INC.

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS

Exhibit A:	Plan Summary Term Sheet

Exhibit B:	Post-Bankruptcy GGP Corporate Structure

Exhibit C-1:	Fairholme Agreement

Exhibit C-2:	Pershing Agreement

Exhibit D:	REIT Representation Letter

Exhibit E:	GGO Assets

Exhibit F:	Form of Approval Order

Exhibit G:	Form of Warrant Agreement

Exhibit H:	[Intentionally Omitted]

Exhibit I:	[Intentionally Omitted]

Exhibit J:	Form of REIT Opinion

Exhibit K:	Form of Amended and Restated Brookfield Equity Commitment Letter

Exhibit L:	Form of Escrow Agreement

Exhibit M:	Form of Non-Control Agreement

Exhibit N:	Certain REIT Investors

Exhibit O:	Form of Tax Matters Agreement

v

INDEX OF DEFINED TERMS

Defined Term	Page

2006 Bank Loan	67
Acceptable LC	66
Additional Financing	56
Additional Sales Period	67
Adequate Reserves	21
Adjusted CDND	42
Affiliate	67
Agreement	1
Amended and Restated Agreement	1
Anticipated Debt Paydowns	56
Approval Motion	26
Approval Order	26
Asset Sales	56
Backstop Investors	49
Bankruptcy Cases	1
Bankruptcy Code	1
Bankruptcy Court	1
Blackstone	83
Blackstone Assigned Securities	83
Blackstone Assigned Shares	83
Blackstone Assigned Warrants	83
Blackstone Purchase Price	83
Brazilian Entities	67
Bridge Securities	50
Brookfield Consortium Member	68
Brookfield Equity Commitment Letter	66
Business Day	68
Calculation Date	43
Capital Raising Activities	28
Cash Equivalents	68
Chapter 11	1
Claims	68
Clawback Fee	68
Closing	4
Closing Date	4
Closing Date Net Debt	68
Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts	69
Closing Funding Certification	86
Closing Restraint	65
CMPC	6
CNDAS Dispute Notice	40
CNDAS Disputed Items	41
Code	15

Commitment Amount	48
Common Stock	1
Company	2
Company Benefit Plan	69
Company Board	70
Company Disclosure Letter	7
Company Ground Lease Property	19
Company Mortgage Loan	20
Company Option Plans	8
Company Properties	17
Company Property	17
Company Property Lease	19
Company Rights Offering	4
Company SEC Reports	12
Competing Transaction	70
Conclusive Net Debt Adjustment Statement	70
Confidentiality Agreement	28
Confirmation Order	52
Confirmed Debtors	78
Contingent and Disputed Debt Claims	70
Contract	70
Corporate Level Debt	71
Dealer Manager	49
Debt	71
Debt Cap	56
Debtors	1
Designation Conditions	4
DIP Loan	71
Disclosure Statement	71
Disclosure Statement Order	53
Dispute Notice	40
Disputed Items	40
Domestically Controlled REIT	43
Effective Date	4
Encumbrances	17
Environmental Laws	14
Equity Exchange	2
Equity Financing	87
Equity Provider	66
Equity Securities	8
ERISA	71
ERISA Affiliate	15
Escrow Agreement	66
Escrow Agreements	66
Excess Surplus Amount	71
Exchangeable Notes	71

Excluded Claims	71
Excluded Non-US Plans	15
Fairholme Agreement	2
Fairholme Investors	2
Fairholme/Pershing Agreements	2
Fairholme/Pershing Investors	2
Foreign Plan	15
Fully Diluted Basis	73
Funding Document	81
GAAP	73
GGO	2
GGO Agreement	35
GGO Board	35
GGO Common Share Amount	73
GGO Common Stock	5
GGO Note Amount	73
GGO Per Share Purchase Price	6
GGO Promissory Note	74
GGO Purchase Price	6
GGO Representative	5
GGO Setup Costs	74
GGO Share Distribution	5
GGO Shares	6
GGO Warrants	27
GGP	1
GGP Backstop Rights Offering	48
GGP Backstop Rights Offering Amount	48
Governmental Entity	74
Hazardous Materials	14
Hughes Agreement	74
Hughes Amount	73
Hughes Heirs Obligations	74
Identified Assets	5
Indebtedness	74
Indemnified Person	62
Initial Investors	50
Joint Venture	75
Knowledge	75
Law	75
Liquidity Equity Issuances	75
Liquidity Target	55
Material Adverse Effect	75
Material Contract	76
Material Lease	19
Measurement Date	8
Most Recent Statement	17

MPC Assets	76
MPC Taxes	77
Net Debt Excess Amount	77
Net Debt Surplus Amount	77
New Common Stock	1
New Debt	55
New DIP Agreement	52
New Warrants	27
Non-Control Agreement	77
Non-Controlling Properties	77
NYSE	28
Offering Premium	77
Operating Partnership	78
Original Agreement	1
Other Sponsor	81
PBGC	15
Per Share Purchase Price	3
Permitted Assign	3
Permitted Claims	78
Permitted Claims Amount	78
Permitted Title Exceptions	17
Pershing Agreement	2
Pershing Investors	2
Person	78
Petition Date	1
Plan	1
Plan Debtors	78
Plan Summary Term Sheet	1
PMA Claims	78
Preliminary Closing Date Net Debt Review Deadline	78
Preliminary Closing Date Net Debt Review Period	78
Preliminary Closing Date Net Debt Schedule	40
Proceedings	62
Proportionally Consolidated Debt	79
Proportionally Consolidated Unrestricted Cash	79
Proposed Approval Order	26
Proposed Securities	30
Purchase Price	3
Purchaser	1
Purchaser Board Designees	33
Purchaser GGO Board Designee	35
Refinance Cap	58
Reinstated Amounts	55
Reinstatement Adjustment Amount	79
REIT	21
REIT Subsidiary	22

Release Date	47
Reorganized Company	1
Reorganized Company Organizational Documents	38
Reserve	78
Reserve Surplus Amount	79
Resolution Period	40
Rights Agreement	79
Rights Offering Election	4
Rouse Bonds	79
Rule 144	46
Sales Cap	57
SEC	12
Securities Act	12
Share Cap Number	56
Share Equivalent	80
Shares	3
Significant Subsidiaries	80
SOX	44
Subscribing Entities	29
Subscribing Entity	29
Subscription Right	30
Subsidiary	80
Synthetic Lease Obligation	75
Target Net Debt	80
Tax Matters Agreement	80
Tax Protection Agreements	80
Tax Return	21
Taxes	21
Termination Date	80
Termination Date Extension Notice	80
Transactions	81
Transfer	46
TRUPS	81
U.S. Persons	43
Unrestricted Cash	81
Unsecured Indebtedness	82
UPREIT Units	82
Warrant Agreement	27
Warrants	27

x

AMENDED AND RESTATED CORNERSTONE INVESTMENT AGREEMENT, effective as of March 31, 2010 (this “Agreement”), by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and REP Investments LLC, a Delaware limited liability company (together with its permitted assigns, “Purchaser”).

On March 31, 2010, GGP and Purchaser entered into the Cornerstone Investment Agreement (as subsequently amended on May 3, 2010 and May 7, 2010, the “Original Agreement”) to provide for the terms and conditions for the consummation of the transactions contemplated therein.  On August 2, 2010, GGP and Purchaser entered into the Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010 (the “Amended and Restated Agreement”) which amended and restated the Original Agreement ab initio in its entirety as set forth therein.  Pursuant to Section 13.8 of the Amended and Restated Agreement, the parties thereto wish to amend and restate the Amended and Restated Agreement ab initio in its entirety as set forth herein.  References herein to “date of this Agreement” and “date hereof” shall refer to March 31, 2010.

RECITALS

WHEREAS, GGP is a debtor in possession in that certain bankruptcy case under chapter 11 (“Chapter 11”) of Title 11 of the United States Code, 11 U.S.C. §§ 101 -1532 (as amended, the “Bankruptcy Code”) filed on April 16, 2009 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 09-11977 (ALG).

WHEREAS, Purchaser desires to assist GGP in its plans to recapitalize and emerge from bankruptcy and has agreed to sponsor the implementation of a joint chapter 11 plan of reorganization based on the Plan Summary Term Sheet (as defined below) (together with all documents and agreements that form part of such plan or related plan supplement or are related thereto, and as it may be amended, modified or supplemented from time to time, in each case, to the extent it relates to the implementation and effectuation of the Plan Summary Term Sheet and this Agreement, the “Plan”), of GGP and its Subsidiaries and Affiliates who are debtors and debtors-in-possession (the “Debtors”) in the chapter 11 cases pending and jointly administered in the Bankruptcy Court (the “Bankruptcy Cases”).

WHEREAS, principal elements of the Plan (including a table setting forth the proposed treatment of allowed claims and equity interests in the Bankruptcy Cases) are set forth on Exhibit A hereto (the “Plan Summary Term Sheet”).

WHEREAS, the Plan shall provide, among other things, that (i) each holder of common stock, par value $0.01 per share, of GGP (the “Common Stock”) shall receive, in exchange for each share of Common Stock held by such holder, one share of new common stock (the “New Common Stock”) of a new company that succeeds to GGP in the manner contemplated by Exhibit B upon consummation of the Plan (the “Reorganized Company”) and (ii) any Equity Securities (other than Common Stock) of the Company (as defined below) or any of its Subsidiaries (as defined below) outstanding immediately after the Effective Date that were previously convertible into, or exercisable or exchangeable for, Common Stock shall thereafter be convertible into, or exercisable or exchangeable for, New Common Stock (based upon the number of shares of Common Stock underlying such Equity Securities) (the transactions contemplated by clauses (i) and (ii) of this recital being referred to herein as the “Equity Exchange”).  For purposes of this Agreement, the “Company” shall be deemed to refer, prior to consummation of the Plan, to GGP and, on and after consummation of the Plan, the Reorganized Company, as the context requires.

WHEREAS, Purchaser desires to make an investment in the Reorganized Company on the terms and subject to the conditions described herein in the form of the purchase of shares of New Common Stock as contemplated hereby.

WHEREAS, in addition to the Equity Exchange and the sale of the Shares (as defined below), the Plan shall provide for the incorporation by the Company of a new subsidiary (“GGO”), the contribution of certain assets (and/or equity interests related thereto) of the Company to GGO and the assumption by GGO of the liabilities associated with such assets, the distribution to the shareholders of the Company (prior to the issuance of the Shares and the issuance of other shares of New Common Stock contemplated by this Agreement other than pursuant to the Equity Exchange) on a pro rata basis and holders of UPREIT Units of all of the capital stock of GGO, and whereas Purchaser desires to make an investment in GGO on the terms and subject to the conditions described herein in the form of the purchase of shares of GGO Common Stock as contemplated hereby.

WHEREAS, the Company has requested that Purchaser commit to purchase the Shares and the GGO Shares at a fixed price for the term hereof.

WHEREAS, Purchaser has agreed to enter into this Agreement and commit to purchase the Shares and the GGO Shares only on the condition that the Company, as promptly as practicable following the date hereof (but no later than the date provided in Section 5.2 hereof), issue the Warrants contemplated herein and perform its other obligations hereunder.

WHEREAS, on and effective as of the date hereof, the Company entered into an agreement (in the form attached hereto as Exhibit C-1 together with any amendments thereto as have been approved by Purchaser, the “Fairholme Agreement”) with The Fairholme Fund and The Fairholme Focused Income Fund (the “Fairholme Investors”) pursuant to which the Fairholme Investors have agreed to make (i) an investment of up to $2,714,285,710 in the Reorganized Company in the form of the purchase of shares of New Common Stock and (ii) an investment of $62,500,000 in GGO in the form of the purchase of shares of GGO Common Stock.

WHEREAS, on and effective as of the date hereof, the Company entered into an agreement (in the form attached hereto as Exhibit C-2 together with any amendments thereto as have been approved by Purchaser, the “Pershing Agreement” and, together with the Fairholme Agreement, the “Fairholme/Pershing Agreements”) with Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (the “Pershing Investors” and, together with the Fairholme Investors, the “Fairholme/Pershing Investors”) pursuant to which the Pershing Investors have agreed to make (i) an investment of up to $1,085,714,290 in the Reorganized Company in the form of the purchase of shares of New

Common Stock and (ii) an investment of $62,500,000 in GGO in the form of the purchase of shares of GGO Common Stock.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE OF NEW COMMON STOCK; CLOSING

SECTION 1.1                 Purchase of New Common Stock.

(a)           On the terms and subject to the conditions set forth herein, at the Closing (as defined below), Purchaser shall purchase from the Company, and the Company shall sell to Purchaser, 250,000,000 shares of New Common Stock (the “Shares”), for a price per share equal to $10.00 (the “Per Share Purchase Price” and, in the aggregate, the “Purchase Price”).  At the Closing, Purchaser shall cause the Purchase Price to be paid (i) first, to the extent that Purchaser elects by written notice to the Company not less than three Business Days prior to the Closing Date, by the application of any claims against the Debtors that are held by Purchaser (or any Person that Purchaser may designate pursuant to Section 1.1(c) (a “Permitted Assign”)) and outstanding as of the Effective Date  in an amount equal to the allowed amount (inclusive of prepetition and postpetition interest accrued up to and on the Effective Date at the applicable rate provided in the Plan), with each $10.00 in such amount of allowed claims so applied being in satisfaction of the obligation to pay $10.00 of the Purchase Price and (ii) second, by wire transfer of immediately available U.S. Dollar funds.  For the avoidance of doubt, Purchaser may elect which claims to apply in satisfaction of Purchaser’s obligation to pay the Purchase Price for purposes of clause (i), and the application of such claims against the Purchase Price in accordance with clause (i) shall represent complete satisfaction of the Debtors’ obligations in respect of such allowed claims so applied.  For the avoidance of doubt and as provided in the Plan, any application by the Purchaser or the applicable Permitted Assign of allowed claims in satisfaction of a portion of the Purchase Price shall be effected by causing the Debtor liable for such claims to make payment for such claims in accordance with the Plan and by directing the amounts so payable to be paid to the Company and applied in satisfaction of a portion of the Purchase Price.

(b)           All Shares shall be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order or applicable Law.

(c)           Purchaser, in its sole discretion, may designate that some or all of the Shares be issued in the name of, and delivered to, one or more Brookfield Consortium Members, subject to (i) such action not causing any delay in the obtaining of, or significantly increasing the risk of not obtaining, any material authorizations, consents, orders, declarations or approvals necessary to consummate the transactions contemplated by this Agreement or otherwise delaying the consummation of such transactions, (ii) such Person shall be an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) and shall have agreed in writing with and for the benefit of the Company to be bound by the terms of this Agreement applicable to Purchaser set forth in Section 6.4 of this Agreement and the transfer restrictions set forth in the Plan, including the delivery of the letter certifying compliance with the representations and covenants set forth on Exhibit D to the extent applicable and (iii) Purchaser not being relieved of any of its obligations under this Agreement ((i), (ii) and (iii) collectively, the “Designation Conditions”).

SECTION 1.2                 Closing.  Subject to the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII and Article VIII, the closing of the purchase of the Shares and the GGO Shares by Purchaser pursuant hereto (the “Closing”) shall occur at 9:30 a.m., New York time, on the effective date of the Plan (the “Effective Date”), at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153, or such other date, time or location as agreed by the parties.  The date of the Closing is referred to as the “Closing Date”.  Each of the Company and Purchaser hereby agree that in no event shall the Closing occur unless all of the Shares and the GGO Shares are sold to Purchaser (or to such other Brookfield Consortium Members as Purchaser may designate in accordance with and subject to the Designation Conditions) on the Closing Date.

SECTION 1.3                 Company Rights Offering Election.  The Company may at any time prior to the date of filing of the Disclosure Statement, upon written notice to Purchaser in accordance with the terms hereof (the “Rights Offering Election”), irrevocably elect to convert the obligation of Purchaser to purchase the Shares as contemplated by Section 1.1 hereof into an obligation of Purchaser to participate in a rights offering by the Company pursuant to which shareholders and/or creditors of the Company are offered rights to subscribe for shares of New Common Stock (a “Company Rights Offering”), subject to the execution and delivery of definitive documentation therefor and the satisfaction of the conditions described therein and other customary conditions for a public rights offering.  To the extent the Company makes a Rights Offering Election, (i) Purchaser shall be entitled to a minimum allocation of shares of New Common Stock in the Company Rights Offering equal to the number of shares Purchaser would otherwise be required to purchase pursuant to Section 1.1 hereof had no such election been made, (ii) the purchase price per share payable by Purchaser shall be equal to the Per Share Purchase Price and Purchaser shall not be otherwise adversely affected as compared to the transactions contemplated hereby, (iii) the Company Rights Offering shall be effected in a manner substantially consistent with the procedures contemplated by Section 2.2 of the Original Agreement, provided that the Company Rights Offering shall be completed by the Effective Date, and (iv) the Company and Purchaser shall cooperate in good faith to develop and agree upon documentation that is reasonably acceptable to both the Company and Purchaser governing the further terms and conditions of the Company Rights Offering.

ARTICLE II

GGO SHARE DISTRIBUTION AND PURCHASE OF GGO COMMON STOCK

SECTION 2.1                 GGO Share Distribution.  On the terms and subject to the conditions (including Bankruptcy Court approval) set forth herein, the Plan shall provide for the following:

(a)           On or prior to the Effective Date, the Company shall incorporate GGO with issued and outstanding capital stock consisting of at least the GGO Common Share Amount of shares of common stock (the “GGO Common Stock”), designate an employee of the Company familiar with the Identified Assets and reasonably acceptable to Purchaser to serve as a representative of GGO (the “GGO Representative”) and shall contribute to GGO (directly or indirectly) the assets (and/or equity interests related thereto) set forth in Exhibit E hereto and have GGO assume directly or indirectly the associated liabilities (the “Identified Assets”); provided, however, that to the extent the Company is prohibited by Law from contributing one or more of the Identified Assets to GGO or the contribution thereof would breach or give rise to a default under any Contract, agreement or instrument that would, in the good faith judgment of the Company in consultation with the GGO Representative, impair in any material respect the value of the relevant Identified Asset or give rise to additional liability (other than liability that would not, in the aggregate, be material) on the part of GGO or the Company or a Subsidiary of the Company, the Company shall (i) to the extent not prohibited by Law or would not give rise to such a default, take such action or cause to be taken such other actions in order to place GGO, insofar as reasonably possible, in the same economic position as if such Identified Asset had been transferred as contemplated hereby and so that, insofar as reasonably possible, substantially all the benefits and burdens (including all obligations thereunder but excluding any obligations that arise out of the transfer of the Identified Asset to the extent included in Permitted Claims) relating to such Identified Asset, including possession, use, risk of loss, potential for gain and control of such Identified Asset, are to inure from and after the Closing to GGO (provided, that as soon as a consent for the contribution of an Identified Asset is obtained or the contractual impediment is removed or no longer applies, the applicable Identified Asset shall be promptly contributed to GGO), or (ii) to the extent the actions contemplated by clause (i) are not possible without resulting in a material and adverse effect on the Company and its Subsidiaries (as reasonably determined by the Company in consultation with the GGO Representative), contribute other assets, with the consent of Purchaser (which Purchaser shall not unreasonably withhold, condition or delay), having an economically equivalent value and related financial impact on the Company (in each case, as reasonably agreed by Purchaser and the Company in consultation with the GGO Representative) to the Identified Asset not so contributed.  In no event shall the Company (or any subsidiary of the Company) pay more than $16,000,000 in the aggregate or make any other payment or provide any other economic consideration to reduce the principal amount of the mortgage related to 110 N. Wacker Drive, Chicago, Illinois.

(b)           The GGO Common Share Amount of shares of GGO Common Stock, representing all of the outstanding capital stock of GGO (other than shares of GGO Common Stock to be issued (x) pursuant to Section 2.2 of this Agreement, (y) to the Fairholme/Pershing Investors pursuant to Section 2.2 of the Fairholme/Pershing Agreements and (z) upon exercise of the GGO Warrants and the warrants issued to the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements), shall be distributed, on or prior to the Effective Date, to the shareholders of the Company (pre-issuance of the Shares) on a pro rata basis and holders of UPREIT Units (the “GGO Share Distribution”).

(c)           It is agreed that neither the Company nor any of its Subsidiaries shall be required to pay or cause payment of any fees or make any financial accommodations to obtain any third-party consent, approval, waiver or other permission for the contribution contemplated by Section

2.1(a), or to seek any such consent, approval, waiver or other permission that is inapplicable to the Company or any of its Debtor Subsidiaries pursuant to the Bankruptcy Code.

(d)           The parties currently contemplate that the GGO Share Distribution will be structured as a “tax free spin-off” under the Code.  To the extent that the Company and Purchaser jointly determine that it is desirable for the GGO Share Distribution to be structured as a taxable dividend, the parties will work together to structure the transaction to allow for such outcome.

(e)           With respect to the Columbia Master Planned Community (the “CMPC”), it is the intention of the parties that office and mall assets currently producing any material amount of income at the CMPC (including any associated right of access to parking spaces) will be retained by the Company and the remaining non-income producing assets at the CMPC will be transferred to GGO (including rights to develop and/or redevelop (as appropriate) the remainder of the CMPC).  On or prior to the Effective Date, the Company and GGO shall enter into a mutually satisfactory development and cooperation agreement with respect to the CMPC, which agreement shall provide, among other things, that GGO shall grant mutually satisfactory easements, to the extent not already granted, such that the office buildings retained by GGP (as provided above) continuously shall have access to parking spaces appropriate for such office buildings.

SECTION 2.2                 Purchase of GGO Common Stock.

(a)           On the terms and subject to the conditions set forth herein, the Plan shall provide that at the Closing, Purchaser shall purchase from GGO, and GGO shall sell to Purchaser, 2,625,000 shares of GGO Common Stock (the “GGO Shares”), for a price per share equal to $47.619048 (the “GGO Per Share Purchase Price” and such $125,000,000 aggregate purchase price, the “GGO Purchase Price”).  At the Closing the Purchasers shall cause the GGO Purchase Price to be paid by wire transfer of immediately available U.S. Dollar funds to such account or accounts as the Company shall have designated in writing prior to the Closing.

(b)           All GGO Shares shall be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by GGO to the extent required under the Confirmation Order or applicable Law.

(c)           Purchaser, in its sole discretion, may designate that some or all of the GGO Shares be issued in the name of, and delivered to, one or more Brookfield Consortium Members in accordance with and subject to the Designation Conditions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser, as set forth below, except (i) as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (but not in documents filed as exhibits thereto or documents incorporated by reference therein) filed with the SEC on March 1, 2010 (other than in any “risk factor” disclosure or any other forward-looking disclosures contained in such reports under the headings “Risk Factors” or “Cautionary

Note” or any similar sections) or (ii) as set forth in the disclosure schedule delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Letter”):

SECTION 3.1                 Organization and Qualification.  The Company and each of its direct and indirect Significant Subsidiaries is duly organized and is validly existing as a corporation or other form of entity, where applicable, in good standing under the Laws of their respective jurisdictions of organization, with the requisite power and authority to own, operate or manage its properties and conduct its business as currently conducted, subject, as applicable, to the restrictions that result from any such entity’s status as a debtor-in-possession under Chapter 11, except to the extent the failure of such Significant Subsidiary to be in good standing (to the extent the concept of good standing is applicable in its jurisdiction of organization) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company and each of its Significant Subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it owns, manages, operates or leases properties or conducts business so as to require such qualification, except to the extent the failure to be so qualified or, where applicable, be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.2                 Corporate Power and Authority.

(a)           Subject to the authorization of the Bankruptcy Court, which shall be contained in the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, the Company has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder (except with respect to (i) the issuance of the Warrants, (ii) the provisions of the Approval Order and (iii) Article IX hereof).  The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.

(b)           Subject to the entry of the Approval Order, the Company has the requisite power and authority to (i) issue the Warrants (assuming the accuracy of the representations of Purchaser contained in Exhibit D), (ii) perform its obligations pursuant to the provisions of the Approval Order and (iii) Article IX hereof.  No approval by any securityholders of the Company or any Subsidiary of the Company is required in connection with the issuance of the Warrants or the issuance of the shares of Common Stock upon exercise of the Warrants.

(c)           The Company has received written confirmation from the NYSE that the shares of New Common Stock or other Equity Securities issuable by the Company to Purchaser and each Subscribing Entity in connection with each Subscribing Entity’s exercise of its Subscription Rights contemplated by Section 5.9(a) hereof shall not require stockholder approval and shall be eligible for listing on the NYSE in the hands of Purchaser without any requirement for stockholder approval, in each case, during the five (5) year period following the Closing Date.

SECTION 3.3                 Execution and Delivery; Enforceability.

(a)           This Agreement has been duly and validly executed and delivered by the Company, and subject to the authorization of the Bankruptcy Court, which shall be contained in the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) (except with respect to (i) the issuance of the Warrants, (ii) the provisions of the Approval Order and (iii) Article IX hereof).

(b)           Subject to the entry of the Approval Order, the provisions of this Agreement relating to (i) the issuance of the Warrants, (ii) the provisions of the Approval Order and (iii) Article IX hereof shall constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

SECTION 3.4                 Authorized Capital Stock.  As of the date of this Agreement, the authorized capital stock of the Company consists of 875,000,000 shares of Common Stock and of 5,000,000 shares of preferred stock.  The issued and outstanding capital stock of the Company and the shares of Common Stock available for grant pursuant to the Company’s 1993 Stock Incentive Plan, 1998 Stock Incentive Plan and 2003 Stock Incentive Plan (collectively, the “Company Option Plans”) or otherwise as of March 26, 2010 (the “Measurement Date”) is set forth on Section 3.4 of the Company Disclosure Letter.  From the Measurement Date to the date of this Agreement, other than in connection with the issuance of shares of Common Stock pursuant to the exercise of options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Equity Securities (as defined below).  Except as set forth on Section 3.4 of the Company Disclosure Letter, on the Measurement Date, there was not outstanding, and there was not reserved for issuance, any (i) share of capital stock or other voting securities of the Company or its Significant Subsidiaries; (ii) security of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or its Significant Subsidiaries; (iii) option or other right to acquire from the Company or its Subsidiaries, or obligation of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or security convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company or its Significant Subsidiaries, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of the Company or its Significant Subsidiaries or other similar right, in each case to which the Company or a Significant Subsidiary is a party (the items in clauses (i) through (iv) collectively, “Equity Securities”).  Other than as set forth on Section 3.4 of the Company Disclosure Letter or as contemplated by this Agreement, or pursuant to Contracts entered into by the Company after the date hereof and prior to the Closing that are otherwise not inconsistent with Purchaser’s rights hereunder and with respect to the transactions contemplated hereby, and do not confer on any other Person rights that are superior to those received by Purchaser hereunder or pursuant to the transactions contemplated hereby other than rights and terms that are customarily granted to holders of any such Equity Securities so issued and not customarily granted in transactions such as the transactions contemplated hereby, there is no outstanding obligation of the Company or its

Subsidiaries to repurchase, redeem or otherwise acquire any Equity Security.  Other than as set forth on Section 3.4 of the Company Disclosure Letter or as contemplated by this Agreement, or pursuant to Contracts entered into by the Company in connection with the issuance of Equity Securities after the date hereof and prior to the Closing that are otherwise not inconsistent with Purchaser’s rights hereunder and with respect to the transactions contemplated hereby, and do not confer on any other Person rights that are superior to those received by Purchaser hereunder or pursuant to the transactions contemplated hereby other than rights and terms that are customarily granted to holders of any such Equity Securities so issued and not customarily granted in transactions such as the transactions contemplated hereby, there is no stockholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which the Company is bound relating to the voting, purchase, transfer or registration of any shares of capital stock of the Company or preemptive rights with respect thereto.  Section 3.4 of the Company Disclosure Letter sets forth a complete and accurate list of the outstanding Equity Securities of the Company as of the Measurement Date, including the applicable conversion rates and exercise prices (or, in the case of options to acquire Common Stock, the weighted average exercise price) relating to the conversion or exercise of such Equity Securities into or for Common Stock.

SECTION 3.5                 Issuance.

(a)           Subject to the authorization of the Bankruptcy Court, which shall be contained in entry of the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, the issuance of the Shares and the New Warrants has been duly and validly authorized.  Subject to the entry of the Approval Order and assuming the accuracy of the representations of Purchaser contained in Exhibit D, the issuance of the Warrants is duly and validly authorized.  When the Shares are issued and delivered in accordance with the terms of this Agreement against payment therefor, the Shares shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement, the Non-Control Agreement and applicable state and federal securities Laws.  When the Warrants and the New Warrants are issued and delivered in accordance with the terms of this Agreement, the Warrants and New Warrants shall be duly and validly issued and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement, the terms of the Warrants and New Warrants and under applicable state and federal securities Laws.  When the shares of Common Stock issuable upon the exercise of the Warrants and the shares of New Common Stock issuable upon the exercise of the New Warrants are issued and delivered against payment therefor, the shares of Common Stock and New Common Stock, as applicable, shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement, the Non-Control Agreement and applicable state and federal securities Laws.

(b)           Subject to the authorization of the Bankruptcy Court, which shall be contained in the entry of the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, when the GGO Shares and the GGO Warrants are issued, the GGO Shares and GGO Warrants shall be duly and validly authorized, duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement and under applicable state and federal securities Laws.  When the shares of GGO Common Stock issuable upon the exercise of the GGO Warrants are issued and delivered against payment therefor, the shares of GGO Common Stock shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement and under applicable state and federal securities Laws.

SECTION 3.6                 No Conflict.

(a)           Subject to (i) the receipt of the consents set forth on Section 3.6 of the Company Disclosure Letter, (ii) such authorization as is required by the Bankruptcy Court or the Bankruptcy Code, which shall be contained in the entry of the Confirmation Order, and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, (iii) any provisions of the Bankruptcy Code that override, eliminate or abrogate such consents or as may be ordered by the Bankruptcy Court and (iv) the ability to employ the alternatives contemplated by Section 2.1 of the Agreement, the execution and delivery (or, with respect to the Plan, the filing) by the Company of this Agreement and the Plan, the performance by the Company of its respective obligations under this Agreement and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, (x) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any Contract to which the Company or any of the Company’s Subsidiaries is a party or by which any of their material assets are subject or encumbered, (y) shall not result in any violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of the Company, or the comparable organizational documents of the Company’s Subsidiaries, and (z) shall not conflict with or result in any violation or breach of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (x) and (z) above, for any such conflict, breach, acceleration, lien, termination, impairment, failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (except with respect to (i) the issuance of the Warrants and (ii) the provisions of the Approval Order and (iii) Article IX hereof).

(b)           Subject to the entry of the Approval Order, (i) the issuance of the Warrants (assuming the accuracy of the representations of Purchaser contained in Exhibit D), (ii) the performance by the Company of its respective obligations under the Approval Order and compliance by the Company with all of the provisions thereof, and (iii) the performance by the Company of respective obligations under Article IX hereof (x) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any Contract, (y) shall not result in any violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of the Company, or the comparable organizational documents of the Company’s Subsidiaries, and (z) shall not conflict with or result in any violation or breach of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (x) and (z) above, for any such conflict, breach, acceleration, lien, termination, impairment, failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 3.7                 Consents and Approvals.

(a)           No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties is required for (i) (1) the issuance and delivery of the New Warrants, (2) the issuance, sale and delivery of Shares, (3) the issuance and delivery of the Warrants, (4) the issuance, sale and delivery of the GGO Shares, (5) the issuance and delivery of the GGO Warrants, (6) the issuance of New Common Stock upon exercise of the New Warrants, (7) the issuance of GGO Common Stock upon exercise of the GGO Warrants and (8) the issuance of Common Stock upon exercise of the Warrants and (ii) the execution and delivery by the Company of this Agreement or the Plan and performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (A) such authorization as is required by the Bankruptcy Court or the Bankruptcy Code, which shall be contained in the entry of the relevant Court Order, and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, as applicable (except with respect to (i) the issuance of the Warrants, (ii) the provisions of the Approval Order and (iii) Article IX hereof), (B) filings required under, and compliance with (other than shareholder approval requirements in respect of the issuance of the Warrants), the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, and the rules of the New York Stock Exchange, and (C) such other consents, approvals, authorizations, orders, registrations or qualifications that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties is required for (1) the issuance and delivery of the Warrants, (2) the performance of and compliance by the Company with all of the provisions of the Approval Order, and (3) the performance of and compliance by the Company with Article IX hereof, except (A) the entry of the Approval Order, (B) filings required under, and compliance with (other than shareholder approval requirements in respect of the issuance of the Warrants), the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, and the rules of the New York Stock Exchange, and (C) such other consents, approvals, authorizations, orders, registrations or qualifications that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.8                 Company Reports.

(a)           The Company has filed with or otherwise furnished to the Securities and Exchange Commission (the “SEC”) all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the United States Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act since December 31, 2007 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Reports”).  No Subsidiary of the Company is required to file with the SEC any such forms, reports, schedules, statements or other documents pursuant to Section 13 or 15 of the Exchange Act.  As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports), except as and to the extent modified, amended, restated, corrected, updated or superseded by any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and  (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15a-15(f) under the Exchange Act) that provides reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(c)           The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that is reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information relating to the Company is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(d)           Since December 31, 2008, the Company has not received any oral or written notification of a “material weakness” in the Company’s internal controls over financial reporting.

The term “material weakness” shall have the meaning assigned to it in the Statements of Auditing Standards 112 and 115, as in effect on the date hereof.

(e)           Except as and to the extent modified, amended, restated, corrected, updated or superseded by any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement, the audited consolidated financial statements and the unaudited consolidated interim financial statements (including any related notes) included in the Company SEC Reports fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein (subject, in the case of financial statements for quarterly periods, to normal year-end adjustments) and were prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

SECTION 3.9                 No Undisclosed Liabilities.  None of the Company or its Subsidiaries has any material liabilities (whether absolute, accrued, contingent or otherwise) required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities (i) reflected or reserved against or provided for in the Company’s consolidated balance sheet as of December 31, 2009 or disclosed in the notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, (ii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (iii) for fees and expenses incurred in connection with the Bankruptcy Cases, which have been estimated and included in the Admin/Priority Claims identified in the Plan Summary Term Sheet; provided, however, that such amount is an estimate and actual results may be higher or lower, (iv) incurred in the ordinary course of performing this Agreement and certain other asset sales, transfers and other actions permitted under this Agreement and (v) other liabilities at Closing as contemplated by the Plan Summary Term Sheet.

SECTION 3.10               No Material Adverse Effect.  Since December 31, 2009, there has not occurred any event, fact or circumstance that has had or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

SECTION 3.11               No Violation or Default:  Licenses and Permits.  The Company and its Subsidiaries (a) are in compliance with all Laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, and (b) has not received written notice of any alleged material violation of any of the foregoing except, in the case of  each of clauses (a) and (b) above, for any such failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or as may be the result of the Company’s or any of its Subsidiaries’ Chapter 11 filing or status as a debtor-in-possession under Chapter 11.  Subject to the restrictions that result from the Company’s or any of its Subsidiaries’ status as a debtor-in-possession under Chapter 11 (including that in certain instances the Company’s or such Subsidiary’s conduct of its business requires Bankruptcy Court approval), each of the Company and its Subsidiaries holds all material licenses, franchises, permits, certificates of occupancy, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business as currently conducted by it and for the ownership, lease or operation of its material assets except, in each case, where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.12               Legal Proceedings.  There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.13               Investment Company Act.  The Company is not, and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, shall not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.  As of the Effective Date, GGO, after giving effect to the offering and sale of the GGO Shares and the application of the proceeds thereof, shall not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

SECTION 3.14               Compliance With Environmental Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries are and have been in compliance with and each of the Company Properties are and have been maintained in compliance with, any and all applicable federal, state, local and foreign Laws relating to the protection of the environment or natural resources, human health and safety as such relates to the environment, or the presence, handling, or release of Hazardous Materials (collectively, “Environmental Laws”), which compliance includes obtaining, maintaining and complying with all permits, licenses or other approvals required under Environmental Laws to conduct operations as presently conducted, and no action is pending or, to the Knowledge of the Company, threatened that seeks to repeal, modify, amend, revoke, limit, deny renewal of, or otherwise appeal or challenge any such permits, licenses or other approvals, (ii) none of the Company or its Subsidiaries have received any written notice of, and none of the Company Properties have been the subject of any written notice received by the Company or any of its Subsidiaries of, any actual or potential liability or violation for the presence, exposure to, investigation, remediation, arrangement for disposal, or release of any material classified, characterized or regulated as hazardous, toxic, pollutants, or contaminants under Environmental Laws, including petroleum products or byproducts, radioactive materials, asbestos-containing materials, radon, lead-containing materials, polychlorinated biphenyls, mold, and hazardous building materials (collectively, “Hazardous Materials”), (iii) none of the Company and its Subsidiaries are a party to or the subject of any pending, or, to the Knowledge of the Company, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws with respect to their past or present facilities or their respective operations, (iv) none of the Company and its Subsidiaries have released Hazardous Materials on any real property in a manner that would reasonably be expected to result in an environmental claim or liability against the Company or any of its Subsidiaries or Affiliates, (v) none of the Company Properties is the subject of any pending, or, to the Knowledge of the Company, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws, and (vi) to the Knowledge of the Company, there has been no release of

Hazardous Materials on, from, under, or at any of the Company Properties that would reasonably be expected to result in an environmental claim or liability against the Company or any of its Subsidiaries or Affiliates.

SECTION 3.15               Company Benefit Plans.

(a)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Benefit Plan is in compliance in design and operation in all material respects with all applicable provisions of ERISA and the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualified status under Section 401(a) of the Code and its related trust’s exempt status under Section 501(a) of the Code and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such plan under Section 401(a) of the Code.

(b)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code:  (A) no Company Benefit Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Company Benefit Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Company Benefit Plan has been submitted; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred (other than in connection with the Bankruptcy Cases); (C) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any entity that is required to be aggregated with the Company pursuant to Section 414 of the Code (an “ERISA Affiliate”); (D) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (E) no Company Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(c)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Benefit Plan maintained primarily for the benefit of current or former employees, officers or directors employed, or otherwise engaged, outside the United States (each a “Foreign Plan”), excluding any Foreign Plans that are statutorily required, government sponsored or not otherwise sponsored, maintained or controlled by the Company or any of its Significant Subsidiaries (“Excluded Non-US Plans”):  (A) (1) all employer and employee contributions required by Law or by the terms of the Foreign Plan have been made, and all liabilities of the Company and its Significant Subsidiaries have been satisfied, or, in each case accrued, by the Company and its Significant Subsidiaries in accordance with generally accepted accounting principles, and (2) the Company and its Significant Subsidiaries are in compliance with all requirements of applicable Law and the terms of such Foreign Plan; (B) as of the Effective Date, the fair market value of the assets of each funded Foreign Plan, or the book reserve established for each Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan determined on an ongoing basis (rather than on a plan termination basis) according to the actuarial assumptions and valuations used to account for such obligations as of the Effective Date in accordance with applicable generally accepted accounting principles; and (C) the Foreign Plan has been registered as required and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.16               Labor and Employment Matters.  (i) Neither the Company nor any of its Significant Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract, nor are any employees of the Company or any of its Significant Subsidiaries represented by a works council or a labor organization (other than any industry-wide or statutorily mandated agreement in non-U.S. jurisdictions); (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings by any labor union or labor organization to organize any employees of the Company or any of its Significant Subsidiaries or to compel the Company or any of its Significant Subsidiaries to bargain with any labor union or labor organization; and (iii), except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened material labor strike, lock-out, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, or similar form of organized labor disruption.

SECTION 3.17               Insurance.  The Company maintains for itself and its Subsidiaries insurance policies in those amounts and covering those risks, as in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries.

SECTION 3.18               No Unlawful Payments.  No action is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries or Affiliates, or any of their respective directors, officers, or employees resulting from any (a) use of corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violations of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable local anti-bribery or anti-corruption Laws in any relevant jurisdictions or (d) other unlawful payment, except in any such case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.19               No Broker’s Fees.  Other than pursuant to agreements (including amendments thereto) by and between the Company and each of UBS Securities LLC and Miller Buckfire & Co., LLC, or otherwise disclosed to Purchaser prior to the date hereof and which fees and expenses would be included in the definition of “Permitted Claims”, none of the Company or any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries for an investment banking fee, finder’s fee or like payment in respect of the sale of the Shares contemplated by this Agreement.  None of the Company or any of its Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Purchaser for a brokerage commission, finder’s fee, investment banking fee or like payment in connection with the transactions contemplated by this Agreement.

SECTION 3.20               Real and Personal Property.

(a)           Section 3.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list in all material respects of each material real property asset owned or leased (as lessee), directly or indirectly, in whole or in part, by the Company and/or any of its Subsidiaries (other than Identified Assets) (each such property that is not a Non-Controlling Property and has a fair market value (in the reasonable determination of the Company) in excess of $10,000,000 is individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).  All Company Properties, Non-Controlling Properties and the Identified Assets are reflected in accordance with the applicable rules and regulations of the SEC in the Annual Report in Form 10-K as of, and for the year ended, December 31, 2009 (the “Most Recent Statement”).

(b)           Except (i) for such breach of this Section 3.20(b) as may be caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries or (ii) as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns good and valid fee simple title or valid and enforceable leasehold interests (except with respect to the Company’s right to reject any such ground lease as part of a Bankruptcy plan of reorganization for the remaining Debtor entities and subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity)), as applicable, to each of the Company Properties, in each case, free and clear of liens, mortgages or deeds of trust, claims against title, charges that are liens or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, “Encumbrances”), except for the following (collectively, the “Permitted Title Exceptions”):  (i) Encumbrances relating to the DIP Loan and to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated) or otherwise disclosed to Purchaser in Section 3.20(g)(i) of the Company Disclosure Letter, (ii) Encumbrances that result from any statutory or other liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof, (iii) any contracts, or other occupancy agreements to third parties for the occupation or use of portions of the Company Properties by such third parties in the ordinary course of the business of the Company or its Subsidiaries, (iv) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning, entitlement and other land use and environmental regulations, (v) Encumbrances disclosed on existing title policies and current title insurance commitments or surveys made available to Purchaser, (vi) Encumbrances on the landlord’s fee interest at any Company Property where the Company or its Subsidiary is the tenant under any ground lease, provided that, except as disclosed to Purchaser in Section 3.20(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received a notice indicating the intention of the landlord under such ground lease, or of any other Person, to (1) exercise a right to terminate such ground lease, evict the lessee or otherwise collect the sub-rents thereunder, or (2) take any other action that would be reasonably likely to result in a termination of such ground lease, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens (1) incurred in the ordinary course of business which (A) are being challenged in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof or (B) have been otherwise fully bonded and discharged of record or for which a sufficient and appropriate reserve has been set aside for the full payment thereof or (2) disclosed on Section 3.20(b)(i) of the Company Disclosure Letter  and (viii) any other easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and title limitations or title defects, if any, that (I) are customary for office, industrial, master planned communities and retail properties or (II) individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.  Other than as set forth on Section 3.20(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written notice of a material default, beyond any applicable grace and cure periods, of or under any Permitted Title Exceptions, except (w) as may have been caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries (x) as a result of the filing of the Bankruptcy Cases, (y) where the Permitted Title Exceptions are in and of themselves evidence of default (such as mechanics’ liens and recorded notices of default) or (z) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that where the Company has otherwise represented and warranted to Purchaser hereunder (including as set forth on the Company Disclosure Letter pursuant to such representations and warranties) with respect to the Company’s Knowledge of, the Company’s receipt of notice of or the existence of a default in connection with a particular category of Permitted Title Exceptions, such categories of Permitted Title Exceptions shall not be included in the representation set forth in this sentence (by way of illustration, but not exclusion, the representations set forth in Section 3.20(f) with respect to defaults under Material Leases shall be deemed to address the Company’s representations and warranties with respect to the entire category of Permitted Title Exceptions detailed in clause (iii) above).

(c)           To the extent available, the Company and its Subsidiaries have made commercially reasonable efforts to make available or will use commercially reasonable efforts to make available upon request to Purchaser those policies of title insurance that the Company or its Subsidiaries have obtained in the last six months.

(d)           With respect to each Company Ground Lease Property, except as set forth on Section 3.20(d) of the Company Disclosure Letter and except as may have been caused by, or disclosed in the filing of the Bankruptcy Cases, as of the date hereof, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received notice of material defaults (including, without limitation, payment defaults, but limited to those circumstances where such default may grant the landlord under such ground lease the right to terminate such ground lease, evict the lessee or otherwise collect the sub-rents thereunder) at such Company Ground Lease Property beyond any applicable grace and cure periods, except (x) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (y) as may be caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries and (z) with respect to any Company Ground Lease Property which is leased by a Subsidiary of the Company which has consummated a plan of reorganization in the Bankruptcy Cases, all such material defaults at such Company Ground Lease Property which existed prior to the effective date of such Person’s plan of reorganization have been or will be cured in accordance with such plan.  As used herein the term “Company Ground Lease Property” shall mean any Company Property having a fair market value (in the reasonable determination of the Company) in excess of $25,000,000 which is leased by a Subsidiary of the Company as tenant pursuant to a ground lease.  With respect to the defaults referenced in clause (z) above, the Bankruptcy Court approved the Debtors’ assumption of the applicable ground leases and the fixed cure amounts for such defaults which predated assumption; provided however, nothing contained herein precludes any Person from raising issues in the future with respect to defaults that may have predated such assumption.

(e)           Except as set forth on Section 3.20(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the property management (but not including any leasing, development, construction or brokerage agreements) of any of the Company Properties by a party other than Company or any wholly owned Company Subsidiaries, except (i) management agreements that may be terminated without cause or payment of a termination fee upon no more than 60 days notice or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)            Except as set forth on Section 3.20(f) of the Company Disclosure Letter, to the Company’s Knowledge, as of February 15, 2010, (i) each Material Lease is in full force and effect, (ii) no tenant is in arrears in the payment of rent, additional rent or any other material charges due under any Material Lease, and no tenant is materially in default in the performance of any other obligations under any Material Lease, (iii) no bankruptcy or insolvency proceeding has been commenced (and is continuing) by or against any tenant under any Material Lease, and (iv) neither the Company nor any of its Subsidiaries has received a written notice from a current tenant under any Material Lease exercising a right to terminate or otherwise cancel its Material Lease (y) as a result of or in connection with the termination or cancellation of any other lease, sublease, license or occupancy agreement for space at any Company Property (each, a “Company Property Lease”), or (z) as a result of or in connection with any other tenant that occupies, or had previously occupied, another Company Property Lease, allowing, or having had allowed, all or any portion of the premises leased pursuant to such other Company Property Lease to “go dark” or otherwise be abandoned or vacated; except, (A) in the case of each of clauses (i), (ii) (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (B) as a result of the filing of the Bankruptcy Cases or in connection with any Bankruptcy Court approved process and (C) as may have been caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or its Subsidiaries.  “Material Lease” means for any Company Property any lease in which the Company or its Subsidiaries is the landlord, and all amendments, modifications, supplements, renewals, exhibits, schedules, extensions and guarantees related thereto, (1) to an “anchor tenant” occupying at least 80,000 square feet with respect to such Company Property or (2) that is one of the five (5) largest leases, in terms of gross annual minimum rent, with respect to a Company Property that has an annual net operating income, as determined in accordance with GAAP (provided, however, that for purposes of such calculation, the following were reflected as expenses:  (a) ground rent payments to a third party and (b) an assumed management fee equal to 3% of base minimum and percentage rent) with respect to the trailing twelve (12) calendar month period, equal to at least $7,500,000.00.  For purposes of Section 7.1(c), (y) the representations and warranties made in  Section 3.20(f)(i), (iii) and (iv), disregarding all qualifications and exceptions contained therein relating to “materiality”

or “Material Adverse Effect”, shall be shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (z) the representation and warranties contained in Section 3.20(f)(ii), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct (A) at and as of the last day of the calendar month that is two (2) calendar months prior to the calendar month in which the Closing Date occurs as if made at and as of such date, if the Closing Date occurs on or prior to the fifteenth (15th) day of a calendar month, or (B) at and as of the fifteenth (15th) day of the calendar month that is one (1) calendar month prior to the calendar month in which the Closing Date occurs as if made at and as of such date, if the Closing Date occurs on or after the sixteenth (16th) day of a calendar month, except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g)           With respect to each Company Property:

(i)            As of the date listed thereunder, Section 3.20(g) of the Company Disclosure Letter sets forth a true, correct and complete list in all material respects of (i) all loans (other than the DIP Loan) and other indebtedness secured by a mortgage, deed of trust, deed to secure debt or indemnity deed of trust in such Company Property (each, a “Company Mortgage Loan”), (ii) the outstanding principal balance of each such Company Mortgage Loan, (iii) the rate of interest applicable to such Company Mortgage Loan and (iv) the maturity date of such Company Mortgage Loan;

(ii)           Except as set forth in Section 3.20(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received a written notice of default (beyond any applicable grace or cure periods) in the (y) payment of interest, principal or other material amount due to the lender under any Company Mortgage Loan, whether as the primary obligor or as a guarantor thereof or (z) performance of any other material obligations under any Company Mortgage Loan, except (i) with respect to (y) and (z) above, as a result of the filing of the Bankruptcy Cases, or as is prohibited, stayed or otherwise suspended as a result of the Company’s or any Subsidiary’s Chapter 11 filing or status as a debtor-in-possession under Chapter 11, and (ii) with respect solely to (z) above, which would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and

(iii)          For purposes of Section 7.1(c) the representations and warranties made in Section 3.20(g)(i), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except for (A) such inaccuracies caused by sales, purchases, transfers of assets, refinancing or other actions effected in accordance with, subject to the limitations contained in, and not otherwise prohibited by, the terms and conditions in this Agreement, including, without limitation, in Article VII, (B) amortization payments made pursuant to any applicable Company Mortgage Loans and (C) such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(h)           To the Knowledge of the Company, (i) except as set forth on Section 3.20(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written notice exercising an option, “buy-sell” right or other similar right to purchase a Company Property or any material portion thereof which has not previously closed, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to such Company Property and (ii) no Company Property is subject to a purchase and sale agreement or any similar legally binding agreement to purchase such Company Property or any material portion thereof (other than (x) with respect to condominium purchase and sale agreements and purchase and sale and early occupancy agreements or other similar agreements for the sale of condominium units at the Natick Nouvelle, (y) with respect to builder lot purchase agreements and other similar agreements for the sale of vacant lots of land to builders at Bridgeland and (z) as set forth in (i) above) which has not previously closed.

(i)            The Company has conducted due inquiry with respect to the representations and warranties made in Section 3.20(d), Section 3.20(f) and Section 3.20(h).

SECTION 3.21               Tax Matters.  Except as disclosed on Section 3.21(a) of the Company Disclosure Letter:

(a)           Except in cases where the failure of any of the following to be true would not result in a Material Adverse Effect:  (i) the Company and each of its Significant Subsidiaries have filed all Tax Returns required to be filed by applicable Law prior to the date hereof; (ii) all such Tax Returns were true, complete and correct in all respects and filed on a timely basis (taking into account any applicable extensions); (iii) the Company and each of its Significant Subsidiaries have paid all amounts of Taxes that are due, claimed or assessed by any taxing authority to be due for the periods covered by such Tax Returns, other than any Taxes for which adequate reserves (“Adequate Reserves”) have been established in accordance with GAAP or a claim has been filed in the Bankruptcy Cases; and (iv) all adjustments of federal U.S. Tax liability of the Company and its Significant Subsidiaries resulting from completed audits or examinations have been reported to appropriate state and local taxing authorities and all resulting Taxes payable to state and local taxing authorities have been paid.  “Taxes” means any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.  “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any of its Significant Subsidiaries.

(b)           The Company and each of its REIT Subsidiaries (x) for all taxable years commencing with the taxable year ended December 31, 2005 through December 31, 2009, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (y) has operated since January 1, 2010 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; and (z) intends to continue to operate in such a manner as to qualify as a REIT for the current taxable year.  None of the transactions contemplated by this Agreement will prevent the Company or any of its REIT Subsidiaries from so qualifying.  No Subsidiary of the Company other than a REIT Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.  For the purposes of this Agreement, “REIT Subsidiary” means each of GGP Ivanhoe, Inc., GGP Holding, Inc., GGP Holding II, Inc., Victoria Ward, Limited, GGP -Natick Trust and GGP/Homart, Inc.

(c)           Each Company Subsidiary other than its REIT Subsidiaries that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, except where failure to do so would not have a Material Adverse Effect.

(d)           Except where the failure to be true would not have a Material Adverse Effect, the Company and each of its Significant Subsidiaries have (i) complied in all respects with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other Laws) and (ii) within the time and in the manner prescribed by Law, withheld from employee wages and paid to the proper Governmental Entities all amounts required to be withheld and paid over.

(e)           Except where the failure to be true would not have a Material Adverse Effect, no audits or other administrative proceedings or court proceedings are presently pending or to the Knowledge of the Company threatened with regard to any Taxes or Tax Returns of the Company or any of its Significant Subsidiaries, other than any audit or administrative proceeding relating to Taxes for which a claim has been filed in a Debtor’s Chapter 11 case or any other audit or administrative or court proceeding that is not reasonably expected to result in a material Tax liability to the Company or any of its Significant Subsidiaries.

(f)            The Company has made available to Purchaser complete and accurate copies of all material Tax Returns requested by Purchaser and filed by or on behalf of the Company or any of its Significant Subsidiaries for all taxable years ending on or prior to the Effective Date and for which the statute of limitations has not expired.

(g)           There are no Tax Protection Agreements except for those the breach of which would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Significant Subsidiary has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law), or as a transferee or successor (by contract or otherwise), other than (i) to a Subsidiary of the Company or (ii) where any such liability would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.22               Material Contracts.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract that shall survive the Bankruptcy Cases is valid and binding on the Company or any of its

Subsidiaries, as applicable, and, to the Knowledge of the Company, on each other Person party thereto, and is in full force and effect.  Other than as a result of the commencement of the Bankruptcy Cases, each of the Company and its Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each Material Contract that shall survive the Bankruptcy Cases, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Other than those caused as a result of the filing of the Bankruptcy Cases, neither the Company nor any of its Significant Subsidiaries is in breach or default of any Material Contract to which it is a party and which shall survive the Bankruptcy Cases, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to Purchaser true, accurate and complete copies of the Material Contracts as of the date of this Agreement, except for those Material Contracts available to the public on the website maintained by the SEC.  To the Knowledge of the Company, no party to any Material Contract that shall survive the Bankruptcy Cases has given written notice of any action to terminate, cancel, rescind or procure a judicial reformation of such Material Contract or any material provision thereof, which termination, cancellation, rescission or reformation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  For the avoidance of doubt, Material Contracts do not include intercompany contracts.

SECTION 3.23               Certain Restrictions on Charter and Bylaws Provisions; State Takeover Laws.

(a)           The Company and the Company Board have taken all appropriate and necessary actions to ensure that the ownership limitations set forth in Article IV of the Company’s certificate of incorporation shall not apply to (i) the acquisition of beneficial ownership by Purchaser and any Brookfield Consortium Member of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, (ii) any antidilution adjustments to those Warrants pursuant to the Warrant Agreement and (iii) any shares of Common Stock that Purchaser or any Brookfield Consortium Member may be deemed to own by no actions of its own and (iv) the acquisition of beneficial ownership of up to an additional 2.5% of the issued and outstanding shares of Common Stock by any Purchaser or any Brookfield Consortium Member; provided, however, that such exception to the ownership limitations are only effective as to Purchaser or any particular Brookfield Consortium Member only so long as (i) the Company has received executed copies of the representation certificate contained in Exhibit D from Purchaser or such Brookfield Consortium Member, it being understood that a Brookfield Consortium Member shall be required to provide such representations at such times and only at such times as such Brookfield Consortium Member beneficially owns Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Brookfield Consortium Member in a tenant of the Company would be treated as constructively owned by Purchaser and (ii) the representations so provided are true, correct and complete as of the date made and continue to be true, correct and complete.

(b)           The Company Board  has taken all action necessary to render inapplicable to Purchaser the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law and, to the knowledge of the Company, any similar “moratorium,”

“control share,” “fair price,” “takeover” or “interested stockholder” law applicable to transactions between Purchaser and the Company.

SECTION 3.24               No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as set forth below:

SECTION 4.1                 Organization.  Purchaser is duly organized and is validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, with the requisite limited liability company power and authority to undertake and effectuate the transactions contemplated by this Agreement.  Purchaser has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it operates so as to require such qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have or be reasonably expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

SECTION 4.2                 Power and Authority.  Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

SECTION 4.3                 Execution and Delivery.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against Purchaser in accordance with its terms.

SECTION 4.4                 No Conflict.  The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder and compliance by Purchaser with all of the provisions hereof and the consummation of the transactions contemplated herein (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any material contract to which Purchaser is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of Purchaser and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over Purchaser or Purchaser’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereunder.

SECTION 4.5                 Consents and Approvals.  No consent, approval, order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except such consents, approvals, orders, authorizations, registration or qualification as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 4.6                 Compliance with Laws.  Since the date of its formation, Purchaser has been in compliance with all Laws applicable to Purchaser, except, in each case, for such non-compliance as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 4.7                 Legal Proceedings.  There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser which, individually or in the aggregate, if determined adversely to Purchaser, would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 4.8                 No Broker’s Fees.  Purchaser is not party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Company for an investment banking fee, commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

SECTION 4.9                 Sophistication.  Purchaser is, as of the date hereof and shall be as of the Effective Date, an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.  Purchaser understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such Shares and GGO Shares for an indefinite period of time).

SECTION 4.10               Purchaser Intent.  Purchaser is acquiring the Shares, the Warrants, the GGO Shares, the New Warrants and the GGO Warrants for investment purposes only and not with a view to or for distributing or reselling such Shares, Warrants, GGO Shares, New Warrants and GGO Warrants or any part thereof, without prejudice, however, to Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares, Warrants, GGO Shares, New Warrants and GGO Warrants pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws.  Purchaser understands that Purchaser must bear the economic risk of its investment indefinitely.

SECTION 4.11               Reliance on Exemptions.  Purchaser understands that the Shares and the GGO Shares are being offered and sold to Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws.

SECTION 4.12               REIT Representations.  The representations provided by Purchaser and, to the extent applicable, its Affiliates, members or Affiliates of members, set forth on Exhibit D are true, correct and complete as of the date hereof, and shall be true as of the date of the issuance of the Warrants and as of the Closing Date, it being understood that Purchaser’s Affiliates, members or Affiliates of members shall be required to provide such representations only if such Person beneficially owns Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Person in a tenant of the Company would be treated as constructively owned by Purchaser.

SECTION 4.13               No Other Representations or Warranties.  Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person on behalf of Purchaser makes any representation or warranty with respect to Purchaser or its assets, liabilities, condition (financial or otherwise) or prospects.

SECTION 4.14               Acknowledgement.  Purchaser acknowledges that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III of this Agreement and (b) Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article III of this Agreement.  Without limiting the generality of the foregoing, except with respect to the representations and warranties contained in Article III, Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, plans or prospect information that may have been made available to Purchaser or any of its representatives.

ARTICLE V

COVENANTS OF THE COMPANY AND PURCHASER

SECTION 5.1                 Bankruptcy Court Motions and Orders.

(a)           No later than the close of business on the date that is two (2) Business Days following the date of this Agreement, the Company shall file with the Bankruptcy Court a motion in form and substance satisfactory to Purchaser (the “Approval Motion”) seeking to obtain entry of an order in the form attached hereto as Exhibit F (the “Proposed Approval Order”), which order in the final form if approved by the Bankruptcy Court (the “Approval Order”) shall approve, among other things, the issuance of the Warrants to Purchaser and the performance by the Company of its obligations under the Warrant Agreement.

(b)           The Approval Motion, including any exhibits thereto and any notices or other materials in connection therewith, and any modifications or amendments to the foregoing, must be in form and substance reasonably satisfactory to Purchaser.

(c)           If the Approval Order shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to such order), the Company shall diligently defend against any such appeal, petition or motion and shall use its reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.  The Company shall keep Purchaser reasonably informed and updated regarding the status of any such appeal, petition or motion.

(d)           The Company shall provide draft copies of all motions, notices, statements, schedules, applications, reports and other papers the Company intends to file with the Bankruptcy Court in connection with the Approval Order to Purchaser within a reasonable period of time prior to the date the Company intends to file any of the foregoing, and shall consult in advance in good faith with Purchaser regarding the form and substance of any such proposed filing with the Bankruptcy Court.

SECTION 5.2                 Warrants, New Warrants and GGO Warrants.  Within one Business Day of the date of the entry of the Approval Order, the Company and the warrant agent shall execute and deliver the warrant agreement in the form attached hereto as Exhibit G (with only such changes thereto as may be reasonably requested by the warrant agent and reasonably approved by Purchaser) (the “Warrant Agreement”) pursuant to which there will be issued to Purchaser 60,000,000 warrants (the “Warrants”) each of which, when issued, delivered and vested in accordance with the terms of the Warrant Agreement, will entitle the holder to purchase one (1) share of Common Stock at an initial price of $15.00 per share subject to adjustment as provided in the Warrant Agreement.  The Warrant Agreement shall provide that the Warrants shall vest in accordance with Section 2.2(b) and Schedule A of the Warrant Agreement.  For the avoidance of doubt, Warrants that have not vested may not be exercised.  The Plan shall provide that upon the Effective Date, the Warrants, regardless of whether or not vested, shall be cancelled for no consideration.  The Plan shall also provide that there shall be issued to Purchaser (i) 60,000,000 fully vested warrants (the “New Warrants”) each of which entitles the holder to purchase one (1) share of New Common Stock at an initial purchase price of $10.75 per share subject to adjustment as provided in the underlying warrant agreement and (ii) 4,000,000 fully vested warrants (the “GGO Warrants”) each of which entitles the holder to purchase one (1) share of GGO Common Stock  at a price of $50.00 per share subject to adjustment as provided in the underlying warrant agreement, each in accordance with the terms set forth in a warrant and registration rights agreement with terms substantially similar to the terms set forth in the Warrant Agreement, except that the expiration date for each New Warrant and GGO Warrant shall be the seventh year anniversary of the date on which such warrants are issued.  Purchaser, in its sole discretion, may designate that some or all of the New Warrants or GGO Warrants be issued in the name of, and delivered to, one or more Brookfield Consortium Members in accordance with and subject to the Designation Conditions.

SECTION 5.3                 Assistance with Capital Raising Activities.  Until the earliest to occur of (i) the termination of this Agreement pursuant to its terms, (ii) the date that is sixty (60) days following the Closing and (iii) the date the Company or any Subsidiary of the Company makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its decision to support any Competing Transaction, or the Company or any Subsidiary of the Company enters into a Competing Transaction:

(a)           Purchaser shall provide or shall use reasonable best efforts to cause an appropriate Affiliate to provide, all cooperation and assistance as may be reasonably requested by the Company in connection with the Company’s efforts to consummate equity and debt financings for the Company, and sales of properties and other assets of the Company and its Subsidiaries for cash (collectively, the “Capital Raising Activities”), including to:  (A) participate in a reasonable number of customary meetings (including lender meetings, if any), presentations, road shows, due diligence and drafting sessions and sessions with rating agencies, investors or underwriters; (B) assist with the preparation of materials for rating agency presentations, bank information memoranda, prospectuses and similar documents necessary in connection with the Capital Raising Activities; and (C) cooperate with the Company in connection with applications to obtain such consents, approvals or authorizations which may be reasonably necessary or desirable in connection with the Capital Raising Activities; provided, that Purchaser shall not be required to provide cooperation under this paragraph that:  (w) unreasonably interferes with the business of Purchaser, its Affiliates, members or partners or the Affiliates of its members or partners; (x) causes any closing condition set forth in Article VII to fail to be satisfied or otherwise causes a breach of this Agreement; (y) violates applicable Law; or (z) requires Purchaser, its Affiliates, members or partners or the Affiliates of its members or partners, to pay any fees or incur any liabilities for which they are not reimbursed when such fees or liabilities are incurred or adequately indemnified or require Purchaser to expend any financial resources on behalf of the Company which they are not reimbursed or fully indemnified or guarantee or otherwise support the extension of credit to the Company; and

(b)           the Company shall consult in good faith with Purchaser regarding the appropriate balance among Capital Raising Activities with a view toward employing the alternatives that generate the most value for the Company with the lowest cost of capital and to avoid unnecessary dilution, and the Company shall also consider in good faith structuring certain asset sales as sales of minority positions in the relevant assets, thereby enabling the Company to maintain majority ownership and management of those assets.

SECTION 5.4                 Listing.  The Company shall use its reasonable best efforts to cause the Shares and the New Warrants to be listed on the New York Stock Exchange (the “NYSE”).  The Plan shall provide that the Company shall use its reasonable best efforts to cause GGO to use its reasonable best efforts to cause the GGO Shares and the GGO Warrants to be listed on a U.S. national securities exchange.

SECTION 5.5                 Use of Proceeds.  The Plan shall provide that the Company and its Subsidiaries, and GGO, shall apply the net proceeds from the sale of the Shares and the GGO Shares and the Capital Raising Activities, as applicable, as provided in the Plan Summary Term Sheet and the Plan.

SECTION 5.6                 Access to Information.  Subject to applicable Law and the existing confidentiality agreement between Brookfield Asset Management Inc., an Affiliate of Purchaser, and the Company, dated February 27, 2010 (the “Confidentiality Agreement”), upon reasonable notice, the Company shall afford Purchaser and its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, reasonable access during normal business hours, throughout the period prior to the Effective Date, to its employees, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Purchaser such information concerning its business, properties and personnel as may reasonably be requested by Purchaser, including, copies of all monthly financial information provided to its lenders under its existing debtor-in possession financing agreements; provided, that, notwithstanding anything to the contrary, the Company shall not be required to share confidential information relating to any Competing Transaction except as contemplated by Section 5.7.  Subject to the Confidentiality Agreement, the Company shall provide, and shall cause its Subsidiaries, and shall use all reasonable efforts to cause their respective representatives, including legal and accounting, to provide all cooperation reasonably requested by Purchaser in connection with the assistance contemplated to be provided by Purchaser in connection with the Capital Raising Activities contemplated by Section 5.3.

SECTION 5.7                 Competing Transactions.  From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement, the Company shall provide written notice to Purchaser not less than 48 hours prior to the Company or any Subsidiary of the Company (i) entering into a definitive agreement providing for a Competing Transaction or (ii) filing a motion with the Bankruptcy Court seeking to obtain bid procedures or bid protections for or in connection with a Competing Transaction.

SECTION 5.8                 Reservation for Issuance.  The Company shall reserve that number of shares of Common Stock sufficient for issuance upon exercise or conversion of the Warrants.  In connection with the issuance of the New Warrants, the Plan shall provide that the Company shall reserve for issuance that number of shares of New Common Stock sufficient for issuance upon exercise of the New Warrants.  The Plan shall provide that GGO shall reserve for issuance that number of shares of GGO Common Stock sufficient for issuance upon exercise of the GGO Warrants.

SECTION 5.9                 Subscription Rights.

(a)           Company Subscription Right.

(i)            Sale of New Equity Securities.  Following the Closing Date, Purchaser shall have the right, or shall at any time and from time to time thereafter have the right to appoint Brookfield Consortium Members in accordance with and subject to the Designation Conditions, to exercise the Subscription Right set forth in this Section 5.9 (Purchaser or one or more Brookfield Consortium Members, each a “Subscribing Entity” and collectively the “Subscribing Entities”).  If the Company or any Subsidiary of the Company at any time or from time to time following the Closing Date makes any public or non-public offering of any shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company’s stock incentive plans and employment arrangements as in effect from time to time or the issuance of stock pursuant to the Company’s employee stock purchase plan as in effect from time to time, (2) pursuant to or in consideration for the acquisition of another Person, business or assets by the Company or any of its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise, (3) to strategic partners or joint venturers in connection with a commercial relationship with the Company or its Subsidiaries or to parties in connection with such Persons providing the Company or its Subsidiaries with loans, credit lines, cash price reductions or similar transactions, under arm’s-length arrangements, (4) pursuant to the

Equity Exchange or any conversion or exchange of debt or other claims into equity in connection with the Plan, (5) the sale of Backstop Shares (as defined in the Pershing Agreement) pursuant to the Pershing Agreement or (6) as set forth on Section 5.9(a) of the Company Disclosure Letter) (the “Proposed Securities”), the Subscribing Entities shall have the right to acquire from the Company (the “Subscription Right”) for the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) and on the same terms as such Proposed Securities are proposed to be offered to others, up to the amount of such Proposed Securities in the aggregate required to enable it to maintain its proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis determined in accordance with the following sentence, in each case, subject to such limitations as may be imposed by applicable Law or stock exchange rules.  The amount of such Proposed Securities that the Subscribing Entities shall be entitled to purchase in the aggregate in any offering pursuant to the above shall (subject to such limitations as may be imposed by applicable Law or stock exchange rules) be determined by multiplying (x) the total number of such offered shares of Proposed Securities by (y) a fraction, the numerator of which is the number of shares of New Common Stock held by Purchaser and Brookfield Consortium Members on a Fully Diluted Basis as of the date of the Company’s notice pursuant to Section 5.9(a)(ii) in respect of the issuance of such Proposed Securities, and the denominator of which is the number of shares of New Common Stock then outstanding on a Fully Diluted Basis.  For the avoidance of doubt, the actual amount of securities to be sold or offered to the Subscribing Entities pursuant to its exercise of the Subscription Right hereunder shall be proportionally reduced if the aggregate amount of Proposed Securities sold or offered is reduced.  Any offers and sales pursuant to this Section 5.9 in the context of a registered public offering shall be conditioned upon reasonably acceptable representations and warranties of each Subscribing Entity regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities Laws.

(ii)           Notice.  In the event the Company proposes to offer Proposed Securities, it shall give Purchaser written notice of its intention, describing the estimated price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten Business Days after the commencement of marketing with respect to such offering or after the Company takes substantial steps to pursue any other offering.  The Subscribing Entity shall have three Business Days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its Subscription Right and as to the amount of Proposed Securities the Subscribing Entity desires to purchase, up to the maximum amount calculated pursuant to Section 5.9(a)(i).  In connection with an underwritten public offering, such notice shall constitute a non-binding indication of interest to purchase Proposed Securities at such a range of prices as the Subscribing Entity may specify and, with respect to other offerings, such notice shall constitute a binding commitment of the  Subscribing Entity to purchase the amount of Proposed Securities so specified at the price and other terms set forth in the Company’s notice to such Subscribing Entity.  The failure of the Subscribing Entity to so respond within such three Business Day period shall be deemed to be a waiver of the Subscription Right under this Section 5.9 only with respect to the offering described in the applicable notice.  In connection with an underwritten public offering or a private placement, the Subscribing Entity shall further enter into an agreement (in form and substance customary for transactions of this type) to purchase the Proposed Securities to be acquired contemporaneously with the execution of any underwriting agreement or purchase agreement entered into with the Company, the underwriters or initial purchasers of such underwritten public offering or private placement, and the failure to enter into such an agreement at or prior to such time shall constitute a waiver of the Subscription Right in respect of such offering.

(iii)          Purchase Mechanism.  If the Subscribing Entity exercises its Subscription Right provided in this Section 5.9, the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall take place concurrently with the sale to the other investors in the applicable offering, which period of time for the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall be extended for a maximum of 180 days in order to comply with applicable Laws (including receipt of any applicable regulatory or stockholder approvals).  Each of the Company and the Subscribing Entity shall use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such Proposed Securities.

(iv)          Failure of Purchase.  In the event (A) the Subscribing Entity fails to exercise its Subscription Right provided in this Section 5.9 within said three Business Day period or, (B) if so exercised, the Subscribing Entity fails or is unable to consummate such purchase within the 180 day period specified in Section 5.9(a)(iii), without prejudice to other remedies, the Company shall thereafter be entitled during the Additional Sale Period to sell the Proposed Securities not elected to be purchased pursuant to this Section 5.9 or which the Subscribing Entity fails to, or is unable to, purchase, at a price and upon terms no more favorable in any material respect to the purchasers of such securities than were specified in the Company’s notice to Purchaser.  In the event the Company has not sold the Proposed Securities within the Additional Sale Period, the Company shall not thereafter offer, issue or sell such Proposed Securities without first offering such securities to Purchaser in the manner provided above.

(v)           Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Company Board; provided, however, that such fair value as determined by the Company Board shall not exceed the aggregate market price of the securities being offered as of the date the Company Board authorizes the offering of such securities.

(vi)          Cooperation.  The Company and Purchaser shall cooperate in good faith to facilitate the exercise of the Subscribing Entity’s Subscription Right hereunder, including using reasonable efforts to secure any required approvals or consents.

(vii)                           General.  Notwithstanding anything herein to the contrary, (A) if (1) the Subscribing Entity exercises its Subscription Right pursuant to this Section 5.9 and is unable to complete the purchase of the Proposed Securities concurrently with the sales to the other investors in the applicable offering as contemplated by Section 5.9(a)(iii) due to applicable regulatory or stockholder approvals and (2) the Company or the Company Board determines in good faith that any delay in completion of an offering in respect of which the Brookfield Consortium Members are entitled to Subscription Rights would materially impair the financing objective of such offering,  the Company may proceed with such offering without the participation of Purchaser in such offering, in which event the Company and Purchaser shall promptly thereafter agree on a process otherwise consistent with this Section 5.9 as would allow Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) as shall be necessary to enable Purchaser to maintain its proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis, (B) if the Company or the Company Board determines in good faith that compliance with the notice provisions in Section 5.9(a)(ii) would materially impair the financing objective of  an offering in respect of which the Brookfield Consortium Members are entitled to Subscription Rights, the Company shall be permitted by notice to the Subscribing Entity to reduce the notice period required under Section 5.9(a)(ii) (but not to less than one (1) Business Day) to the minimum extent required to meet the financing objective of such offering, and the Subscribing Entity shall have the right to either (x) exercise its Subscription Rights during the shortened notice periods specified in such notice or (y) require the Company to promptly thereafter agree on a process otherwise consistent with this Section 5.9 as would allow Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) as shall be necessary to enable Purchaser to maintain its proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis and (C) in the event the Company is unable to issue shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) to Purchaser as a result of a failure to receive regulatory or stockholder approval therefor, the Company shall take such action or cause to be taken such other action in order to place the Subscribing Entity, in so far as reasonably practicable (subject to any limitations that may be imposed by applicable Law or stock exchange rules), in the same position in all material respects as if the Subscribing Entity was able to effectively exercise its Subscription Rights hereunder, including, at the option of the Subscribing Entity, issuing to the Subscribing Entity another class of securities of the Company having terms to be agreed by the Company and Purchaser having a value at least equal to the value per share of New Common Stock, in each case, as shall be necessary to enable Purchaser to maintain its proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis.

(viii)                        Termination.  This Section 5.9 shall terminate at such time as Purchaser together with the Brookfield Consortium Members collectively beneficially own less than 5% of the outstanding shares of New Common Stock on a Fully Diluted Basis.

(b)                                 GGO Subscription Rights.  The Plan shall provide that in connection with the consummation of the Plan, GGO shall enter into an agreement with Purchaser with substantially similar terms to those set forth in Section 5.9(a) above with respect to any issuance of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or otherwise linked to, GGO Common Stock) after the Effective Date.

SECTION 5.10                    Company Board of Directors.

(a)                                  Company Board of Directors.

(i)                                     The Plan shall provide that as of the Effective Date, the Company Board shall have nine (9) members and three (3) of such members shall be persons designated by Purchaser (the “Purchaser Board Designees”), one to each class of directors of the Company Board (if the Company has a staggered board of directors); provided, that such designees shall be identified by name and in writing to the Company no later than 10 Business Days prior to the voting deadline established by the Bankruptcy Court.  Subject to the rights provided under the Fairholme/Pershing Agreements, the remaining members of the Company Board on the Effective Date shall be chosen by the Company in consultation with Purchaser.

(ii)                                  Following the Closing, the Company shall nominate as part of its slate of directors and use its reasonable best efforts to have elected to the Company Board (including through the solicitation of proxies for such person to the same extent as it does for any of its other nominees to the Company Board) (subject to applicable Law and stock exchange rules (provided that Purchaser Board Designees need not be “independent” under the applicable rules of the applicable stock exchange or the SEC)) (x) so long as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate at least 20% of the shares of New Common Stock on a Fully Diluted Basis, three (3) Purchaser Board Designees, (y) so long as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate at least 15%, but less than 20%, of the shares of New Common Stock on a Fully Diluted Basis, two (2) Purchaser Board Designees, and (z) so long as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate at least 10%, but less than 15%, of the shares of Common Stock on a Fully Diluted Basis, one (1) Purchaser Board Designee.  For the avoidance of doubt, at and following such time as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate less than 10% of the shares of Common Stock on a Fully Diluted Basis, Purchaser and the Brookfield Consortium Members shall no longer have the right to designate directors for election to the Company Board.  Following the Closing, and subject to applicable Law and stock exchange rules, there shall be proportional representation by Purchaser Board Designees on any committee of the Company Board, except for special committees established for potential conflict of interest situations involving any  Brookfield Consortium Member or any Affiliate thereof, and except that only Purchaser Board Designees who qualify under the applicable rules of the applicable stock exchange or the SEC may serve on committees where such qualification is required.  If at any time the number of Purchaser Board Designees serving on the Company Board exceeds the number of Purchaser Board Designees that Purchaser is then otherwise entitled to designate as a result of a decrease in the percentage of shares of New Common Stock beneficially owned by Purchaser and the Brookfield Consortium Members,  Purchaser shall, to the extent it is within Purchaser’s control, use its commercially reasonable efforts to cause any such additional Purchaser Board Designees to offer to resign such that the number of Purchaser Board Designees serving on the Company Board after giving effect to such resignation does not exceed the number of Purchaser Board Designees that Purchaser is entitled to designate for election to the Company Board.

(iii)                               Except with respect to the resignation of a Purchaser Board Designee pursuant to Section 5.10(a)(ii), Purchaser shall have the power to designate a Purchaser Board Designee’s replacement upon the death, resignation, retirement, disqualification or removal from office of such Purchaser Board Designee.  The Company Board shall promptly take all action reasonably required to fill any vacancy resulting therefrom with such replacement Purchaser Board Designee (including nominating such person, subject to applicable Law, as the Company’s nominee to serve on the Company Board and causing the Company to use all reasonable efforts to have such person elected as a director of the Company and solicit proxies for such person to the same extent as it does for any of the Company’s other nominees to the Company Board).

(iv)                              The Purchaser Board Designees shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the members of the Company Board, and each Purchaser Board Designee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Company Board or any committees thereof, to the same extent as other members of the Company Board.  The Company shall notify each Purchaser Board Designee of all regular and special meetings of the Company Board and shall notify each Purchaser Board Designee of all regular and special meetings of any committee of the Company Board of which such Purchaser Board Designee is a member.  The Company shall provide each Purchaser Board Designee with copies of all notices, minutes, consents and other materials provided to all other members of the Company Board concurrently as such materials are provided to the other members (except, for the avoidance of doubt, as are provided to members of committees of which such Purchaser Board Designee is not a member).

(v)                                 Purchaser Board Designees candidates shall be subject to such reasonable eligibility criteria as are applied in good faith by the nominating, corporate governance or similar committee of the Company Board to other candidates for the Company Board.  Purchaser shall designate one of the Purchaser Board Designees to serve as the initial chairman of the Company Board as of the Effective Date.

(b)                                 GGO Board of Directors.

(i)                                                                                     The Plan shall provide that as of the Effective Date, the board of directors of GGO (the “GGO Board”) shall have nine (9) members and one (1) of such members shall be persons designated by Purchaser (the “Purchaser GGO Board Designee”); provided, that such designee shall be identified by name and in writing to the Company no later than 10 Business Days prior to the voting deadline established by the Bankruptcy Court.  Subject to the rights provided under the Fairholme/Pershing Agreements, the remaining members of the GGO Board on the Effective Date shall be chosen by the Company in consultation with Purchaser.

(ii)                                  The Plan shall provide, in connection with the consummation of the Plan, for GGO to enter into an agreement with Purchaser (the “GGO Agreement”) providing as follows:

(1)                                  That following the Closing, GGO shall nominate one (1)  Purchaser GGO Board Designee as part of its slate of directors and use its reasonable best efforts to have him or her elected to the GGO Board (including through the solicitation of proxies for such person to the same extent as it does for any of its other nominees to the GGO Board) (subject to applicable Law and stock exchange rules (provided that the Purchaser GGO Board Designee need not be “independent” under the applicable rules of the applicable stock exchange or the SEC)) so long as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate at least 10% of the shares of GGO Common Stock on a Fully Diluted Basis.  For the avoidance of doubt, at and following such time as Purchaser and the Brookfield Consortium Members beneficially own (directly or indirectly) in the aggregate less than 10% of the shares of GGO Common Stock on a Fully Diluted Basis, Purchaser and the Brookfield Consortium Members shall no longer have the right to designate any director for election to the GGO Board.

(2)                                  That following the Closing, and subject to applicable Law and stock exchange rules, there shall be proportional representation by the Purchaser GGO Board Designee on any committee of the GGO Board, except for special committees established for potential conflict of interest situations involving any  Brookfield Consortium Member or any Affiliate thereof, and except that the Purchaser GGO Board Designee may serve on committees where qualification under the applicable rules of the applicable stock exchange or the SEC are required only if the Purchaser GGO Board Designee so qualifies.  If at any time Purchaser is no longer entitled to designate the Purchaser GGO Board Designee as a result of a decrease in the percentage of shares of GGO Common Stock beneficially owned by Purchaser and the Brookfield Consortium Members, Purchaser shall, to the extent it is within Purchaser’s control, use commercially reasonable efforts to cause any such Purchaser GGO Board Designee to offer to resign.

(3)                                  That except with respect to the resignation of the Purchaser GGO Board Designee pursuant to Section 5.10(b)(ii)(2), (A) Purchaser shall have the power to designate the Purchaser GGO Board Designee’s replacement upon the death, resignation, retirement, disqualification or removal from office of such Purchaser GGO Board Designee and (B) the GGO Board shall promptly take all action reasonably required to fill any vacancy resulting therefrom with such replacement Purchaser GGO Board Designee (including nominating such person, subject to applicable Law, as GGO’s nominee to serve on the GGO Board and causing GGO to use all reasonable efforts to have such person elected as a director of GGO and solicit proxies for such person to the same extent as it does for any of GGO’s other nominees to the GGO Board).

(4)                                  That (A) the Purchaser GGO Board Designee shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the members of the GGO Board, and the Purchaser GGO Board Designee shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the GGO Board or any committees thereof, to the same extent as other members of the GGO Board, (B) GGO shall notify the Purchaser GGO Board Designee of all regular and special meetings of the GGO Board and shall notify the Purchaser GGO Board Designee of all regular and special meetings of any committee of the GGO Board of which the Purchaser GGO Board Designee is a member, and (C) GGO shall provide the Purchaser GGO Board Designee with copies of all notices, minutes, consents and other materials provided to all other members of the GGO Board concurrently as such materials are provided to the other members (except, for the avoidance of doubt, as are provided to members of committees of which the Purchaser GGO Board Designee is not a member).

(5)                                  Purchaser GGO Board Designee candidates shall be subject to such reasonable eligibility criteria as applied in good faith by the nominating, corporate governance or similar committee of the GGO Board to other candidates for the GGO Board.

SECTION 5.11                    Notification of Certain Matters.

(a)                                  The Company shall (i) give prompt written notice to Purchaser of any written notice or other written communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing, if the failure to obtain such consent would reasonably be expected to be adverse and material to the Company and its Subsidiaries taken as a whole or would materially impair the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder, and (ii) facilitate adding such individuals as designated by Purchaser to the electronic notification system such that the designated individuals will receive electronic notice of the entry of any Bankruptcy Court Order.

(b)                                 To the extent permitted by applicable Law, (i) the Company shall give prompt notice to Purchaser of the commencement of any investigation, inquiry or review by any Governmental Entity with respect to the Company or its Subsidiaries which would reasonably be expected to be adverse and material to the Company and its Subsidiaries taken as a whole or would materially impair the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder, and (ii) the Company shall give prompt notice to Purchaser, and Purchaser shall give written prompt notice to the Company, of any event or circumstance that would result in any representation or warranty of the Company or Purchaser, as applicable, being untrue or any covenant or agreement of the Company or Purchaser, as applicable, not being performed or complied with such that, in each such case, the conditions set forth in Article VII or Article VIII, as applicable, would not be satisfied if such event or circumstance existed on the Closing Date.

(c)                                  No information received by a party pursuant to this Section 5.11 nor any information received or learned by a party or any of its representatives pursuant to an investigation made under this Section 5.11 shall be deemed to (A) qualify, modify, amend or otherwise affect any representations, warranties, conditions, covenants or other agreements of the other party set forth in this Agreement, (B) amend or otherwise supplement the information set forth in the Company Disclosure Letter, (C) limit or restrict the remedies available to such party  under this Agreement, applicable Law or otherwise arising out of a breach of this Agreement, or (D) limit or restrict the ability of such party to invoke or rely on, or effect the satisfaction of, the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement set forth in Article VII or Article VIII, as applicable.

SECTION 5.12                    Further Assurances.  From and after the Closing, the Company shall (and shall cause each of its Subsidiaries to) execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action and cause entities controlled by them to take such action as may be reasonably necessary (or as reasonably requested by Purchaser) to carry out the transactions contemplated by this Agreement.

SECTION 5.13                    [Intentionally Omitted.]

SECTION 5.14                    Rights Agreement; Reorganized Company Organizational Documents.

(a)                                  Prior to the issuance of the Warrants, the Rights Agreement shall be amended to provide that (i) the Rights Agreement is inapplicable to (1) the acquisition by Purchaser of the Warrants and the underlying securities thereof, (2) any antidilution adjustments to those Warrants pursuant to the Warrant Agreement, (3) any shares of New Common Stock that Purchaser or any Brookfield Consortium Member may be deemed to own by no actions of its own and (4) up to an additional 2.5% of the issued and outstanding shares of Common Stock by Brookfield Consortium Members, (ii) neither Purchaser, nor any Brookfield Consortium Member, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) shall not separate from the Common Stock, in each case under (ii), (iii) and (iv), as a result of the acquisition by Purchaser of the Warrants, the underlying securities thereof and the acquisition of beneficial ownership of up to an additional 2.5% of the issued and outstanding shares of Common Stock by Brookfield Consortium Members.

(b)                                 The certificate of incorporation and bylaws of the Reorganized Company (the “Reorganized Company Organizational Documents”) shall be in form mutually agreed to by the Company and Purchaser, provided, that in the event that the Company and Purchaser are not able to agree on such form prior to the Effective Date, the Reorganized Company Organizational Documents shall be substantially in the same form as the certificate of incorporation and bylaws of the Company as in existence on the date of this Agreement (except that the number of authorized shares of capital stock of the Reorganized Company shall be increased), provided, however, that (i) the restriction on Beneficial Ownership (as such term is defined in the certificate of incorporation of the Company) shall be set at 9.9% of the outstanding capital stock of the Reorganized Company, (ii) the restriction on Constructive Ownership (as such term is defined in the certificate of incorporation of the Company) shall be set at 9.9% of the outstanding capital stock of the Reorganized Company, (iii) there shall not be an exemption from the restrictions set forth in the foregoing clauses (i) and (ii) for the current Existing Holder (as such term is defined in the existing certificate of incorporation of the Company), (iv) the Reorganized Company shall provide a waiver from the restrictions set forth in the foregoing clauses (i) and (ii) to any Brookfield Consortium Member if such Brookfield Consortium Member provides the Reorganized Company with a certificate containing the representations and covenants set forth on Exhibit D and (v) the definition of “Person” shall be revised so that it does not include a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(c)                                  In the event the Reorganized Company adopts a rights plan analogous to the Rights Agreement on or prior to the Closing, the Plan shall provide that (i) the Reorganized Company’s Rights Agreement shall be inapplicable to this Agreement and the transactions contemplated hereby, (ii) neither Purchaser, nor any Brookfield Consortium Member, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) whether in connection with the acquisition of Shares, New Warrants, shares issuable upon exercise of the New Warrants or otherwise, (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) will not separate from the New Common Stock, in each case under (ii), (iii) and (iv), as a result of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby including the acquisition of shares of New Common Stock by Purchaser and any Brookfield Consortium Member after the date hereof as otherwise permitted by this Agreement, the New Warrants or as otherwise contemplated by the Non-Control Agreement.

(d)                                 In the event GGO adopts a rights plan analogous to the Rights Agreement on or prior to the Closing, the Plan shall provide that (i) GGO’s Rights Agreement shall be inapplicable to this Agreement and the transactions contemplated hereby, (ii) neither Purchaser, nor any Brookfield Consortium Member, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) whether in connection with the acquisition of shares of GGO Common Stock or GGO Warrants or the shares issuable upon exercise of the GGO Warrants, (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights

Agreement) will not separate from the GGO Common Stock, in each case under (ii), (iii) and (iv), as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby including the acquisition of shares of GGO Common Stock by Purchaser and any Brookfield Consortium Member after the date hereof as otherwise permitted by this Agreement, or the GGO Warrants.

(e)                                  Newco (as defined in Exhibit B) will be formed by the Operating Partnership solely for the purpose of engaging in the transactions contemplated by this Agreement, including Exhibit B  and Capital Raising Activities permitted pursuant to this Agreement.  Prior to the Closing, Newco will not engage in any business activity, nor conduct its operations, other than as contemplated by this Agreement (which, for greater certainty, shall include Capital Raising Activities permitted pursuant to this Agreement).

SECTION 5.15                    Stockholder Approval.  For so long as Purchaser has Subscription Rights as contemplated by Section 5.9(a), in connection with the expiration of the five (5) year period referenced in Section 3.2(c), the Company shall put up for a stockholder vote at the immediately prior annual meeting of its stockholders, and include in its proxy statement distributed to such stockholders in connection with such annual meeting, approval of Purchaser’s Subscription Rights for the maximum period permitted by the NYSE.  The Plan shall provide that GGO shall, for the benefit of Purchaser, to the extent required by any U.S. national securities exchange upon which shares of GGO Common Stock are listed, for so long as Purchaser has subscription rights as contemplated by Section 5.9(b), put up for a stockholder vote at the annual meeting of its stockholders, and include in its proxy statement distributed to such stockholders in connection with such annual meeting, approval of Purchaser’s subscription rights for the maximum period permitted by the rules of such U.S. national securities exchange.

SECTION 5.16                    Registration Statements.

(a)                                  Prior to or promptly following the Effective Date, the Company shall file with the SEC a shelf registration statement on Form S-1 or Form S-11, as applicable, covering the resale by Purchaser of the Shares and the shares of New Common Stock issuable upon exercise of the New Warrants, containing a plan of distribution reasonably satisfactory to Purchaser, and the Company shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC no later than 180 days after the Effective Date.  Notwithstanding the foregoing, in the event that the Company files a registration statement covering the resale of shares of New Common Stock for any Other Sponsor prior to such date, the Company shall include the Shares and shares of New Common Stock issuable upon exercise of the New Warrants for resale by Purchaser in such registration statement.

(b)                                 The Plan shall provide that, prior to or promptly following the Effective Date, GGO shall file with the SEC a shelf registration statement on Form S-1 or Form S-11, as applicable, covering the resale by Purchaser of the GGO Shares and the shares of GGO Common Stock issuable upon exercise of the GGO Warrants, containing a plan of distribution reasonably satisfactory to Purchaser, and GGO shall use its reasonable best efforts to cause such registration statement to be declared effective by the SEC no later than 180 days after the Effective Date.  Notwithstanding the foregoing, in the event that GGO files a registration statement covering the resale of shares of GGO Common Stock for any Other Sponsor prior to such date, GGO shall include the GGO Shares and shares of GGO Common Stock issuable upon exercise of the GGO Warrants for resale by Purchaser in such registration statement.

SECTION 5.17                    Closing Date Net Debt.

(a)                                  The Company shall deliver to Purchaser a schedule (the “Preliminary Closing Date Net Debt Schedule”) on or before the first Business Day that is five calendar days following approval of the Disclosure Statement, that:  (i) sets forth the Company’s good faith estimate for each of the three components of the Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts along with a reasonably detailed explanation and calculation of each such component and (ii) discloses the Company’s good faith estimate of the Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts and GGO Setup Costs.

(b)                                 Purchaser shall review the Preliminary Closing Date Net Debt Schedule during the Preliminary Closing Date Net Debt Review Period, during which time the Company shall allow Purchaser reasonable access to all non-privileged and non-work product documents or records or personnel used in the preparation of the Preliminary Closing Date Net Debt Schedule.  On or prior to the Preliminary Closing Date Net Debt Review Deadline, Purchaser may deliver to the Company a notice (the “Dispute Notice”) listing those items on the Preliminary Closing Date Net Debt Schedule to which Purchaser takes exception, which Dispute Notice shall (i) specifically identify such items, and provide a reasonably detailed explanation of the basis upon which Purchaser has delivered such list, (ii) set forth the amount of Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts that Purchaser has calculated based on the information contained in the Preliminary Closing Date Net Debt Schedule, and (iii) specifically identify Purchaser’s proposed adjustment(s).  If Purchaser timely provides the Company with a Dispute Notice, then Purchaser and the Company shall, within ten (10) days following receipt of such Dispute Notice by the Company (the “Resolution Period”), attempt to resolve their differences with respect to the items specified in the Dispute Notice (the “Disputed Items”).  If Purchaser and the Company do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute shall be submitted to the Bankruptcy Court for resolution at or concurrent with the Confirmation Hearing.  The Bankruptcy Court shall consider only those Disputed Items that Purchaser, on the one hand, and the Company, on the other hand, were unable to resolve.  All other matters shall be deemed to have been agreed upon by Purchaser and the Company.  If Purchaser does not timely deliver a  Dispute Notice, then Purchaser shall be deemed to have accepted and agreed to the Preliminary Closing Date Net Debt Schedule and to have waived any right to dispute the matters set forth therein.

(c)                                  The Company shall deliver to Purchaser a draft of the Conclusive Net Debt Adjustment Statement no later than 15 calendar days prior to the Effective Date.  Purchaser shall be afforded an opportunity to review the Conclusive Net Debt Adjustment Statement and reasonable access to all non-privileged and non-work product documents or records or personnel used in the preparation of such statement.  On or prior to close of business on the 7th calendar day following receipt of the Conclusive Net Debt Adjustment Statement, Purchaser may deliver to the Company a notice (the “CNDAS Dispute Notice”) listing those items to which Purchaser takes exception, which CNDAS Dispute Notice shall (i) specifically identify such items, and provide a reasonably detailed explanation of the basis upon which Purchaser has delivered such list, (ii) set forth the alternative amounts that Purchaser has calculated based on the information contained in the Conclusive Net Debt Adjustment Statement, and (iii) specifically identify Purchaser’s proposed adjustment(s).  If Purchaser timely provides the Company with a CNDAS Dispute Notice, then Purchaser and the Company shall attempt to resolve the items specified in the CNDAS Dispute Notice (the “CNDAS Disputed Items”) consensually.  If Purchaser and the Company do not resolve all CNDAS Disputed Items prior to the Effective Date, then for purposes of Closing and subject to subsequent adjustment consistent with the Bankruptcy Court’s ruling, the highest number shall be used for purposes of any calculations set forth on the Conclusive Net Debt Adjustment Statement.  Within 10 days after Closing, the Company shall file a motion for resolution by the Bankruptcy Court.  Purchaser and the Company agree to seek expedited consideration of any such dispute.  The dispute submitted to the Bankruptcy Court shall be limited to only those CNDAS Disputed Items that Purchaser, on the one hand, and the Company, on the other hand, were unable to resolve.  All other matters shall be deemed to have been agreed upon by Purchaser and the Company.  If Purchaser does not timely deliver a  CNDAS Dispute Notice, then Purchaser shall be deemed to have accepted and agreed to the Conclusive Net Debt Adjustment Statement and to have waived any right to dispute the matters set forth therein.  To the extent that one or more CNDAS Disputed Items must be submitted to the Bankruptcy Court for adjudication, Purchaser and the Company agree that this should not delay the Effective Date or the Closing Date.  Following adjudication of the dispute, appropriate adjustments shall be made to the Conclusive Net Debt Adjustment Statement, the GGO Promissory Note and the other applicable documentation to put all parties in the same economic position as if the corrected Conclusive Net Debt Adjustment Statement governed at Closing.

(d)                                 It is the intention of the parties that any Reserve should not alter the intended allocation of value between GGO and the Company as Claims are resolved over time.  Accordingly, the Plan shall provide that, if a GGO Promissory Note is required to be issued at Closing and there is a Reserve Surplus Amount as of the end of any fiscal quarter prior to the maturity of the GGO Promissory Note, then the principal amount of the GGO Promissory Note shall be reduced, but not below zero, by (i) if and to the extent that such Reserve Surplus Amount as of such date is less than or equal to the Net Debt Surplus Amount, 80% of the Reserve Surplus Amount, and otherwise (ii) 100% of an amount equal to the Reserve Surplus Amount; provided, however, that because this calculation may be undertaken on a periodic basis, for purposes of clauses (i) and (ii), no portion of the Reserve Surplus Amount shall be utilized to reduce the amount of the GGO Promissory Note if it has been previously utilized for such purpose.  In the event that any party requests an equitable adjustment to this formula, the other parties shall consider the request in good faith.

(e)                                  The Plan shall provide that, if there is an Offering Premium, the principal amount of the GGO Promissory Note shall be reduced (but not below zero) by 80% of the aggregate Offering Premium on the 30th day following the Effective Date and from time to time thereafter upon receipt of Offering Premium until the last to occur of (x) 45 days after the Effective Date, (y) the Settlement Date (as defined in the Pershing Agreement), if applicable, and (z) the Bridge Note Maturity Date (as defined in the Pershing Agreement), if applicable.

(f)                                    The Plan and the agreements relating to the GGO Share Distribution shall provide that the Company shall indemnify GGO and its Subsidiaries from and against losses, claims, damages, liabilities and expenses attributable to MPC Taxes in accordance with the terms and conditions of the Tax Matters Agreement.

(g)                                 Subject to the provisions of the Tax Matters Agreement, if GGO is obligated to pay in cash, after utilization of any available tax attributes, any MPC Taxes in the period commencing on the Effective Date and ending 36 months after the Effective Date, and the Company is not then obligated to indemnify GGO for its allocable share of such MPC Taxes as a consequence of the Indemnity Cap (as defined in the Tax Matters Agreement), then the Company shall loan to GGO the amount of such MPC Taxes not payable by the Company as a consequence of the Indemnity Cap and the principal amount of the GGO Promissory Note shall be increased by the amount of such loan and if at such time no GGO Promissory Note is outstanding, on the date of any such loan, GGO shall issue in favor of the Company a promissory note in the aggregate principal amount of such loan on the same terms as the GGO Promissory Note.

(h)                                 The Debtors dispute each of the Contingent and Disputed Debt Claims and have sought or will seek disallowance of such Claims in their entirety.  To the extent such claims have not been ruled on by the Bankruptcy Court or settled prior to the Effective Date, then the asserted amounts of such claims will be included in calculation of the Closing Date Net Debt.  In the event that, on or after the Effective Date, one or more of the Contingent and Disputed Debt Claims are either reduced or disallowed by a ruling of the Bankruptcy Court or as a result of a settlement, then the Closing Date Net Debt amount shall be adjusted to reflect such ruling or settlement within ten (10) calendar days following any such ruling or settlement (such adjusted Closing Date Net Debt to be referred to as the “Adjusted CDND”) and the GGO Note Amount and Indemnity Cap (as defined in the Tax Matters Agreement) shall be re-calculated as if the Adjusted CDND was used in the calculations for the Effective Date.  To the extent that a GGO Promissory Note was issued at Closing, then, in order to place GGO and the Company in the same economic position as they would have been had the actual amount of such settlement and/or allowance been used for purposes of calculating the GGO Note Amount, the principal amount of such GGO Promissory Note will be reduced based on the new calculation using the Adjusted CDND and, to the extent applicable, any interest payments made by GGO to the Company on the GGO Promissory Note prior to such re-calculation shall be refunded in respect of such reductions and accrued but unpaid interest in respect of such reductions shall be eliminated.  Similarly, in order to place GGO and the Company in the same economic position as they would have been had the actual amount of such settlement and/or allowance been used for purposes of calculating the Indemnity Cap, the Indemnity Cap shall be re-calculated and adjusted to reflect determination of the Net Debt Surplus Amount or Net Debt Excess Amount using the Adjusted CDND.  Additionally, to the extent any promissory note was issued by GGO in favor of the Company pursuant to Section 5.17(g), then, in order to place GGO and the Company in the same economic position as they would have been had the actual amount of such settlement and/or allowance been used for purposes of calculating such note, (i) the principal amount of such note will be reduced based on the new calculation using the Adjusted CDND and (ii) to the extent applicable, any interest payments made by GGO to the Company on such note prior to such re-calculation shall be refunded in respect of such reductions and accrued but unpaid interest in respect of such reductions shall be eliminated.  Consistent with the foregoing, the Tax Matters Agreement shall be retroactively applied using the re-calculated Indemnity Cap and any resulting amounts payable thereunder shall be promptly paid.

In the event that a Bankruptcy Court order allowing, disallowing, or reducing and allowing any of the Contingent and Disputed Debt Claims is appealed, vacated or otherwise modified, then following entry of a final and nonappealable order by a court of competent jurisdiction determining the amount (if any) of the applicable Contingent and Disputed Debt Claim, the adjustment process set forth in the preceding paragraph shall be undertaken within ten (10) calendar days following such order becoming final and nonappealable.

(i)                                     Solely for purposes of calculating whether a GGO Promissory Note is required to be issued at Closing pursuant to this Agreement, $1,000,000 shall be added to GGO Setup Costs.  If a GGO Promissory Note is issued at Closing pursuant to this Agreement, then on the six-month anniversary of the Closing Date (the “Calculation Date”), (A) the then outstanding principal amount of the GGO Promissory Note shall be reduced (but not to a number less than zero) by an amount equal to the excess (if it is a positive number), if any, of $1,000,000 over the aggregate amount of cash costs and expenses, if any, incurred by the Company after the Closing Date and prior to the Calculation Date to transfer assets after Closing to GGO pursuant to Section 2.4(d) of the Separation Agreement to be entered into between the Company and GGO at or prior to Closing, and (B) if the principal amount of the GGO Promissory Note is reduced pursuant to clause (A), any interest payments made by GGO to the Company on the GGO Promissory Note prior to such reduction pursuant to clause (A) shall be refunded in respect of such reductions and accrued but unpaid interest in respect of such reduction shall be eliminated.

SECTION 5.18                    Determination of Domestically Controlled REIT Status.

(a)                                  The Reorganized Company shall use reasonable efforts to comply with treasury regulations, revenue procedures, notices or other guidance adopted after the date hereof by the Internal Revenue Service or United States Treasury governing the determination of its status as a “domestically controlled REIT” as defined in Section 897 of the Code and the treasury regulations promulgated thereunder (a “Domestically Controlled REIT”).

(b)                                 The Reorganized Company shall inquire of Purchaser and Purchaser shall provide a written statement to the Reorganized Company setting forth the equity ownership percentage that “United States persons” as defined in Section 7701(a)(30) of the Code (“U.S. Persons”) hold in Purchaser.  Such statement shall be based on the direct ownership in Purchaser, except to the extent that Purchaser has actual knowledge of indirect ownership or can provide a reasonable estimate of such indirect ownership.  For the avoidance of doubt, if interests in Purchaser are held or registered in “street name”, such Purchaser shall not be required to determine the ultimate beneficial owner of such interests for the purposes of complying with this Section 5.18.

(c)                                  The Reorganized Company shall include in its shareholder demand letters a request that each shareholder identify whether it is a U.S. Person.

(d)                                 The Reorganized Company shall at least annually request from Cede & Co. a list of holders of the Reorganized Company’s stock registered with Cede & Co. and, if granted access thereto, use reasonable efforts to review such list to determine whether any such holders are U.S. Persons.

(e)                                  The Reorganized Company shall, at least annually, as part of its internal audit and Sarbanes-Oxley Act (“SOX”) procedures with respect to key controls, use reasonable efforts to make a determination of whether or not it believes that it qualifies as a Domestically Controlled REIT.  Such determination shall be based on information reasonably available to the Reorganized Company under this Section 5.18 as well as through review of the information contained in any relevant Schedule 13D or Schedule 13G (or amendment thereto) filed with the SEC with respect to the Reorganized Company.  A written summary of the steps taken, information obtained and analysis of results will be prepared.  Each such annual determination (but not the written summary), subject to reasonable caveats and assumptions, shall be set forth in the Reorganized Company’s next Annual Report on Form 10-K filed with the SEC and shall be reported to the Board of Directors at least annually (or within fifteen days of discovering a change in status).  The Reorganized Company shall use the Reorganized Company’s SOX policies and procedures to oversee such determination.

(f)                                    The Company shall provide a copy of the written summary (and backup documentation) prepared in accordance with clause (e) to  Purchaser upon the request of Purchaser.  In addition, if reasonably requested by Purchaser, the Reorganized Company will, at Purchaser’s expense, make reasonable efforts to provide additional information to and otherwise cooperate with Purchaser, to enable Purchaser to respond to questions regarding Domestically Controlled REIT status by a taxing authority or person engaging in, or proposing to engage in, a transaction with Purchaser or an Affiliate thereof.

ARTICLE VI

ADDITIONAL COVENANTS OF PURCHASER

SECTION 6.1                          Information.  From and after the date of this Agreement until the earlier to occur of the Closing Date and the termination of this Agreement, Purchaser agrees to provide the Debtors with such information as the Debtors reasonably request regarding Purchaser for inclusion in the Disclosure Statement as necessary for the Disclosure Statement to contain adequate information for purposes of Section 1125 of the Bankruptcy Code.

SECTION 6.2                          Purchaser Efforts.  Purchaser shall use its reasonable best efforts to obtain all material permits, consents, orders, approvals, waivers, authorizations or other permissions or actions required for the consummation of the transactions contemplated by this Agreement from, and shall have given all necessary notices to, all Governmental Entities necessary to satisfy the condition in Section 8.1(b) (provided, however, that Purchaser shall not be required to pay or cause payment of any fees or make any financial accommodations to obtain any such consent, approval, waiver or other permission, except filing fees as required), and provide to such Governmental Entities all such information as may be necessary or reasonably requested relating to the transactions contemplated hereby.

SECTION 6.3                          Plan Support.  From and after the date of this Agreement until the earliest to occur of (i) the Effective Date, (ii) the termination of this Agreement and (iii) the date the Company or any Subsidiary of the Company makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its intention to support any Competing Transaction, or the Company or any

Subsidiary of the Company enters into a Competing Transaction, Purchaser agrees (unless otherwise consented to by the Company) (provided, that (x) the Company is not in material breach of this Agreement and (y) the terms of the Plan are and remain consistent with the Plan Summary Term Sheet and this Agreement, and are otherwise in form and substance satisfactory to Purchaser) to (and shall use reasonable best efforts to cause its Affiliates to):

(a)                                  Not pursue, propose, support, vote to accept or encourage the pursuit, proposal or support of, any Chapter 11 plan, or other restructuring or reorganization for the Company, or any Subsidiary of the Company, that is not consistent with the Plan;

(b)                                 Not, nor encourage any other Person to, interfere with, delay, impede, appeal or take any other negative action, directly or indirectly, in any respect regarding acceptance or implementation of the Plan; and

(c)                                  Not commence any proceeding, or prosecute any objection to oppose or object to the Plan or to the Disclosure Statement and not to take any action that would delay approval or confirmation, as applicable, of the Disclosure Statement and the Plan, in each case (i) except as intended to ensure the consistency of the Disclosure Statement and the Plan with the terms of this Agreement and the rights and obligations of the parties thereto and (ii) without limiting any rights Purchaser may have to terminate this Agreement pursuant to Section 11.1(b) (including Section 11.1(b)(x)) hereof.

SECTION 6.4                          Transfer Restrictions.  Purchaser covenants and agrees that the Shares and the GGO Shares (and shares issuable upon exercise of Warrants, New Warrants and GGO Warrants) shall be disposed of only pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws.  Purchaser agrees to the imprinting, so long as is required by this Section 6.4, of the following legend on any certificate evidencing the Shares or GGO Shares (and shares issuable upon exercise of Warrants, New Warrants and GGO Warrants):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS (“BLUE SKY”) OR THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  THE SHARES MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, ENCUMBERED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS EITHER (I) A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES IS EFFECTIVE UNDER THE ACT AND APPLICABLE BLUE SKY LAWS AND THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION ARE COMPLIED WITH OR (II) UNLESS WAIVED BY THE ISSUER, THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR OTHER APPLICABLE LAWS WILL BE INVOLVED IN SUCH TRANSACTION.

Certificates evidencing the Shares (and shares issuable upon exercise of Warrants and New Warrants) shall not be required to contain such legend (A) while a registration statement covering the resale of the Shares is effective under the Securities Act, or (B) following any sale of any such Shares pursuant to Rule 144 of the Exchange Act (“Rule 144”), or (C) following receipt of a legal opinion of counsel to Purchaser that the remaining Shares held by Purchaser are eligible for resale without volume limitations or other limitations under Rule 144.  In addition, the Company will agree to the removal of all legends with respect to shares of New Common Stock deposited with DTC from time to time in anticipation of sale in accordance with the volume limitations and other limitations under Rule 144, subject to the Company’s approval of appropriate procedures, such approval not to be unreasonably withheld, conditioned or delayed.

Following the time at which such legend is no longer required (as provided above) for certain Shares, the Company shall promptly, following the delivery by Purchaser to the Company of a legended certificate representing such Shares, deliver or cause to be delivered to Purchaser a certificate representing such Shares that is free from such legend.  In the event the above legend is removed from any of the Shares, and thereafter the effectiveness of a registration statement covering such Shares is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities Laws, then the Company may require that the above legend be placed on any such Shares that cannot then be sold pursuant to an effective registration statement or under Rule 144 and Purchaser shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such Shares may again be sold pursuant to an effective registration statement or under Rule 144.

The Plan shall provide, in connection with the consummation of the Plan, for GGO to enter into an agreement with Purchaser with respect to GGO Shares and GGO Warrants containing the same terms as provided above in this Section 6.4 but replacing references to (A) “the Company” with GGO, (B) “New Common Stock” with GGO Common Stock, (C) “Shares” with “GGO Shares” and (D) “Warrants” or “New Warrants” with GGO Warrants.

Purchaser shall further covenant and agree in an agreement to be entered into with GGO in connection with the Plan not to sell, transfer or dispose of (each, a “Transfer”) (x) GGO Shares, GGO Warrants, or shares issuable upon exercise of the GGO Warrants during the period from and after the Closing Date to the six (6) month anniversary of the Closing Date, (y) in excess of (A) 8.25% of the GGO Shares and (B) 8.25% of the GGO Warrants or the shares issuable upon exercise of the GGO Warrants, in the aggregate, during the period from and after the six (6) month anniversary of the Closing Date to the one (1) year anniversary of the Closing Date and (z) in excess of (A) 16.5% of the GGO Shares and (B) 16.5% of the GGO Warrants or the shares issuable upon exercise of the GGO Warrants, in the aggregate (and taken together with any Transfers effected under clause (y)), during the period from and after the six (6) month anniversary of the Closing Date to the eighteen (18) month anniversary of the Closing Date.  For clarity, Purchaser shall not be restricted from Transferring any GGO Shares, GGO Warrants, or shares issuable upon exercise of the GGO Warrants from and after the eighteen (18) month anniversary of the Closing Date.

Prior to the Closing, Purchaser shall not Transfer the Warrants or the shares of Common Stock issuable upon exercise of the Warrants prior to the earlier of (i) termination of this Agreement or (ii) the date the Company or any Subsidiary of the Company (A) makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its decision to support any Competing Transaction, or the

Company or any Subsidiary of the Company enters into a definitive agreement providing for a Competing Transaction or (B) provides notice to Purchaser of its or any of its Subsidiaries decision to enter into, or entry into, a definitive agreement providing for a Competing Transaction.

Notwithstanding anything herein to the contrary (but subject to the Non-Control Agreement), Purchaser shall be permitted to Transfer any portion or all of its Shares, GGO Shares, the Warrants, the New Warrants, the GGO Warrants and the shares of Common Stock or New Common Stock issuable upon exercise of the Warrants, the New Warrants and the GGO Warrants at any time under the following circumstances (provided, that none of Purchaser’s rights and benefits under this Agreement shall inure to the benefit of any transferee under clause (ii) or (iii) below):

(i)                                     Transfers to any Affiliate of Purchaser, any member of Purchaser, any Brookfield Consortium Member and any member, partner or shareholder or any Affiliate of any Brookfield Consortium Member, in accordance with and subject to the Designation Conditions.

(ii)                                  Transfers pursuant to a merger or tender offer or exchange offer involving the Company in which any Person acquires more than 50% of the outstanding Common Stock on a Fully Diluted Basis.

(iii)                               Any bona fide mortgage, encumbrance, pledge or hypothecation of capital stock to a financial institution in connection with any bona fide loan.

For the avoidance of doubt, Purchaser’s rights to designate for nomination the Purchaser Board Designees and Purchaser GGO Board Designees pursuant to Section 5.10 and Subscription Rights pursuant to Section 5.9 may not be Transferred to a Person that is not a Brookfield Consortium Member.

Purchaser agrees to the imprinting of a legend referencing the above transfer restrictions on any certificate evidencing the Shares or GGO Shares (and shares issuable upon exercise of Warrants, New Warrants and GGO Warrants).  In connection with any transfer of the Shares or GGO Shares (and shares issuable upon exercise of Warrants, New Warrants and GGO Warrants), the Company shall remove such legends from such certificates to the extent the transferee thereof is not bound by such transfer restrictions.

SECTION 6.5                          Equity Commitments; Source of Funds.

(a)                                  Without the prior written consent of the Company, prior to the Release Date (as defined in the Escrow Agreements), except as contemplated by Section 6.5(b) below, Purchaser shall not (i) enter into any amendments or waive any provision of or terminate the Brookfield Equity Commitment Letter or the Escrow Agreements or any Acceptable LC or (ii) instruct the Escrow Agent to distribute any of the Escrow Amount to an Equity Provider pursuant to Section 4(a)(ii) of the Escrow Agreements.

(b)                                 In the event that at any time following the execution of the Escrow Agreements, one or more Equity Providers secures and delivers to Purchaser an Acceptable LC in replacement for its Commitment Amount (as defined in the applicable Escrow Agreement), Purchaser shall be entitled to amend or terminate the applicable Escrow Agreement replaced by an Acceptable LC without the consent of the Company.  Without the consent of the Company, Purchaser shall not permit any amendments, waivers or terminations of any Acceptable LC.

(c)                                  Prior to the earlier to occur of the Closing and the termination of this Agreement, Purchaser shall not dividend, distribute or otherwise transfer or dispose of any cash or other assets other than to pay the Purchase Price and the GGO Purchase Price and pursuant to Article II.

SECTION 6.6                          REIT Representations and Covenants.  At such times as shall be reasonably requested by the Company, for so long as Purchaser (or, to the extent applicable, its Affiliates, members or Affiliates of members) beneficially or constructively owns in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company of the outstanding Common Stock or New Common Stock, Purchaser shall (and, to the extent applicable, cause its Affiliates, members or Affiliates of members to) use reasonable best efforts to provide the Company with customary representations and covenants, in the form attached hereto as Exhibit D which shall, among other things, enable the Company to provide a waiver of the ownership limit set forth in the certificate of incorporation of the Company to Purchaser and ensure that the Company can appropriately monitor any “related party rent” issues raised by the Warrants and the purchase of the Shares by Purchaser, it being understood that Purchaser’s Affiliates, members or Affiliates of members shall be required to provide such representations and covenants only if such Person beneficially owns Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Person in a tenant of the Company would be treated as constructively owned by Purchaser.

SECTION 6.7                          Non-Control Agreement.  At or prior to the Closing, Purchaser shall enter into the Non-Control Agreement with the Company.

SECTION 6.8                          Purchaser Formed Entities.  Purchaser Formed Entities were formed by Purchaser solely for the purpose of engaging in the reorganization transactions contemplated by Exhibit B hereto.  None of the Purchaser Formed Entities has engaged in any other business activities and has conducted and will conduct its operations prior to the Closing only as contemplated by this Agreement, including Exhibit B.  Prior to the Closing, Purchaser shall cause the Purchaser Formed Entities not to (i) incur any liabilities (other than as contemplated by this Agreement) or (ii) take any action to cause any condition to the Closing hereunder not to be satisfied.

SECTION 6.9                          Additional Backstops.

(a)                                  The Company may, at its option, include in the Plan an offering (the “GGP Backstop Rights Offering”) to its then-existing holders of Common Stock of rights to purchase New Common Stock on the Effective Date in an amount sufficient to yield to the Company aggregate net proceeds on the Effective Date of up to $500,000,000 or such lesser amount as the Company may determine (the “GGP Backstop Rights Offering Amount”).  In connection with the GGP Backstop Rights Offering:

(i)                                     Purchaser and the Pershing Investors (together with the Purchaser, the “Backstop Investors”) and the Company shall appoint a mutually-acceptable and internationally-recognized investment bank to act as bookrunning dealer-manager for the GGP Backstop Rights Offering (the “Dealer Manager”) pursuant to such arrangements as they may mutually agree;

(ii)                                  the Dealer Manager will, no later than the fifth business day in advance of the commencement of the solicitation of votes on the Plan and offering of rights in the GGP Backstop Rights Offering (which shall not be longer than 60 days), recommend in writing to the Backstop Investors and the Company the number of shares of New Common Stock that may be purchased for each share of Common Stock, the subscription price of such purchase and the other terms for the rights offering that the Dealer Manager determines are reasonably likely to yield committed proceeds to the Company at the Effective Date equal to the GGP Backstop Rights Offering Amount (it being understood that the Dealer Manager will have no liability if it is later determined that its good faith determination was erroneous);

(iii)                               the Backstop Investors agree, severally but not jointly and severally, to subscribe, or cause one or more designees to subscribe, for New Common Stock on a pro rata basis to the extent rights are declined by holders of Common Stock, subject to the subscription rights among the Backstop Investors set forth in clause (iv);

(iv)                              the Backstop Investors will have subscription rights in any such offering allowing them to maintain their respective proportionate pro forma New Common Stock -equivalent interests on a Fully Diluted Basis with the effect that the Backstop Investors will be assured of the ability to acquire such number of shares of New Common Stock as would have been available to them pursuant to Section 5.9 had the GGP Backstop Rights Offering been made after the Closing;

(v)                                 the Backstop Investors will receive aggregate compensation in the form of New Common Stock (whether or not the backstop commitments are utilized) with a value equal to three percent (3%) of the GGP Backstop Rights Offering Amount; and

(vi)                              the amount of New Common Stock to be purchased pursuant to the GGP Backstop Rights Offering will be subject to reduction to the extent that either (A) the Company Board determines in its business judgment after consultation with the Backstop Investors that it has sufficient liquidity and working capital available to it in light of circumstances at the time and the costs and benefits to the Company of consummation of the GGP Backstop Rights Offering or (B) the Backstop Investors have agreed that they will provide to the Company, in lieu of the GGP Backstop Rights Offering, the Bridge Securities contemplated in clause (b) below.

(b)                                 The Company shall give each Backstop Investor written notice of its estimate of the amount the Backstop Investors will be required to fund pursuant to Section 6.9(a) no later than six (6) Business Days prior to the Closing Date.  If each Backstop Investor agrees, the Backstop Investors shall have two (2) Business Days from the date of receipt of such notice to notify the Company in writing that they intend to elect to purchase from the Company in lieu of all or part of the proceeds to be provided by the GGP Backstop Rights Offering its pro rata portion of senior subordinated unsecured notes and/or preferred stock instruments (at the election of the Backstop Investors) on market terms except as provided below (the “Bridge Securities”).  The Bridge Securities would have a final maturity date, in the case of a note, and a mandatory redemption date, in the case of preferred stock, on the 270th day after the Effective Date, would not require any mandatory interim cash distributions except as contemplated in (i) below, and would yield to the Company on the Closing Date cash proceeds (net of OID) of at least the proceeds from the GGP Backstop Rights Offering that such Bridge Securities are intended to replace.  The Bridge Securities would be subordinated in right of payment to any New Debt, would have market coupon and fees, would allow for any interest due prior to maturity to be “paid in kind” (rather than paid in cash) at the election of the Company, would be prepayable, without any prepayment penalty or prepayment premium, on a pro rata basis at any time, and would otherwise be on market terms (determined such that fair value of the Bridge Securities as of the Effective Date is equal to par minus OID).

If the GGP Backstop Rights Offering is completed or the Bridge Securities are issued:

(i)                                     unless the Backstop Investors otherwise agree, the Bridge Securities shall be subject to mandatory prepayment on a pro rata basis out of the proceeds of any equity or debt securities offered or sold by the Company at any time the Bridge Securities are outstanding (other than the New Common Stock sold to the Backstop Investors, any New Common Stock sold in the GGP Backstop Rights Offering and the New Debt); and

(ii)                                  if the Bridge Securities are issued and not repaid on or before the date that is thirty (30) days following the Effective Date, the Company shall conduct a rights offering in an amount equal to the outstanding amount due with respect to the Bridge Securities and with a pro rata backstop by each applicable Backstop Investor on substantially the same procedure and terms provided in clause (a) above, with such rights offering to have a subscription period of not more than 30 days that ends no later than the 10th day prior to the final maturity date or mandatory redemption of the Bridge Securities.

(c)                                  If the Company requests Purchaser and the Fairholme/Pershing Investors (collectively, the “Initial Investors”), in writing, at any time prior to fifteen (15) days before the commencement of solicitation of acceptances of the Plan, each Initial Investor agrees that it shall, severally but not jointly and severally, provide or cause a designee to provide its pro rata share of a backstop for new bonds, loans or preferred stock (as determined by the Initial Investor) in an aggregate amount equal to $1,500,000,000 less the Reinstated Amounts, at a market rate and market commitment fees, and otherwise on terms and conditions to be mutually agreed among the Initial Investors and the Company.  Any such notice shall be revocable by the Company in its sole discretion.  The new bonds, loans or preferred stock would require no mandatory interim cash principal payments prior to the third anniversary of issuance (unless funded from committed junior indebtedness or junior preferred stock), and would yield proceeds to the Company on the Closing Date net of OID of at least $1,500,000,000 less the Reinstated Amounts.  Any Initial Investor may at any time designate in writing one or more financial institutions with a corporate investment grade credit rating (from S&P or Moody’s) to make a substantially similar undertaking as that provided herein and, upon the receipt of such an undertaking by the Company in form and substance reasonably satisfactory to the Company, such Initial Investor shall be released from its obligations under this Agreement, the Fairholme Agreement or the Pershing Agreement, as applicable.

(d)                                 For the purposes of Section 6.9(a) and Section 6.9(b), the “pro rata share” or “pro rata basis” of each Backstop Investor shall be determined in accordance with the maximum number of shares of New Common Stock each Backstop Investor has committed to purchase at Closing pursuant to the Pershing Agreement or this Agreement, as applicable, as of the date hereof, in relation to the aggregate maximum number of shares of New Common Stock all Backstop Investors have committed to purchase at Closing pursuant to the Pershing Agreement or this Agreement, as applicable, as of the date hereof.  For the purposes of Section 6.9(c), the “pro rata share” or “pro rata basis” of each Initial Investor shall be determined in accordance with the maximum number of shares of New Common Stock each Initial Investor has committed to purchase at Closing pursuant to the Fairholme/Pershing Agreements or this Agreement, as applicable, as of the date hereof, but excluding any shares of New Common Stock the Backstop Investors have committed to purchase pursuant to this Section 6.9.

(e)                                  Section 6.9(a) and Section 6.9(b) shall terminate automatically without any action by any party upon entry of an order of the Bankruptcy Court approving the termination fee and expense reimbursement set forth in that certain Stock Purchase Agreement, dated as of July 8, 2010, by and between the Company and Teacher Retirement System of Texas, as to which order the time to appeal or petition for writ of certiorari shall have expired or if an appeal shall have been sought, such order shall have been affirmed by the highest court to which such order was appealed without modification of such order.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

SECTION 7.1                          Conditions to the Obligations of Purchaser.  The obligation of Purchaser to purchase the Shares and the GGO Shares pursuant to this Agreement on the Closing Date are subject to the satisfaction (or waiver (to the extent permitted by applicable Law) by Purchaser) of the following conditions as of the Closing Date:

(a)                                  No Injunction.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the transactions contemplated by this Agreement.

(b)                                 Regulatory Approvals; Consents.  All permits, consents, orders, approvals, waivers, authorizations or other permissions or actions of third parties and Governmental Entities required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received, as the case may be, and shall be in full force and effect, except for those permits, consents, orders, approvals, waivers, authorizations or other permissions or actions the failure of which to make or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being agreed that any permit, consent, order, approval, waiver, authorization or other permission or action in respect of any Identified Asset for which any of the alternatives in Section 2.1(a) shall have been employed shall be deemed hereunder to have been made or received, as the case may be, and in full force and effect).

(c)           Representations and Warranties and Covenants.  Except for changes permitted or contemplated by this Agreement or the Plan Summary Term Sheet, each of (i) the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.20(a) (except for such inaccuracies in Section 3.20(a) caused by sales, purchases or transfers of assets which have been effected in accordance with, subject to the limitations contained in, and not otherwise prohibited by, the terms and conditions in this Agreement, including, without limitation, this Article VII) and Section 3.23 shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct only as of such specific date), (ii) the representations and warranties of the Company contained in Section 3.4 shall be true and correct (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct (except for de minimis inaccuracies) only as of such specific date) and (iii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (it being agreed that the condition in this subclause (iii) as it relates to undisclosed liabilities of the Company and its Subsidiaries comprised of Indebtedness shall be deemed to be satisfied if the condition in Section 7.1(p) is satisfied.  In addition, for purposes of this Section 7.1(c) as it relates to Section 3.20(b) of this Agreement, the reference to “DIP Loan” in clause (i) of such Section 3.20(b) shall be deemed to refer to that certain Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement, dated as of July 23, 2010, by and among the Company, GGP Limited Partnership, the lenders party thereto, Barclays Capital, as the Sole Arranger, Barclays Bank PLC, as the Administrative Agent and Collateral Agent, and the guarantors party thereto (the “New DIP Agreement”).  The Company shall have complied in all material respects with all of its obligations under this Agreement, provided that with respect to its obligations under Section 5.14(a), Section 5.14(b) (to the extent applicable) and Section 5.14(c) hereof, the Company shall have complied therewith in all respects.  The Company shall have provided to Purchaser a certificate delivered by an executive officer of the Company, acting in his or her official capacity on behalf of the Company, to the effect that the conditions in this clause (c) and the immediately following clause (d) have been satisfied as of the Closing Date and Purchaser shall have received such other evidence of the conditions set forth in this Section 7.1 as it shall reasonably request.

(d)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, fact or circumstance, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Plan and Confirmation Order.  The Plan, in form and substance satisfactory to Purchaser, shall have been confirmed by the Bankruptcy Court by order in form and substance satisfactory to Purchaser (the “Confirmation Order”), which Confirmation Order shall be in full force and effect (without waiver of the 14 day period set forth in Bankruptcy Rule 3020(e)) as of the Effective Date and shall not be subject to a stay of effectiveness.

(f)            Disclosure Statement.  The Disclosure Statement, in form and substance acceptable to Purchaser, shall have been approved by order of the Bankruptcy Court in form and substance satisfactory to Purchaser (the “Disclosure Statement Order”).

(g)           Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date of the Plan, including the consummation of the transactions contemplated by Exhibit B, shall have been satisfied or waived in accordance with the Plan and the Reorganized Company Organizational Documents as set forth in the Plan shall be in effect.

(h)           GGO.  The GGO Share Distribution and the issuance by GGO of the GGO Warrants shall have occurred in accordance with this Agreement.  In connection with the implementation of the GGO Share Distribution, (i) the Company shall have provided Purchaser with reasonable access to all relevant information and consulted and cooperated in good faith with Purchaser and the GGO Representative with respect to the contribution of the Identified Assets to GGO in accordance with Section 2.1(a), and (ii) all actions taken by the Company and its Subsidiaries related thereto and all documentation related to the formation and organization of GGO, the implementation of the GGO Share Distribution, to separate the business of the Company and GGO and other intercompany arrangements between the Company and GGO, in each case, shall be reasonably satisfactory to Purchaser and shall be in full force and effect.

(i)            GGO Common Stock.  GGO shall not have issued and outstanding on a Fully Diluted Basis immediately following the Closing more than the GGO Common Share Amount of shares of GGO Common Stock (plus (A) an aggregate 5,250,000 shares issuable to the Purchaser and the Fairholme/Pershing Investors pursuant to this Agreement and the Fairholme/Pershing Agreements, (B) such shares of GGO Common Stock issuable upon exercise of the GGO Warrants pursuant to Section 5.2, (C) such shares of GGO Common Stock issuable upon the exercise of warrants that may be issued to the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements).

(j)            Valid Issuance.  The Shares, Warrants, New Warrants and GGO Warrants and the GGO Shares shall be validly issued to Purchaser (against payment therefor in the case of the Shares and the GGO Shares).  The Company and GGO shall have executed and delivered the warrant agreement for each of the New Warrants and the GGO Warrants, together with such other customary documentation as Purchaser may reasonably request in connection with such issuance; each warrant agreement shall be in full force and effect and neither the Company nor GGO shall be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(k)           No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that prohibits the issuance or sale of, pursuant to this Agreement, the Shares, the issuance of Warrants, New Warrants, GGO Shares, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants; and no injunction or order of any federal, state or foreign court shall have been issued that prohibits the issuance or sale, pursuant to this Agreement, of the Shares, the GGO Shares, the Warrants, New Warrants, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants.

(l)            Registration Rights Agreements.  Each of the Company and GGO shall have entered into a registration rights agreement with Purchaser with respect to all registrable securities issued to or held by Purchaser or any Brookfield Consortium Member from time to time in a manner that permits the registered offering of securities pursuant to such methods of sale as Purchaser may reasonably request from time to time.  Each registration rights agreement shall provide for (i) an unlimited number of shelf registration demands on Form S-3 to the extent that the Company or GGO, as applicable, is then permitted to file a registration statement on Form S-3, (ii) if the Company or GGO, as applicable, is not eligible to use Form S-3, the filing by the Company or GGO, as applicable, of a registration statement on Form S-1 or Form S-11, as applicable, and the Company or GGO, as applicable, using its reasonable best efforts to keep such registration statement continuously effective; (iii) piggyback rights not less favorable than those provided in the Warrant Agreement; (iv) with respect to the Company, underwritten offerings during the term of the registration rights agreement, but not more than one (1) underwritten offering in any 12-month period during the three (3) year period following the Closing Date and not more than two (2) underwritten offerings in any 12-month period thereafter, provided that in no event shall the Company be required to effect more than three (3) underwritten offerings in the aggregate in any 12-month period at the request of Purchaser and the Other Sponsors and, with respect to GGO, at least three underwritten offerings during the term of the registration rights agreement, but not more than one in any 12-month period; (v) “black-out” periods not less favorable than those provided in the Warrant Agreement; (vi) “lock-up” agreements by the Company or GGO, as applicable, to the extent requested by the managing underwriter in any underwritten public offering requested by Purchaser consistent with those provided in the Warrant Agreement (it being understood that the registration rights agreement will include procedures, reasonably acceptable to Purchaser and the Company, designed to ensure that the total number of days that the Company or GGO, as applicable, may be subject to a lock-up shall not, in the aggregate after taking into account any applicable lock-up periods resulting from registration rights agreements between the Company or GGO, as applicable, and the Fairholme/Pershing Investors, exceed 120 days in any 365-day period); (vii) to the extent that Purchaser and any Brookfield Consortium Member in the aggregate hold in excess of 20% of the New Common Stock or GGO Common Stock, as applicable, on a fully diluted basis at the time of an underwritten public offering by the Company or GGO, as applicable, Purchaser and such Brookfield Consortium Member will agree to a 60-day customary lock up to the extent requested by the managing underwriter; and (viii) other terms and conditions reasonably acceptable to Purchaser.  The registration rights agreement shall be in full force and effect and neither the Company nor GGO shall be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(m)          Listing.  The Shares shall be authorized for listing on the NYSE, subject to official notice of issuance, and the shares of New Common Stock issuable upon exercise of the New Warrants shall be eligible for listing on the NYSE.  The GGO Shares shall be authorized for listing on a U.S. national securities exchange, subject to official notice of issuance, and the shares of GGO Common Stock issuable upon exercise of the GGO Warrants shall be eligible for listing on a U.S. national securities exchange.

(n)           Liquidity.  The Company shall have, on the Effective Date and after giving effect to the use of proceeds from Capital Raising Activities permitted under this Agreement and the issuance of the Shares, and the payment and/or reserve for all allowed and disputed claims under the Plan, transaction fees and other amounts required to be paid in cash under the Plan as contemplated by the Plan Summary Term Sheet, an aggregate amount of not less than $350,000,000 of Proportionally Consolidated Unrestricted Cash (the “Liquidity Target”) plus the net proceeds of the Additional Financings and the aggregate principal amount of the Anticipated Debt Paydowns (or such higher number as may be agreed to by Purchaser and the Company) plus the excess, if any, of (A) the aggregate principal amount of New Debt and the Reinstated Amounts over (B) $1,500,000,000.  For the avoidance of doubt, the reserve shall (i) include (a) the Contingent and Disputed Debt Claims, and (b) an estimate of the cash component of a potential dividend to be issued by the Company as a result of the spin-off of GGO, and (ii) exclude any amounts to be paid in Shares.  In  addition, to the extent that there is any availability under the Debt Cap, then such amount shall be included in Proportionally Consolidated Unrestricted Cash as if the Company had such amount in cash.

(o)           Board of Directors.  Three persons designated by Purchaser pursuant to Section 5.10(a) shall have been duly appointed to the Company Board and one person designated by Purchaser pursuant to Section 5.10(b) shall have been duly appointed to the GGO Board.

(p)           Debt of the Company.  Immediately following the Closing after giving effect to the Plan, the aggregate outstanding Proportionally Consolidated Debt shall not exceed $22,250,000,000  in the aggregate minus (i) the amount of Proportionally Consolidated Debt attributable to assets sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of this Agreement through the Closing and minus (ii) the excess, if any, of $1,500,000,000 over the aggregate principal amount of new Unsecured Indebtedness incurred after the date of this Agreement and on or prior to the Closing Date for cash (“New Debt”) and the aggregate principal amount of any Debt under the Rouse Bonds or the Exchangeable Notes that is reinstated or issued under the Plan (such amounts reinstated or issued, the “Reinstated Amounts”) minus (iii) the amount of Proportionally Consolidated Debt attributable to Identified Assets contributed to GGO pursuant to Section 2.1(a), minus (iv) the amount of Proportionally Consolidated Debt attributable to assets other than Identified Assets contributed to GGO pursuant to Section 2.1(a) minus (v) the principal and/or liquidation preference of the TRUPS and the UPREIT Units not reinstated, plus (vi) in the event the Closing occurs prior to September 30, 2010, the amount of scheduled amortization on Proportionally Consolidated Debt (other than Corporate Level Debt) from the Closing Date to September 30, 2010 that otherwise would have been paid by September 30, 2010, minus (vii) in the event the Closing occurs on or after September 30, 2010, the amount of actual amortization paid on Proportionally Consolidated Debt (other than Corporate Level Debt) from September 30, 2010 to the Closing Date, plus (viii) (A) the excess of the aggregate principal amount of new Debt incurred to refinance existing Debt in accordance with Section 7.1(r)(vii) hereof over the principal amount of the Debt so refinanced and (B) new Debt incurred to finance unencumbered Company Properties and Non-Controlling Properties after the date of this Agreement and on or prior to the Closing (such amounts contemplated by clauses (A) and (B) collectively, the

“Additional Financing”) plus (ix) the amount of other principal paydowns, writedowns and resulting impact on amortization (or payments in the anticipated amortization schedule with respect to Fashion Show Mall (Fashion Show Mall LLC), The Shoppes at the Palazzo and Oakwood Shopping Center (Gretna, LA)) currently anticipated to be made by the Company in connection with refinancings, or completion of negotiations in respect of its property level Debt which the Company determines in good faith are not actually required to be made prior to Closing (“Anticipated Debt Paydowns”) plus (x) the excess, if any, of (A) the aggregate principal amount of New Debt and the Reinstated Amounts over (B) $1,500,000,000 plus (xi) the aggregate amount of the Bridge Notes (as defined in the Pershing Agreement) issued pursuant to Section 1.4 of the Pershing Agreement (and the parties agree that such Bridge Notes shall not be included in the calculation of Closing Date Net Debt or Closing Date Net Debt W/O Reinstatement Adjustment) (the aggregate amount calculated pursuant to this Section 7.1(p), the “Debt Cap”).

(q)           Outstanding Common Stock.  The number of issued and outstanding shares of New Common Stock on a Fully Diluted Basis (including the Shares) shall not exceed the Share Cap Number.  The “Share Cap Number” means 1,104,683,256 plus the number of shares (if any) issued to settle or otherwise satisfy Hughes Heirs Obligations, plus up to 65,000,000 shares of New Common Stock issued in Liquidity Equity Issuances, plus the shares of New Common Stock issuable upon the exercise of the New Warrants, plus the shares of New Common Stock issuable upon the exercise of those certain warrants issued to the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements, plus the number of shares of Common Stock issued as a result of the exercise of employee stock options to purchase Common Stock outstanding on the date hereof, plus 90,000 shares of Common Stock issued to directors of the Company, plus the number of shares into which any reinstated Exchangeable Notes can be converted, plus, in the event shares of New Common Stock are issued pursuant to Section 6.9, the difference between (i) the number of shares of New Common Stock issued to existing holders of Common Stock and the Initial Investors, in each case, pursuant to Section 6.9) minus (ii) 50,000,000 shares of New Common Stock, minus the number of Put Shares (as defined in the Pershing Agreement) under the Pershing Agreement (which shall not be considered Share Equivalents for purposes of this calculation); provided, that if Indebtedness under the Rouse Bonds or the Exchangeable Notes is reinstated under the Plan, or the Company shall have incurred New Debt, or between the date of this Agreement and the Closing Date the Company shall have sold for cash real property assets outside of the ordinary course of business (“Asset Sales”), the Share Cap Number shall be reduced by the quotient (rounded up to the nearest whole number) obtained by dividing (x) the sum of (a) the lesser of (I) $1,500,000,000 and (II) the sum of Reinstated Amounts and the net cash proceeds to the Company from the issuance of New Debt, and (b) the net cash proceeds to the Company from Asset Sales in excess of $150,000,000 by (y) the Per Share Purchase Price.

(r)            Conduct of Business.  The following shall be true in all material respects as of the Closing Date:

Except as otherwise expressly provided or permitted, or contemplated, by this Agreement or the Plan Summary Term Sheet (including, without limitation, in connection with implementing the matters contemplated by Article II hereof) or any order of the Bankruptcy Court in effect on the date of the Agreement, during the period from the date of this Agreement to the Closing, the following actions shall not have been taken without the prior written consent of Purchaser (which consent Purchaser agrees shall not be unreasonably withheld, conditioned or delayed):

(i)                                     the Company shall not have (A) declared, set aside or paid any dividends on, or made any other distributions in respect of, any of the Company’s capital stock (other than dividends required to retain REIT status or to avoid the imposition of entity level taxes), (B) split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, or (C) purchased, redeemed or otherwise acquired (other than as set forth on Section 7.1(r)(i) of the Company Disclosure Letter or pursuant to Company Benefit Plans) any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ii)                                  the Company shall not have amended the Company’s certificate of incorporation or bylaws other than to increase the authorized shares of capital stock;

(iii)                               neither the Company nor any of its Subsidiaries shall have acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof except (A) in the ordinary course of business, (B) for transactions with respect to joint ventures existing on the date hereof valued at less than $10,000,000 or (C) for transactions valued at less than $10,000,000 in the aggregate;

(iv)                              none of the Company Properties, Non-Controlling Properties or Identified Assets shall have been sold or otherwise transferred, except, (A) in the ordinary course of business, (B) to a wholly owned Subsidiary of the Company (which Subsidiary shall be subject to the same restrictions under this subsection (iv)), and (C) for sales or other transfers, the net proceeds of which shall not exceed $1,000,000,000 in the aggregate, when taken together with all such sales and other transfers of Company Properties, Non-Controlling Properties and Identified Assets (the “Sales Cap”); provided that the Sales Cap shall not apply with respect to sales or transfers of Identified Assets to the extent the same shall have been consummated in accordance with the express terms and conditions set forth in Article II hereof;

(v)                                 [Intentionally Omitted]

(vi)                              none of the Company or any of its Subsidiaries shall have issued, delivered, granted, sold or disposed of any Equity Securities (other than (A) issuances of shares of Common Stock issued pursuant to, and in accordance with, Section 7.1(u), but subject to Section 7.1(q), (B) pursuant to the Equity Exchange, (C) the issuance of shares pursuant to the exercise of employee stock options issued pursuant to the Company Option Plans, (D) as set forth on Section 7.1(u) of the Company Disclosure Letter), or (E) the issuance of shares to existing holders of Common Stock and the Backstop Investors, in each case, pursuant to Section 6.9);

(vii)                           none of the Company Properties or Identified Assets shall have been mortgaged, or pledged, nor shall the owner or lessee thereof have granted a lien, mortgage, pledge, security interest, charge, claim or other Encumbrance relating to debt obligations of any kind or nature on, or otherwise encumbered, any Company Property or Identified Assets except in the ordinary course of business consistent with past practice, other than encumbrances of Company Properties or Identified Assets of Debtors in connection with (A) a restructuring of existing indebtedness for borrowed money related to any such Company Property or Identified Asset with the existing lender(s) thereof or (B) a refinancing of existing indebtedness for borrowed money related to any Company Property or Identified Asset in an amount not to exceed $300,000,000 (the “Refinance Cap”), provided that (x) the Refinance Cap shall not apply to a refinancing of the existing first lien indebtedness secured by the Fashion Show Mall, (y) in the event that a refinancing is secured by mortgages, deeds of trust, deeds to secure debt or indemnity deeds of trust encumbering multiple Company Properties and Identified Assets, the proceeds of such refinancing shall not exceed an amount equal to the Refinance Cap multiplied by the number of Company Properties and Identified Assets so encumbered, and (z) in connection with refinancing the indebtedness of a Company Property or Identified Asset owned by a Joint Venture, the Refinance Cap shall apply with respect to the aggregate share of such indebtedness which is allocable to, or guaranteed by (but without duplication), the Company and/or its Subsidiaries;

(viii)                        none of the Company or any of its Subsidiaries shall have undertaken any capital expenditure that is out of the ordinary course of business consistent with past practice and material to the Company and its Subsidiaries taken as a whole, except as contemplated in the Company’s business plan for fiscal year 2010 adopted by the board of directors of the Company prior to the date hereof; or

(ix)                                the Company shall not have changed any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP or regulatory guidelines (and except to implement purchase accounting and/or “fresh start” accounting if the Company elects to do so).

(s)           REIT Opinion.  Purchaser shall have received an opinion of Arnold & Porter LLP, dated as of the Closing Date, substantially in the form attached hereto as Exhibit J, that the Company (x) for all taxable years commencing with the taxable year ended December 31, 2005 through December 31, 2009, has been subject to taxation as a REIT and (y) has operated since January 1, 2010 to the Closing Date in a manner consistent with the requirements for qualification and taxation as a REIT.

(t)            Non-Control Agreement.  The Company shall have entered into the Non-Control Agreement with Purchaser.  The Non-Control Agreement shall be in full force and effect and the Company shall not be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(u)           Issuance or Sale of Common Stock.  Neither the Company nor any of its Subsidiaries shall have issued or sold any shares of Common Stock (or securities, warrants or options that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock) (other than (A) pursuant to the Equity Exchange, (B) the issuance of shares pursuant to the exercise of employee stock options issued pursuant to the Company Option Plans, (C) as set forth on Section 7.1(u) of the Company Disclosure Letter or (D) the issuance of shares to existing holders of Common Stock and the Backstop Investors, in each case, pursuant to Section 6.9), unless (1) the purchase price (or, in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock, the conversion, exchange or exercise price) shall not be less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation; provided, that for purposes hereof, payments to the Fairholme Investors or the Pershing Investors in accordance with Section 1.4 of the Fairholme Agreement or the Pershing Agreement, respectively, shall not be considered a discount, fee or other compensation), (2) following such issuance or sale, (x) no Person (other than (i) Purchaser, Brookfield Consortium Members, the Fairholme/Pershing Investors and their respective Affiliates and (ii) any institutional underwriter or initial purchaser acting in an underwriter capacity in an underwritten offering) shall, after giving effect to such issuance or sale, beneficially own more than 10% of the Common Stock of the Company on a Fully Diluted Basis, and (y) no four Persons (other than Purchaser, Brookfield Consortium Members, the Fairholme/Pershing Investors and their respective Affiliates) shall, after giving effect to such issuance or sale, beneficially own more than thirty percent (30%) of the Common Stock on a Fully Diluted Basis; provided, that this clause (2) shall not be applicable to any conversion or exchange of claims against the Debtors into New Common Stock pursuant to the Plan; provided, further, that subclause (y) of this clause (2) shall not be applicable with respect to any Person listed on Exhibit N and (3) Purchaser shall have been offered the right to purchase up to 15% of such shares of Common Stock (or securities, warrants or options that are convertible into or exchangeable or exercisable for Common Stock) on terms otherwise consistent with Section 5.9 (except the provisions of such Section 5.9 with respect to issuances contemplated by this Section 7.1(u) shall apply from the date of this Agreement) (provided that the right described in this clause (3) shall not be applicable to the issuance of shares or warrants contemplated by the Fairholme/Pershing Agreements, or any conversion or exchange of debt or other claims into equity in connection with the Plan).

(v)           Hughes Heirs Obligations.  The Hughes Heirs Obligations shall have been determined by order of the Bankruptcy Court entered on or prior to the Effective Date (which order may be the Confirmation Order or another order entered by the Bankruptcy Court) and satisfied in accordance with the terms of the Plan.  For the avoidance of doubt, to the extent that holders of Hughes Heirs Obligations or other Claims against or interests in the Debtors arising under or related to the Hughes Agreement receive any consideration in respect of such obligations, Claims or interests under the Plan, there shall be no reduction in the number of shares of New Common Stock or GGO Common Stock otherwise to have been distributed on the Effective Date under the Plan in the Equity Exchange or the GGO Share Distribution, as applicable.

(w)          GGO Promissory Note.  The GGO Promissory Note, if any, shall have been issued by GGO (or one of its Subsidiaries, provided that the GGO Promissory Note is guaranteed by GGO) in favor of the Operating Partnership.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

SECTION 8.1                 Conditions to the Obligations of the Company.  The obligation of the Company to issue the Shares and the obligation of GGO to issue the GGO Shares pursuant to this Agreement on the Closing Date are subject to the satisfaction (or waiver by the Company) of the following conditions as of the Closing Date:

(a)           No Injunction.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the transactions contemplated by this Agreement.

(b)           Regulatory Approvals; Consents.  All permits, consents, orders, approvals, waivers, authorizations or other permissions or actions of third parties and Governmental Entities required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received, as the case may be, and shall be in full force and effect, except for those permits, consents, orders, approvals, waivers, authorizations or other permissions or actions the failure of which to make or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Representations and Warranties and Covenants.  Each of (i) the representations and warranties of Purchaser contained in Section 4.1, Section 4.2, Section 4.3, and Section 4.12 in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct only as of such specific date), and (ii) the other representations and warranties of Purchaser contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality”, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date

(except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.  Purchaser shall have complied in all material respects with all of its obligations under this Agreement.  Purchaser shall have provided to the Company a certificate delivered by an executive officer of the managing member of Purchaser, acting in his or her official capacity on behalf of Purchaser, to the effect that the conditions in this clause (c) have been satisfied as of the Closing Date.

(d)           Plan and Confirmation Order.  The Plan shall have been confirmed by the Bankruptcy Court by order, which order shall be in full force and effect and not subject to a stay of effectiveness.

(e)           Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date of the Plan shall have been satisfied or waived in accordance with the Plan.

(f)            GGO.  The GGO Share Distribution shall have occurred.

(g)           No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that prohibits the issuance or sale of, pursuant to this Agreement, the Shares, the issuance of Warrants, New Warrants, GGO Shares, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants; and no injunction or order of any federal, state or foreign court shall have been issued that prohibits the issuance or sale, pursuant to this Agreement, of the Shares, the GGO Shares, the Warrants, the New Warrants, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants.

(h)           Reorganization Opinion.  The Company shall have received an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the exchange of Common Stock for New Common Stock in the Equity Exchange should be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely upon representations and covenants made by the parties to this Agreement.

(i)            IRS Ruling.  The Company shall have obtained a favorable written ruling from the United States Internal Revenue Service confirming the qualification of the GGO Share Distribution and the prerequisite internal spin-offs each as a “tax free spin-off” under the Code.

(j)            Funding.  Purchaser shall have paid to the Company and GGO, as applicable, all amounts payable by Purchaser under Article I and Article II of this Agreement, by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by the Company at least three (3) Business Days prior to the Closing Date.

(k)           REIT Matters.  The representations and covenants set forth on Exhibit D in respect of Purchaser and, to the extent applicable, its Affiliates, members, Affiliates of members or designees, shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date, it being understood that Purchaser’s Affiliates, members or Affiliates of members shall be required to provide such representations and covenants only if such Person beneficially owns Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Person in a tenant of the Company would be treated as constructively owned by Purchaser.

(l)            Non-Control Agreement.  Purchaser shall have entered into the Non-Control Agreement with the Company.  The Non-Control Agreement shall be in full force and effect and Purchaser shall not be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(m)          GGO Promissory Note.  The GGO Promissory Note, if any, shall have been issued by GGO (or one of its Subsidiaries, provided that the GGO Promissory Note is guaranteed by GGO) in favor of the Operating Partnership.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1                 Indemnification.

(a)           Subject to Section 9.1(b), the Company shall indemnify and hold harmless Purchaser, its members and partners and their respective Affiliates, officers, directors, employees, agents, advisors and controlling persons (each an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and reasonable expenses to which any such Indemnified Person may become subject, in each case, to the extent arising solely and directly out of any claim, challenge, litigation, investigation or proceeding initiated by a third party with respect to cooperation and assistance provided by Purchaser to the Company pursuant to Section 5.3(a) of this Agreement (but, for the avoidance of doubt, not other transactions relating to the Plan), and to reimburse such Indemnified Persons for any reasonable legal or other out-of-pocket expenses as they incur in connection with investigating, responding to or defending any of the foregoing.  Notwithstanding the foregoing or anything to the contrary, the Company will not be responsible to indemnify or reimburse any Indemnified Person for anything resulting from willful misconduct or gross negligence of any Indemnified Person.

(b)           Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding for which indemnification is provided pursuant to this Agreement (“Proceedings”), Purchaser shall, if a claim is to be made hereunder against the Company in respect thereof, notify the Company in writing of the commencement thereof; provided that the omission so to notify the Company shall not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure.  In case any such Proceedings are brought against any Indemnified Person, the Company shall be entitled to participate therein, and, to the extent that it may elect by written notice delivered to Purchaser, to assume the defense thereof, with counsel reasonably satisfactory to Purchaser, provided that if the defendants in any such Proceedings include both such Indemnified Person and the Company and such Indemnified Person shall have reasonably concluded based on the advice of outside counsel that there are legal defenses available to it that are different from or additional to those available to the Company such that representation by counsel for the Company would involve a material conflict of interest, such Indemnified Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person.  The Company shall not be liable to any Indemnified Person for legal expenses incurred by such Indemnified Person in connection with the defense of any Proceeding unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the Company shall not be liable under either this (i) or the following clause (ii) for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Proceedings) or (ii) the Company shall not have employed counsel reasonably satisfactory to Purchaser to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings.

(c)           The Company shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld).  If any settlement of any Proceeding is consummated with the written consent of the Company or if there is a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Article IX.  The Company shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity is provided hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability on the claims that are (1) the subject matter of such Proceedings and (2) subject to indemnification under this Article IX and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 10.1               Survival of Representations and Warranties.  The representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force and effect following the earlier of (i) the termination of this Agreement in accordance with Article XI and (ii) the Closing.

ARTICLE XI

TERMINATION

SECTION 11.1               Termination.  This Agreement and the obligations of the parties hereunder shall terminate automatically without any action by any party if (i) the Company has not filed the Approval Motion within two Business Days following the date of this Agreement, (ii) the Approval Order, in form and substance satisfactory to Purchaser, approving, among other things, the issuance of the Warrants, is not entered by the Bankruptcy Court on or prior to the date that is 43 days after the date of this Agreement or (iii) if the Debtors withdraw the Approval Motion, in each of cases (i), (ii) and (iii) unless Purchaser and the Company otherwise agree in writing.  In addition, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of Purchaser and the Company;

(b)           by Purchaser by written notice to the Company upon the occurrence of any of the following events (which notice shall specify the event upon which such termination is based):

(i)            if the Effective Date and the purchase and sale contemplated by Article I have not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to Purchaser if it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the Closing Date not to occur on or before the Termination Date;

(ii)           if any Bankruptcy Cases of the Company or any Debtor which is a Significant Subsidiary shall have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code or if an interim or permanent trustee or an examiner shall be appointed to oversee or operate any of the Debtors in their Bankruptcy Cases, in each case, except (x) as would not reasonably be expected to have a Material Adverse Effect or (y) with respect to the Bankruptcy Cases for Phase II Mall Subsidiary, LLC, Oakwood Shopping Center Limited Partnership and Rouse Oakwood Shopping Center, LLC;

(iii)          if, from and after the issuance of the Warrants, the Approval Order shall without the prior written consent of each Purchaser, cease to be in full force and effect resulting in the cancellation of any Warrants or a modification of any Warrants, in each case, other than pursuant to their terms, that adversely affects any Purchaser;

(iv)          if, without Purchaser’s consent, the Warrants have not been issued to Purchaser in accordance with Section 5.2, or if after the Warrants are issued, any shares of Common Stock underlying the Warrants cease at any time to be authorized for issuance on a U.S. national securities exchange;

(v)           if there has been a breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or the Company shall have taken any action which, in each case, (A) would result in a failure of a condition set forth in Article VII and (B) cannot be cured prior to the Termination Date, after written notice to the Company of such breach and the intention to terminate this Agreement pursuant to this Section; provided, however, that the right to terminate this Agreement under this Section shall not be available to Purchaser if it has breached in any material respect its obligations under this Agreement;

(vi)          if the Company consummates a Competing Transaction;

(vii)         if the Company or any Subsidiary of the Company issues any shares of Common Stock or New Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock or New Common Stock) at a purchase price (or in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock or New Common Stock, the conversion, exchange, exercise or comparable price) of less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation and related expenses; provided, that for purposes hereof, payments to the Fairholme Investors or the Pershing Investors in accordance with Section 1.4 of the Fairholme Agreement or the Pershing Agreement, respectively, shall not be considered a discount, fee or other compensation) of Common Stock or New Common Stock or converts any claim against any of the Debtors into New Common Stock at a conversion price less than $10.00 per share of Common Stock or New Common Stock (in each case, other than pursuant to (A) the exercise, exchange or conversion of Share Equivalents of the Company existing on the date of this Agreement in accordance with the terms thereof as of the date of this Agreement, (B) the Equity Exchange, (C) the issuance of shares upon the exercise of employee stock options issued pursuant to the Company Option Plans, (D) the issuance of shares as set forth on Section 7.1(u) of the Company Disclosure Letter, or (E) the issuance of shares to existing holders of Common Stock and the Backstop Investors, in each case, pursuant to Section 6.9;

(viii)        [Intentionally Omitted]

(ix)           if the Bankruptcy Court shall have entered a final and non-appealable order denying confirmation of the Plan;

(x)            if this Agreement, including the Plan Summary Term Sheet, or the Plan, is revised or modified (except as otherwise permitted pursuant to this Agreement) by the Company or an order of the Bankruptcy Court or other court of competent jurisdiction in a manner that is unacceptable to Purchaser or a plan of reorganization with respect to the Debtors involving the Transactions that is unacceptable to Purchaser is filed by the Debtors with the Bankruptcy Court or another court of competent jurisdiction;

(xi)           if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (the “Closing Restraint”);

(xii)          prior to the issuance of the Warrants, if the Company (A) makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its decision to support any Competing

Transaction, or the Company or any Subsidiary of the Company enters into a definitive agreement providing for a Competing Transaction or (B) the Company provides notice to Purchaser of the Company’s or any of its Subsidiaries’ decision to enter into a definitive agreement providing for a Competing Transaction pursuant to Section 5.7; or

(c)           by the Company upon the occurrence of any of the following events:

(i)            if the Effective Date and the purchase and sale contemplated by Article I have not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(c)(i) shall not be available to the Company to the extent that it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the Closing Date not to occur on or before the Termination Date (it being agreed that this proviso shall not limit the Company’s ability to terminate this Agreement pursuant to Section 11.1(c)(ii) or any other clause of this Section 11.1(c));

(ii)           prior to the entry of the Confirmation Order, upon notice to Purchaser, for any reason or no reason, effective as of such time as shall be specified in such notice; provided, however, that prior to the entry of the Approval Order, the Company shall not have the right to terminate this Agreement under this Section 11.1(c)(ii) during the 48 hour notice period contemplated by Section 5.7;

(iii)          if all conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement set forth in Article VII shall have been satisfied (other than those conditions that are to be satisfied (and capable of being satisfied) by action taken at the Closing if Purchaser had complied with its obligations under this Agreement) and the transactions contemplated by this Agreement fail to be consummated as a result of the failure of Purchaser to have paid to the Company and GGO, as applicable, all amounts payable by Purchaser under Article I and Article II of this Agreement, by wire transfer of immediately available funds in accordance with the terms of this Agreement;

(iv)          if as of the twentieth (20th) day (or if this twentieth (20th) day is not a Business Day the next Business Day following the date of this Agreement), Purchaser has not (i) received an executed equity commitment from Brookfield Asset Management Inc. (the “Brookfield Equity Commitment Letter”) in the form attached hereto as Exhibit K and (ii) either (A) entered into escrow agreements with members of Purchaser (each an “Equity Provider”) in the form attached hereto as Exhibit L (each an “Escrow Agreement”, and together, the “Escrow Agreements”) pursuant to which such members of Purchaser shall have deposited into an escrow account with Deutsche Bank National Trust Company such funds that when taken together with the commitment contemplated by the Brookfield Equity Commitment Letter shall be sufficient in the aggregate to pay the Purchase Price and the GGO Purchase Price, or (B) such members of Purchaser shall have established one or more Acceptable LCs (as defined in the Escrow Agreements) in lieu of one or more of the escrow accounts contemplated by the Escrow Agreements; or

(v)           if a Closing Restraint is in effect.

SECTION 11.2               Effects of Termination.

(a)           In the event of the termination of this Agreement pursuant to Article XI, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except after the entry of the Approval Order the covenants and agreements made by the parties herein under Section 5.1(c), Section 5.14(a), Article IX and in all circumstances Article XIII shall survive indefinitely in accordance with their terms.  Except as otherwise expressly provided in the Warrants or paragraph (b) below, the Warrants when issued in accordance with Section 5.2 hereof and all obligations of the Company under the Warrant Agreement shall survive any termination of this Agreement.

(b)           In the event of a termination of this Agreement by the Company pursuant to Section 11.1(c)(iii), the Warrants shall automatically be canceled, shall no longer be outstanding or capable of exercise and shall cease to exist.  The foregoing shall be a term of the Warrants.

ARTICLE XII

DEFINITIONS

SECTION 12.1               Defined Terms.  For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

(a)           “2006 Bank Loan” means that certain Second Amended and Restated Credit Agreement, dated as of February 24, 2006, by and among the Company, the Operating Partnership and GGPLP L.L.C., as borrowers, the lenders named therein, Banc of America Securities LLC, Eurohypo AG, New York Branch and Wachovia Capital Markets, LLC, as joint arrangers and joint bookrunners, Eurohypo AG, New York Branch, as administrative agent, Bank of America, N.A. and Wachovia Bank, National Association, as syndication agents, and Commerzbank AG and Lehman Commercial Paper, Inc., as co-documentation agents.

(b)           “Additional Sales Period” means in the case of Section 5.9(a)(iv)(A), the 120 day period following the date of the Company’s notice to Purchaser pursuant to Section 5.9(a)(ii), and in the case of Section 5.9(a)(iv)(B), the 120 day period following (x) the expiration of the 180 day period specified in Section 5.9(a)(iii) or (y) if earlier, the date on which it is finally determined that Purchaser is unable to consummate such purchase contemplated by Section 5.9(a)(iii) within such 180 day period specified in Section 5.9(a)(iii).

(c)           “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(d)           “Brazilian Entities” means those certain Persons in which the Company indirectly owns an interest which own real property assets or have operations located in Brazil.

(e)           “Brookfield Consortium Member” means Brookfield Asset Management Inc. or any controlled Affiliate of Brookfield Asset Management Inc. or any Person of which Brookfield Asset Management Inc. or any Subsidiary or controlled Affiliate of Brookfield Asset Management Inc. is a general partner, managing member or equivalent thereof or a wholly owned subsidiary of the foregoing.

(f)            “Business Day” means any day other than (a) a Saturday, (b) a Sunday, (c) any day on which commercial banks in New York, New York are required or authorized to close by Law or executive order.

(g)           “Cash Equivalents” means as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any State thereof or the District of Columbia having capital, surplus and undivided profits aggregating in excess of $500,000,000, having maturities of not more than 90 days from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition by such Person or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in subsections (a) through (d) above.

(h)           “Clawback Fee” means the aggregate of the $0.25 per share fees paid by the Company to the Fairholme Investors and the Pershing Investors on the Effective Date in accordance with Section 1.4 of the Fairholme Agreement and the Pershing Agreement.

(i)            “Claims” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

(j)            “Closing Date Net Debt” means, as of the Effective Date but prior to giving effect to the Plan, the sum of, without duplication:

(i)                                     the aggregate outstanding Proportionally Consolidated Debt plus any accrued and unpaid interest thereon (including the Contingent and Disputed Debt Claims) plus the amount of the New Debt,

(ii)                                  less the Reinstatement Adjustment Amount,

(iii)                               plus the Permitted Claims Amount,

(iv)                              plus the amount of Proportionally Consolidated Debt attributable to assets of the Company, its Subsidiaries and other Persons in which the Company,

directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of this Agreement and through the Closing, but excluding any deficiency, guaranty or other similar claims associated with the Special Consideration Properties (as such term is defined in the plan of reorganization for the applicable Confirmed Debtor),

(v)                                 less Proportionally Consolidated Unrestricted Cash; provided, however, that the net proceeds attributable to sales of assets of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, or otherwise transferred during the period between the date of this Agreement and through the Closing shall be deducted prior to subtracting Proportionally Consolidated Unrestricted Cash.

(k)           “Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts” means, as of the Effective Date but prior to giving effect to the Plan, the sum of, without duplication:

(i)                                     the aggregate outstanding Proportionally Consolidated Debt plus any accrued and unpaid interest thereon plus the amount of the New Debt,

(ii)                                  plus the amount of Proportionally Consolidated Debt attributable to assets of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of this Agreement and through the Closing, but excluding any deficiency, guaranty or other similar claims associated with the Special Consideration Properties (as such term is defined in the plan of reorganization for the applicable Confirmed Debtor), and

(iii)                               less Proportionally Consolidated Unrestricted Cash; provided, however, that the net proceeds attributable to sales of assets of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, or otherwise transferred during the period between the date of this Agreement and through the Closing shall be deducted prior to subtracting Proportionally Consolidated Unrestricted Cash.

(l)            “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored or maintained by the Company or any of its Significant Subsidiaries for the benefit of any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Significant Subsidiaries has any present or future right to benefits.

(m)          “Company Board” means the board of directors of the Company.

(n)           “Competing Transaction”  means, other than the transactions contemplated by this Agreement or the Plan Summary Term Sheet, or by the Fairholme/Pershing Agreements, any offer or proposal relating to (i) a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any direct or indirect purchase or other acquisition by a “person” or “group” of “beneficial ownership” (as used for purposes of Section 13(d) of the Exchange Act) of, or a series of transactions to purchase or acquire, assets representing 30% or more of the consolidated assets or revenues of the Company and its Subsidiaries taken as a whole or 30% or more of the Common Stock of the Company (or securities convertible into or exchangeable or exercisable for 30% or more of the Common Stock of the Company) or (iii) any recapitalization of the Company or the provision of financing to the Company that shall cause any condition in Section 7.1 not to be satisfied, in each case, other than the recapitalization and financing transactions contemplated by this Agreement and the Plan Summary Term Sheet (or the financing provided by the Fairholme/Pershing Investors pursuant to the Fairholme/Pershing Agreements) or that will be effected together with the transactions contemplated hereby.

(o)           “Conclusive Net Debt Adjustment Statement” means a statement that: (i) sets forth each of the five components of the Closing Date Net Debt (for the avoidance of doubt, this shall include (x) the Permitted Claims Amount, which shall include the Reserve, (y) the Reinstatement Adjustment Amount, and (z) with respect to clauses (i), (iv) and (v) of the definition of Closing Date Net Debt, the Closing Date Net Debt Amount W/O Reinstatement Adjustment and Permitted Claims Amounts as determined through the process provided for in Sections 5.17(a) and 5.17(b) shall be used; provided, however, that such amounts shall be updated to reflect current information regarding cash, Claims, Debt and other similar information and any amendments to this Agreement agreed upon following completion of the process provided for in Sections 5.17(a) and 5.17(b)), and (ii) sets forth the Net Debt Excess Amount or the Net Debt Surplus Amount, as applicable.

(p)           “Contingent and Disputed Debt Claims” means contingent and disputed claims for default interest on (i) that certain promissory note, dated February 8, 2008, by GGP Limited Partnership in favor of The Comptroller of the State of New York, (ii) that certain promissory note, dated February 15, 2007, by GGP Limited Partnership in favor of Ivanhoe Capital LP, and (iii) the loan made to GGP, GGP Limited Partnership and GGPLP L.L.C., as borrowers, under that certain Second Amended and Restated Credit Agreement, dated as of February 24, 2006, under which Eurohypo AG, New York Branch is the Administrative Agent and any amendments, modifications or supplements thereto, in each case to the extent that any such claims have not been ruled on by the Bankruptcy Court or settled prior to the Effective Date.

(q)           “Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

(r)            [Intentionally Omitted.]

(s)           “Corporate Level Debt” means the debt described in Sections II A, H through O, Q, R, S, W and X of the Plan Summary Term Sheet plus accrued and unpaid interest thereon.

(t)            “Debt” means all obligations of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest (a) evidenced by (i) notes, bonds, debentures or other similar instruments (including, for avoidance of doubt, mezzanine debt), or (ii) trust preferred shares, trust preferred units and other preferred instruments, and/or (b) secured by a lien, mortgage or other encumbrance; provided, however, that Debt shall exclude (x) any form of municipal financing including, but not limited to, special improvement district bonds or tax increment financing, (y) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), and (z) intercompany notes or preferred interests between and among the Company and its wholly owned Subsidiaries.

(u)           “DIP Loan” means that certain Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement, dated as of May 15, 2009, by and among the lenders named therein, UBS AG, Stamford Branch, as administrative agent for the lenders, the Company and the Operating Partnership, as borrowers, and the certain subsidiaries of the Company named therein, as guarantors.

(v)           “Disclosure Statement” means the disclosure statement to accompany the Plan as amended, modified or supplemented.

(w)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(x)            “Excess Surplus Amount” means the sum of:  (i) if, after giving effect to the application of the Reserve Surplus Amount to reduce the principal amount of the GGO Promissory Note pursuant to Section 5.17(d), any Reserve Surplus Amount remains, (A) if and to the extent that such Reserve Surplus Amount is less than or equal to the Net Debt Surplus Amount, 80% of such remaining Reserve Surplus Amount, and otherwise (B) 100% of the remaining Reserve Surplus Amount; and (ii) (A) if a GGO Promissory Note is required to be issued at Closing, 80% of the aggregate Offering Premium, if any, less the amount of any reduction in the principal amount of the GGO Promissory Note pursuant to Section 5.17(e) hereof, or (B) if the GGO Promissory Note is not required to be issued at Closing, the sum of (x) 80% of the aggregate Offering Premium and (y) the excess, if any, of 80% of the Net Debt Surplus Amount over the Hughes Amount.

(y)           “Exchangeable Notes” means the 3.98% Exchangeable Senior Notes Due 2027 issued pursuant to that certain Indenture, dated as of April 16, 2007, by and between the Operating Partnership, as issuer, and The Bank of New York Mellon Corporation, as trustee.

(z)            “Excluded Claims” means:

(i)                                     prepetition and postpetition Claims secured by cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens,

(ii)                                  except with respect to Claims related to GGO or the assets or businesses contributed thereto, prepetition and postpetition Claims for all ordinary course trade payables for goods and services related to the operations of the Company and its Subsidiaries (including, without limitation, ordinary course obligations to tenants, anchors, vendors, customers, utility providers or forward contract counterparties related to utility services, employee payroll, commissions, bonuses and benefits (but excluding the Key Employee Incentive Plan approved by the Bankruptcy Court pursuant to an order entered on October 15, 2009 at docket no. 3126), insurance premiums, insurance deductibles, self insured amounts and other obligations that are accounted for, consistent with past practice prior to the Petition Date, as trade payables); provided, however, that Claims or expenses related to the administration and conduct of the Bankruptcy Cases (such as professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of the Company’s and its Subsidiaries’ Bankruptcy Cases and other expenses, fees and commissions related to the reorganization and recapitalization of the Company pursuant to the Plan, including related to this Agreement, the Pershing/Fairholme Agreements, the issuance of the New Debt, Liquidity Equity Issuances and any other equity issuances contemplated by this Agreement and the Plan) shall not be Excluded Claims,

(iii)                               except with respect to Claims related to GGO or the assets or businesses contributed thereto, Claims and liabilities arising from the litigation or potential litigation matters set forth in that certain Interim Litigation Report of the Company dated March 29, 2010 and the Company’s litigation audit response to Deloitte & Touche dated February 25, 2010, both have been made available to Purchaser prior to close of business on March 29, 2010 and other Claims and liabilities arising from ordinary course litigation or potential litigation that was not included in such schedule solely because the amount of estimated or asserted liabilities or Claims did not meet the threshold amount used for the preparation of such schedule, in each case, to the extent that such Claims and liabilities have not been paid and satisfied as of the Effective Date, are continuing following the Effective Date, excluding Claims against or interests in the Debtors arising under or related to the Hughes Agreement (for the avoidance of doubt, Permitted Claims shall include $10 million to be paid in cash with respect to attorneys fees and expenses in connection with the settlement related to the Hughes Heirs Obligations),

(iv)                              except with respect to Claims related to GGO or the assets or businesses contributed thereto, all tenant, anchor and vendor Claims required to be cured pursuant to section 365 of the Bankruptcy Code, in connection with the assumption of an executory contract or unexpired lease under the Plan,

(v)                                 any deficiency, guaranty or other similar Claims associated with the Special Consideration Properties (as such term is defined in the plans of reorganization for the applicable Confirmed Debtors),

(vi)                              MPC Taxes,

(vii)                           surety bond Claims relating to Claims of the type identified in clauses (i) through (vi) of this definition,

(viii)                        GGO Setup Costs (other than professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of the Company’s and its Subsidiaries’ Bankruptcy Cases), and

(ix)                                any liabilities assumed by GGO and paid on the Effective Date by GGO or to be paid after the Effective Date by GGO (for avoidance of doubt, this includes any Claims that, absent assumption of the liability by GGO, would be a Permitted Claim).

(aa)         “Fully Diluted Basis” means all outstanding shares of the Common Stock, New Common Stock or GGO Common Stock, as applicable, assuming the exercise of all outstanding Share Equivalents (other than (x) any options issued to an employee of the Company or its Subsidiaries pursuant to the terms of a Company Benefit Plan or to an employee of GGO or its Subsidiaries pursuant to the terms of an employee equity plan of GGO or (y) preferred UPREIT Units) without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents.

(bb)         “GAAP” means generally accepted accounting principles in the United States.

(cc)         “GGO Common Share Amount” means 32,468,326 plus a number (rounded up to the nearest whole number) equal to 0.1 multiplied by the number of shares of Common Stock issued on or after the Measurement Date and prior to the record date of the GGO Share Distribution as a result of the exercise, conversion or exchange of any Share Equivalents of the Company outstanding on the Measurement Date into Common Stock and employee stock options issued pursuant to the Company Option Plans.

(dd)         “GGO Note Amount” means:  (i) in the event there is a Net Debt Excess Amount, the sum of the Net Debt Excess Amount set forth on the Conclusive Net Debt Adjustment Statement and the Hughes Heirs Obligations to the extent satisfied with assets of the Company (including cash (but excluding any cash paid prior to the Effective Date in settlement or satisfaction of Hughes Heirs Obligations which had the effect of reducing Proportionally Consolidated Unrestricted Cash for purposes of calculating Closing Date Net Debt, Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts, and Net Debt Excess Amount/Net Debt Surplus Amount, as applicable) or shares of New Common Stock, but excluding Identified Assets) (such amount so satisfied, but excluding $10 million to be paid in cash with respect to attorneys fees and expenses, the “Hughes Amount”); and (ii) in the event there is a Net Debt Surplus Amount, the Hughes Amount less 80% of the Net Debt Surplus Amount, provided, that in no event shall the GGO Note Amount be less than zero.

(ee)         “GGO Promissory Note” means an unsecured promissory note payable by GGO (or one of its Subsidiaries, provided that the GGO Promissory Note is guaranteed by GGO) in favor of the Operating Partnership in the aggregate principal amount of the GGO Note Amount, as adjusted pursuant to Section 5.17(d), Section 5.17(e) and Section 5.17(g), (i) bearing interest at a rate equal to the lower of (x) 7.5% per annum and (y) the weighted average effective rate of interest payable (after giving effect to the payment of any underwriting and all other discounts, fees and any other compensation) on each series of New Debt issued in connection with the Plan and (ii) maturing on the fifth anniversary of the Closing Date (or if such date is not a Business Day, the next immediately following Business Day), and (iii) including prohibitions on dividends and distributions, no financial covenants and such other customary terms and conditions as reasonably agreed to by Purchaser and the Company.

(ff)                                [Intentionally Omitted.]

(gg)         “GGO Setup Costs” means such cash liabilities, costs and expenses as may be incurred by the Company or its Subsidiaries in connection with the formation and organization of GGO and the implementation of the GGO Share Distribution, including any and all liabilities for any sales, use, stamp, documentary, filing, recording, transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any taxing authority, in each case, determined as of the Effective Date and further including, to the extent the Company or any Subsidiary of the Company has made or will make a payment to reduce the principal amount of the mortgage related to 110 N. Wacker Drive, Chicago, Illinois, then 50% of any such payment or contractual obligation to make a payment.

(hh)         [Intentionally Omitted.]

(ii)           “Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or any other self-regulatory organizations.

(jj)           “Hughes Agreement” means that certain Contingent Stock Agreement, effective as of January 1, 1996, by The Rouse Company in favor of and for the benefit of the Holders (named in Schedule I thereto) and the Representatives (therein defined), as amended.

(kk)         “Hughes Heirs Obligations” means claims or interests against the Debtors arising under or relating to sections 2.07 and 2.08 of the Hughes Agreement and pertaining to the delivery of contingent shares for business units to be valued as of December 31, 2009 and claims arising out of or related to the foregoing.

(ll)           “Indebtedness” means, with respect to a Person without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, trust preferred shares, trust preferred units and other preference instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations in respect of capital leases under GAAP of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) the monetary obligations of a Person under (x) a so-called synthetic, off-balance sheet or tax retention lease, or (y) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment) (each, a “Synthetic Lease Obligation”), (h) guaranties of such Person with respect to obligations of the type described clauses (a) through (g) above, (i) all obligations of other Persons of the kind referred to in clauses (a) through (h) above secured by any lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) the net obligations of such Person in respect of hedge agreements and swaps and (k) any obligation that, in accordance with GAAP, would be required to be reflected as debt on the consolidated balance sheet of such Person.

(mm)       “Joint Venture” means a Subsidiary of the Company which is owned partly by another Subsidiary of the Company and partly by a third party.

(nn)         “Knowledge” of the Company means the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 12.1(ll) of the Company Disclosure Letter.

(oo)         “Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, decisions, injunctions, writs, decrees, applicable to the Company or any of its Subsidiaries or Purchaser, as applicable, or their respective properties or assets.

(pp)         “Liquidity Equity Issuances” means issuances of shares of New Common Stock in the Plan for cash in an aggregate amount of up to 65,000,000 shares of New Common Stock.

(qq)         “Material Adverse Effect” means any change, event or occurrence which (x) has a material adverse effect on the results of operations or financial condition of the Company and its direct and indirect Subsidiaries taken as a whole, other than changes, events or occurrences (i) generally affecting (A) the retail mall industry in the United States or in a specific geographic area in which the Company operates, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates or the availability of capital, or (ii) arising out of, resulting from or attributable to (A) changes in Law or regulation or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of any agreement between the Company and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, or the consummation of the transactions contemplated hereby or operating performance or reputational issues arising out of or associated with the Bankruptcy Cases, including the impact thereof on relationships, contractual or otherwise, with tenants, customers, suppliers, distributors, partners or employees, or any litigation or claims arising from allegations of breach of fiduciary duty or violation of Law or otherwise, related to the execution or performance of this Agreement or the transactions contemplated hereby, including, without limitation, any developments in the Bankruptcy Cases, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the this Agreement, (D) earthquakes, hurricanes, tornadoes or other natural disasters, (E) any action taken by the Company or its Subsidiaries as contemplated or permitted by any agreement between the Company and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, or with Purchaser’s consent, or any failure by the Company to take any action as a result of any restriction contained in any agreement between the Company and/or its Affiliates, on the one hand, and Purchaser and/or its Affiliates, on the other hand, or (F) in each case in and of itself, any decline in the market price, or change in trading volume, of the capital stock or debt securities of the Company or any direct or indirect subsidiary thereof, or any failure to meet publicly announced or internal revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including, without limitation, revenues, net operating incomes, cash flows or cash positions, it being further understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of the capital stock or debt securities of the Company or such failure to meet internal projections or forecasts as described in the preceding clause (F), as the case may be, may be the cause of a Material Adverse Effect; so long as, in the case of clauses (i)(A) and (i)(B), such changes or events do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other entities that own and manage retail malls throughout the United States, or (y) materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the other agreements executed in connection with the transactions contemplated hereby.

(rr)           “Material Contract” means, with respect to the Company and its Subsidiaries, any:

(i)                                     Contract that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, had the Company been the registrant referred to in such regulation; or

(ii)                                  Contract for capital expenditures, the future acquisition or construction of fixed assets or the future purchase of materials, supplies or equipment that provides for the payment by the Company or its Subsidiaries of more than $5,000,000 and is not terminable by the Company or any of its Subsidiaries by notice of not more than sixty (60) days for a cost of less than $1,000,000.

(ss)         “MPC Assets” means residential and commercial lots in the “master planned communities” owned, for federal income tax purposes, by Howard Hughes Properties, Inc. or The Hughes Corporation or related to the Emerson Master Planned Community.

(tt)           “MPC Taxes” means all liability for income Taxes in respect of sales of MPC Assets sold prior to the date of this Agreement.

(uu)         [Intentionally Omitted.]

(vv)         “Net Debt Excess Amount” means, the amount, which shall in no event be less than $0, that is calculated by subtracting the Target Net Debt from the Closing Date Net Debt (as reflected on the Conclusive Net Debt Adjustment Statement).

(ww)       “Net Debt Surplus Amount” means, the amount, which shall in no event be less than $0, that is calculated by subtracting Closing Date Net Debt (as reflected on the Conclusive Net Debt Adjustment Statement) from the Target Net Debt.

(xx)          “Non-Control Agreement” means the Non-Control Agreement the form of which is attached hereto as Exhibit M.

(yy)         “Non-Controlling Properties” means the Company Properties listed on Section 12.1(ww) of the Company Disclosure Letter.  Each of the Non-Controlling Properties is owned by a Joint Venture in which neither the Company nor any of its Subsidiaries is a controlling entity.  For purposes of this Section 12.1(yy), the term “control” shall mean, possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, however, that the rights of any Person to exercise Major Decision Rights under a Joint Venture shall not constitute or be deemed to constitute “control” for the purposes hereof.  “Controlling” and “controlled” shall have meanings correlative thereto.  For purposes of this Section 12.1(yy), the term “Major Decision Rights” shall mean, the right to, directly or indirectly, approve, consent to, veto or exercise a vote in connection with a Person’s voting or other decision-making authority in respect of the collective rights, options, elections or obligations of such Person under a Joint Venture.

(zz)          “Offering Premium” means, with respect to any shares of New Common Stock issued for cash in conjunction with issuances of New Common Stock or Share Equivalents permitted by this Agreement (including any Liquidity Equity Issuance) and completed prior to the date that is the last to occur of (x) 45 days after the Effective Date, (y) the Settlement Date (as defined in the Pershing Agreement), if applicable, and (z) the Bridge Note Maturity Date (as defined in the Pershing Agreement), if applicable, the product of (i) (A) the per share offering price of the shares of New Common Stock (or offering price of Share Equivalents corresponding to one underlying share of New Common Stock) issued (net of all underwriting and other discounts, fees or other compensation, and related expenses; provided, that for purposes hereof, payments to the Fairholme Investors or the Pershing Investors in accordance with Section 1.4 of the Fairholme Agreement or the Pershing Agreement, respectively, shall not be considered a discount, fee or other compensation or related expense) less (B) the Per Share Purchase Price and (ii) the number of shares of New Common Stock sold pursuant thereto.  For the purposes hereof, the issuance for cash of notes mandatorily convertible into New Common Stock on the Effective Date shall constitute an issuance of the underlying number of shares of New Common Stock for cash at a price per share offering equal to the offering price for the corresponding amount of notes.  For the avoidance of doubt, the Clawback Fee will not be taken into account when calculating Offering Premium.

(aaa)       “Operating Partnership” means GGP Limited Partnership, a Delaware limited partnership and a Subsidiary of the Company.

(bbb)      “Permitted Claims” means, as of the Effective Date, other than Excluded Claims, (a) all Claims against the Debtors covered by the Plan (the “Plan Debtors”) that are classified in those certain classes of Claims described in Sections II B through E, G and P in the Plan Summary Term Sheet (the “PMA Claims”), (b) all Claims or other amounts required to be paid pursuant to the Plan to indenture trustees or similar servicing or administrative agents, with respect to administrative fees incurred by or reimbursement obligations owed to such indenture trustees or similar servicing or administrative agents in their capacity as such under the Corporate Level Debt documents, (c) any claims of a similar type as the PMA Claims that are or have been asserted against affiliates of the Plan Debtors that are or were debtors in the Bankruptcy Cases and for which a plan of reorganization has already been confirmed (the “Confirmed Debtors”), (d) Claims or interests against the Debtors arising under or related to the Hughes Agreement (other than Hughes Heirs Obligations) plus $10 million to be paid in cash with respect to attorneys fees and expenses in connection with the settlement related to the Hughes Heirs Obligations, (e) surety bond Claims relating to the types of Claims identified in clauses (a) through (d) of this definition, and (f) the Clawback Fee.

(ccc)       “Permitted Claims Amount” means, as of the Effective Date, an amount equal to the sum of, without duplication, (a) the aggregate amount of accrued and unpaid Permitted Claims that have been allowed (by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date, plus (b) the aggregate amount of the reserve to be estimated pursuant to the Plan with respect to accrued and unpaid Permitted Claims that have not been allowed or disallowed (in each case by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date (the “Reserve”), plus (c) the aggregate amount of the GGO Setup Costs (other than professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of the Company’s and its Subsidiaries’ Bankruptcy Cases) as of the Effective Date; provided, however, that there shall be no duplication with any amounts otherwise included in Closing Date Net Debt.

(ddd)      “Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

(eee)       “Preliminary Closing Date Net Debt Review Deadline” means the end of the Preliminary Closing Date Net Debt Review Period, which date shall be the first business day that is at least twenty (20) calendar days after delivery of the Preliminary Closing Date Net Debt Schedule, and which shall be the deadline by which Purchaser shall deliver to the Company a Dispute Notice.

(fff)         “Preliminary Closing Date Net Debt Review Period” means the period between the Company’s delivery of the Preliminary Closing Date Net Debt Schedule and the Preliminary Closing Date Net Debt Review Deadline.

(ggg)      “Proportionally Consolidated Debt” means consolidated Debt of the Company less (1) all Debt of Subsidiaries of the Company that are not wholly-owned and other Persons in which the Company, directly or indirectly, holds a minority interest, to the extent such Debt is included in consolidated Debt, plus (2) the Company’s share of Debt for each non-wholly owned Subsidiary of the Company and each other Persons in which the Company, directly or indirectly, holds a minority interest based on the company’s pro-rata economic interest in each such Subsidiary or Person or, to the extent to which the Company is directly or indirectly (through one or more Subsidiaries or Persons) liable for a percent of such Debt that is greater than such pro-rata economic interest in such Subsidiary or Person, such larger amount; provided, however, for purposes of calculating Proportionally Consolidated Debt, the Debt of the Brazilian Entities shall be deemed to be $110,437,781.

(hhh)      “Proportionally Consolidated Unrestricted Cash” means the consolidated Unrestricted Cash of the Company less (1) all Unrestricted Cash of Subsidiaries of the Company that are not wholly-owned and Persons in which the Company, directly or indirectly, owns a minority interest, to the extent such Unrestricted Cash is included in consolidated Unrestricted Cash of the Company, plus (2) the Company’s share of Unrestricted Cash for each non-wholly owned Subsidiary of the Company and Persons in which the Company, directly or indirectly, owns a minority interest based on the Company’s pro-rata economic interest in each such Subsidiary or Person; provided, however, for purposes of calculating Proportionally Consolidated Unrestricted Cash, the Unrestricted Cash of the Brazilian Entities shall be deemed to be $82,000,000, provided, further, that any distributions of Unrestricted Cash made from the date of this Agreement to the Closing by Brazilian Entities to the Company or any of its Subsidiaries shall be disregarded for purposes of calculating Proportionally Consolidated Unrestricted Cash.

(iii)          “Reinstatement Adjustment Amount” means $5,426,250,000.

(jjj)          [Intentionally Omitted.]

(kkk)       “Reserve Surplus Amount” means, as of any date of determination, (x) the Reserve minus (y) the aggregate amount paid with respect to Permitted Claims through such date of determination to the extent such Permitted Claims were included in the calculation of the Reserve minus (z) any amount included in the Reserve with respect to Permitted Claims that the Company Board, based on the exercise of its business judgment and information available to the Company Board as of the date of determination, considers necessary to maintain as a reserve against Permitted Claims yet to be paid.

(lll)          “Rights Agreement” means that certain Rights Agreement, dated as of November 18, 1998, by and between the Company and BNY Mellon Shareowner Services, as successor to Norwest Bank Minnesota, N.A., as amended on November 10, 1999, December 31, 2001 and November 18, 2008, and from time to time.

(mmm)    “Rouse Bonds” means (i) the 6-3/4% Senior Notes Due 2013 issued pursuant to the Indenture, dated as of May 5, 2006, by and among The Rouse Company LP and TRC Co-Issuer, Inc., as co-issuers and The Bank of New York Mellon Corporation, as trustee, (ii) unsecured debentures issued pursuant to the Indenture, dated as of February 24, 1995, by and between The Rouse Company, as issuer, and The Bank of New York Mellon Corporation, as trustee, and (iii) any notes to be issued pursuant to the Plan on the Effective Date by The Rouse Company LP to the holders of the Rouse Bonds specified in (i) and (ii) above who elect to receive such notes.

(nnn)      “Share Equivalent” means any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock, New Common Stock or GGO Common Stock, as applicable.

(ooo)      “Significant Subsidiaries” means the operating Subsidiaries of the Company that generated revenues in excess of $30,000,000 for the year ended December 31, 2009.

(ppp)      “Subsidiary” means, with respect to a Person (including the Company), (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, (c) a limited liability company of which such Person, or a Subsidiary of such Person, is a managing member or (d) any other Person (other than a company) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

(qqq)      “Target Net Debt” means $22,970,800,000.

(rrr)         “Tax Matters Agreement” means that certain Tax Matters Agreement to be entered into by the Company and GGO in connection with the GGO Share Distribution, substantially in the form attached hereto as Exhibit O.

(sss)       “Tax Protection Agreements” means any written agreement to which the Company, its Operating Partnership or any other Subsidiary is a party pursuant to which:  (i) in connection with the deferral of income Taxes of a holder of interests in the Operating Partnership, the Company, the Operating Partnership or the other Subsidiaries have agreed to (A) maintain a minimum level of Indebtedness or continue any particular Indebtedness, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner; and/or (ii) limited partners of the Operating Partnership have guaranteed Indebtedness of the Operating Partnership.

(ttt)         “Termination Date” means December 31, 2010; provided, that in the event the Company delivers a written notice (the “Termination Date Extension Notice”) identifying the applicable clause below pursuant to which the extension is being effected to Purchaser on or prior to December 31, 2010, the Company may elect to extend the Termination Date if:

(i)                                     the Confirmation Order shall have been entered on or before December 15, 2010, to any date on or prior to January 31, 2011 (as specified in the Termination Date Extension Notice), provided that, during such extension, the Company shall use its reasonable best efforts to take all actions and to do all things necessary, proper and advisable to consummate the transactions contemplated hereby and to cause the conditions to Closing to be satisfied in a timely manner; or

(ii)                                  (A) all conditions to the obligations of Purchaser to consummate the Closing set forth in Article VII shall have been satisfied (other than those conditions that are to be satisfied (and capable of being satisfied) by action taken at the Closing if (1) Purchaser and each purchaser under the Fairholme/Pershing Agreements (each, an “Other Sponsor”) had complied with its obligations under this Agreement and the Fairholme/Pershing Agreements, as applicable, and (2) the Brookfield Equity Commitment Letter, the Escrow Agreements and any letter of credit contemplated thereby (each, a “Funding Document”) had been complied with) and (B) the transactions contemplated by this Agreement or the Fairholme/Pershing Agreements fail to be consummated as a result of a failure of any Funding Document to be complied with, the failure of Purchaser to fund the amounts it is required to fund pursuant to Article I or the failure of the Fairholme/Pershing Investors to fund the purchase price under the Fairholme/Pershing Agreements, to any date on or prior to (X) if either Fairholme/Pershing Agreement shall not have been terminated in accordance with its terms and any Other Sponsor fails to fund, March 31, 2011 (as specified in the Termination Date Extension Notice) in order to pursue remedies against the non-compliant Other Sponsors or (Y) if Purchaser fails to fund, the earlier of the one (1) year anniversary of the date of a Termination Date Extension Notice given pursuant to this clause (Y) and December 31, 2011 (as specified in the Termination Date Extension Notice) in order to pursue remedies against Purchaser, in each case, to seek to cause the Closing to be consummated, provided that, during such extensions specified in clause (X) or (Y) of this clause (ii), the Company shall use its reasonable best efforts to take all actions and to do all things necessary, proper and advisable to consummate the transactions contemplated hereby and to cause the conditions to Closing to be satisfied in a timely manner.

(uuu)      “Transactions” means the purchase of the Shares and the GGO Shares and the other transactions contemplated by this Agreement.

(vvv)      “TRUPS” means certain preferred securities issued by GGP Capital Trust I.

(www)    “Unrestricted Cash” means all cash and Cash Equivalents of the Company and of the Subsidiaries of the Company, but excluding any cash or Cash Equivalents that are controlled by or subject to any lien, security interest or control agreement, other preferential arrangement in favor of any creditor or otherwise encumbered or restricted in any way; provided that cash and Cash Equivalents of the Company and of the Subsidiaries of the Company that are controlled by or subject to any lien, security interest, control agreement, preferential arrangement or other encumbrance or restriction pursuant to the New DIP Agreement shall not be excluded from “Unrestricted Cash.”

(xxx)      “Unsecured Indebtedness” means all indebtedness of the Company for borrowed money or obligations of the Company evidenced by notes, bonds, debentures or other similar instruments that are not secured by a lien on any Company Property or other assets of the Company or any Subsidiary.

(yyy)      “UPREIT Units” means preferred or common units of limited partnership interests of the Operating Partnership.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1             Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows:  (x) on the date delivered, if personally delivered; (y) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (z) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)           If to Purchaser, to:

REP Investments LLC
c/o Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street
P.O. Box 762
Toronto, Ontario M5J 2T3
Canada
Attention:                                         Joseph Freedman

Facsimile:                                       (416) 365-9642

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:                           Marc Abrams, Esq.
                                                                                  Gregory B. Astrachan, Esq.
                                                                                  Paul V. Shalhoub, Esq.

Facsimile:                         (212) 728-8111

(b)           If to the Company, to:

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606
Attention:  Ronald L. Gern, Esq.
Facsimile:   (312) 960-5485

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:                           Marcia L. Goldstein, Esq.

                                                                                  Frederick S. Green, Esq.
                                                                                  Gary T. Holtzer, Esq.
                                                                                  Malcolm E. Landau, Esq.
Facsimile:                           (212) 310-8007

SECTION 13.2             Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.  Notwithstanding the previous sentence, this Agreement, or Purchaser’s rights, interests or obligations hereunder, may be assigned or transferred, in whole or in part, by Purchaser to Brookfield Consortium Members; provided, that any such assignee assumes the obligations of Purchaser hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as Purchaser and the Designation Conditions are otherwise satisfied.  Notwithstanding the foregoing or any other provisions herein, no such assignment shall relieve Purchaser of its obligations hereunder if such assignee fails to perform such obligations.  The Company agrees that Purchaser may designate to Blackstone Real Estate Partners VI L.P., a Delaware limited partnership (together with its permitted assigns, “Blackstone”), (i) Purchaser’s right to purchase 19,083,970 of the Shares (the “Blackstone Assigned Shares”) and 200,382 of the GGO Shares (together with the Blackstone Assigned Shares, the “Blackstone Assigned Securities”), in each case, that Purchaser is entitled to purchase at Closing pursuant to this Agreement, (ii) Purchaser’s right to receive 2,500,000 of the New Warrants (the “Blackstone Assigned Warrants”) and 166,667 of the GGO Warrants, in each case, issuable to Purchaser pursuant to this Agreement, (iii) Purchaser’s right to receive 7.634% of Purchaser’s compensation in the form of New Common Stock with respect to the GGP Backstop Rights Offering and other rights of Purchaser set forth in Section 6.9(a) and Section 6.9(b) in the event Purchaser designates Blackstone as one of its designees to subscribe for New Common Stock in such GGP Backstop Rights Offering, and (iv) Purchaser’s right to receive 7.634% of the shares of Common Stock (and other Share Equivalents) which are offered to Purchaser pursuant to Purchaser’s pre-Closing subscription rights set forth in Section 7.1(u) in the event Purchaser elects to purchase the shares offered to it in such offering, provided that (1) the Company’s agreement as aforesaid is subject to Blackstone (A) paying to the Company and GGO, as applicable, by wire transfer of immediately available funds at the Closing the aggregate purchase price payable pursuant to this Agreement for the Blackstone Assigned Securities (the “Blackstone Purchase Price”) and the purchase price for shares received by Blackstone pursuant to clauses (iii) and (iv) above, (B) agreeing in a writing reasonably satisfactory to, and for the benefit of, the Company that the Blackstone Assigned Securities shall be subject to such transfer restrictions/lock-ups as contemplated by Section 6.4 of the Pershing Agreement (and not the longer lock-ups applicable to shares sold to Purchaser), including being subject to a limited 120-day lock-up in connection with certain equity sales within 30 days of the Effective Date but excluding any restrictions imposed by the Non-Control Agreement, and (C) entering into joinder agreements reasonably acceptable to, and for the benefit of, the Company with respect to the provisions of clause (B) and the registration rights agreement referred to in the following sentence, and (2) in no event shall Purchaser be released from any of its obligations hereunder (including in respect of the Blackstone Assigned Securities) unless and until Blackstone shall have complied with clauses (A), (B) and (C) above.  In the event of the closing of the purchase by Blackstone from the Company and GGO, as applicable, of the Blackstone Assigned Securities and the payment by Blackstone to the Company and GGO, as applicable, of the Blackstone Purchase Price at Closing as aforesaid, (x) Purchaser shall be released from the obligation to pay the Company the purchase price for the Blackstone Assigned Securities (but not from the obligation to pay the purchase price pursuant to this Agreement for any other Shares or GGO Shares or other obligations hereunder) and (y) the shelf registration statement contemplated by Section 7.1(l) of the Pershing Agreement shall cover the resale by Blackstone of the Blackstone Assigned Shares and the New Common Stock issuable upon exercise of the Blackstone Assigned Warrants and the registration rights agreement of the Company referenced in Section 7.1(l) of the Pershing Agreement shall include Blackstone and its securities to the same extent as it applies to the Pershing Investors and their securities (except that demand registration rights shall not be available to Blackstone).  Blackstone may assign the foregoing rights, in whole or in part, to one or more Affiliates, provided that no such assignment shall release Blackstone Real Estate Partners VI L.P. from any obligations assigned by Purchaser to it.  Except as provided in Article IX with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.  Notwithstanding the foregoing or any other provisions herein to the contrary, Purchaser may not assign any of its rights, interests or obligations under this Agreement, to the extent such assignment would affect the securities Laws exemptions applicable to this transaction.

SECTION 13.3             Prior Negotiations; Entire Agreement.  This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with their terms and shall terminate no earlier than this Agreement.

SECTION 13.4             Governing Law; Venue.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  BOTH PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND BOTH PARTIES WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.

SECTION 13.5             Company Disclosure Letter.  The Company Disclosure Letter shall be arranged to correspond to the Articles and Sections of this Agreement, and the disclosure in any portion of the Company Disclosure Letter shall qualify the corresponding provision in Article III and any other provision of Article III to which it is reasonably apparent on the face of the disclosure that such disclosure relates.  No disclosure in the Company Disclosure Letter relating to any possible non-compliance, breach or violation of any Contract or Law shall be construed as an admission that any such non-compliance, breach or violation exists or has actually occurred.  In the Company Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement and (b) the Section numbers correspond to the Section numbers in this Agreement.

SECTION 13.6             Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

SECTION 13.7             Expenses.  Each party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

SECTION 13.8             Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

SECTION 13.9             Construction.

(a)           The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b)           Unless the context otherwise requires, as used in this Agreement:  (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; (vii) the terms “Article,” “Section,” and “Schedule” refer to the specified Article, Section, or

Schedule of or to this Agreement; and (viii) the term “beneficially own” shall have the meaning determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof; provided, however, that a Person will be deemed to beneficially own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions.  The terms “beneficial ownership” and “beneficial owner” have correlative meanings.

(c)           Notwithstanding anything to the contrary, and for all purposes of this Agreement, any public announcement or filing of factual information relating to the business, financial condition or results of the Company or its Subsidiaries, or a factually accurate (in all material respects) public statement or filing that describes the Company’s receipt of an offer or proposal for a Competing Transaction and the operation of this Agreement with respect thereto, or any entry into a confidentiality agreement, shall not be deemed to evidence the Company’s or any Subsidiary’s support, or intention to support, any Competing Transaction.

(d)           In the event of a conflict between the terms and conditions of this Agreement and the Plan Summary Term Sheet, the terms and conditions of this Agreement shall govern.

SECTION 13.10          Adjustment of Share Numbers and Prices.  The number of Shares to be purchased by Purchaser at the Closing pursuant to Article I, the Per Share Purchase Price, the GGO Per Share Purchase Price, the number of GGO Shares to be purchased by Purchaser pursuant to Article II and any other number or amount contained in this Agreement which is based upon the number or price of shares of GGP or GGO shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Common Stock, New Common Stock or GGO Common Stock that occurs during the period between the date of this Agreement and the Closing.  In addition, if at any time prior to the Closing, the Company or GGO shall declare or make a dividend or other distribution whether in cash or property (other than a dividend or distribution payable in common stock of the Company or GGO, as applicable, the GGO Share Distribution or a distribution of rights contemplated hereby), the Per Share Purchase Price or the GGO Per Share Purchase Price, as applicable, shall be proportionally adjusted thereafter by the Fair Market Value (as defined in the Warrant Agreement) per share of the dividend or distribution.  If a transaction results in any adjustment to the exercise price for and number of Shares underlying the Warrants pursuant to Article 5 of the Warrant Agreement, the exercise price for and number of shares underlying each of the New Warrants and GGO Warrants described in Section 5.2 of this Agreement shall be adjusted for that transaction in the same manner.

SECTION 13.11          Certain Remedies.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that, subject to clause (c) below, the parties shall be entitled to specific performance of the terms of this Agreement.  This right shall include the right of the Company to (i) fully enforce, or require Purchaser to fully enforce, the terms of the Brookfield Equity Commitment Letter against the Equity Provider party thereto to the fullest extent possible pursuant to the Brookfield Equity Commitment Letter and applicable Law and (ii) require Purchaser to deliver a Closing Funding Certification (as defined in the Escrow Agreements) in accordance with, and subject to, the applicable provisions of the Escrow Agreement, including Section 4(d) thereof (or the corollary provisions of any Acceptable LC) and upon concurrent funding pursuant to the Brookfield Equity Commitment Letter (the financing referred to in clauses (i) and (ii) of this Section 13.11(a) being referred to herein as the “Equity Financing”) and to cause Purchaser to pay the Purchase Price and the GGO Purchase Price and consummate the Transactions on the terms and subject to the provisions set forth in this Agreement.  It is explicitly agreed that the Company shall be entitled to seek specific performance of Purchaser’s obligation to cause the Equity Financing to be funded to fund the Purchase Price and the GGO Purchase Price only in the event that (x) all conditions in Article VII have been satisfied (other than those conditions that are to be satisfied (and capable of being satisfied) by action taken at the Closing if Purchaser had complied with its obligations under this Agreement and the Financing Commitments had been complied with) at the time when the Closing would have occurred but for the failure of the Purchase Price and the GGO Purchase Price to be funded, and (y) the Company has irrevocably confirmed that if specific performance is granted and the Purchase Price and the GGO Purchase Price are funded, then the Closing will occur.  Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  Further, the parties agree that the Company’s right to demand specific performance of the purchase obligations contained herein shall be limited to complete performance, and not subject to partial performance or the sale of less than all of the Shares to be purchased by Purchaser hereunder and shall be further conditioned upon the concurrent funding pursuant to, and in accordance with, the Brookfield Equity Commitment Letter.

(b)           THE COMPANY HEREBY AGREES THAT, PRIOR TO THE CLOSING, SPECIFIC PERFORMANCE (AND AN INJUNCTION OR INJUNCTIONS, WITHOUT NECESSITY OF PROVING DAMAGES OR POSTING A BOND OR OTHER SECURITY, TO PREVENT BREACHES OF THIS AGREEMENT) SHALL BE ITS SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO BREACHES BY PURCHASER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THAT IT MAY NOT SEEK OR ACCEPT ANY OTHER FORM OF RELIEF THAT MAY BE AVAILABLE FOR BREACH UNDER THIS AGREEMENT, THE ESCROW AGREEMENTS, THE BROOKFIELD EQUITY COMMITMENT LETTER, ANY ACCEPTABLE LC OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING MONETARY DAMAGES).

(c)           Prior to the entry of the Confirmation Order, other than with respect to (i) the indemnification obligations of the Company set forth in Article IX and (ii) the Company’s obligations under Section 5.1(c), Purchaser’s right to receive the Warrants on the terms and subject to the conditions set forth in this Agreement shall constitute the sole and exclusive remedy of any nature whatsoever (whether for monetary damages, specific performance, injunctive relief, or otherwise) of Purchaser against the Company for any harm, damage or loss of any nature relating to or as a result of any breach of this Agreement by the Company or the failure of the Closing to occur for any reason; provided, that, following the entry of the Approval

Order, Purchaser shall be entitled to specific performance of the Company’s obligation to issue the Warrants as well as the Company’s obligations under Article IX and Section 5.1(c) hereof.

(d)           Following entry of the Confirmation Order, Purchaser shall be entitled to specific performance of terms of this Agreement, in addition to any other applicable remedies at law.

(e)           Following the Closing, each of the parties shall be entitled to an injunction or injunctions (without necessity of proving damages or posting a bond or other security) to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, in addition to any other applicable remedies at law or equity.

(f)            The Company, on behalf of itself and its respective heirs, successors, and assigns, hereby covenants and agrees never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any member of Purchaser by reason of or in connection with the Transaction, provided, however, that nothing shall prohibit the Company from instituting an action for specific performance against Purchaser in connection with this Agreement in accordance with the provisions of this Section 13.11 or from instituting an action against Escrow Agent for release of the Escrow Amounts.

SECTION 13.12          Bankruptcy Matters.  For the avoidance of doubt, all obligations of the Company and its Subsidiaries in this Agreement are subject to and conditioned upon (a) with respect to the issuance of the Warrants and the other obligations contained in the Approval Order, including approval of the indemnification provisions of Article IX hereof, entry of the Approval Order, and (b) with respect to the remainder of the provisions hereof, entry of the Confirmation Order.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Thomas H. Nolan, Jr.
Name: Thomas H. Nolan, Jr.
Title: President and Chief Operating Officer

BROOKFIELD RETAIL HOLDINGS LLC

(formerly REP Investments LLC)

BY:	Brookfield Asset Management Private Institutional Capital Adviser (Canada) L.P., its managing member

	By:	Brookfield Private Funds Holdings Inc., its general partner

	By	/s/ Karen Ayre
Name: Karen Ayre
Title: Vice President

	By:	/s/ Moshe Mandelbaum
Name: Moshe Mandelbaum
Title: Vice President

[SIGNATURE PAGE OF AMENDED AND RESTATED CORNERSTONE INVESTMENT AGREEMENT]